Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

BY AND AMONG

DUPONT DE NEMOURS, INC.,

DUPONT E&I HOLDING, INC.

AND

CELANESE CORPORATION

_______________________

Dated as of February 17, 2022

i

EXHIBITS

Exhibit A	Accounting Principles
Exhibit B	Example Calculation of Closing Net Working Capital
Exhibit D	Form of Dublin-Milan Transition Services Agreement
Exhibit E	Form of Transitional House Marks Trademark License Agreement
Exhibit F	Form of Intellectual Property Cross-License Agreement
Exhibit G	Form of Milan-Dublin Transition Services Agreement
Exhibit H	Form of Product Supply Agreement
Exhibit I	Form of Operating Services Agreement
Exhibit J	Form of Regulatory Transfer and Support Agreement
Exhibit K	Form of Site Services Agreement
Exhibit L	Form of DuPont TMODS Dynamic Process Simulation Software Agreement
Exhibit M	Form of Toll Manufacturing Agreement
Exhibit N	Form of Umbrella Secrecy Agreement
Exhibit O	Form of Ground Lease
Exhibit P	Form of Space Lease

TRANSACTION AGREEMENT

Transaction Agreement, dated as of February 17, 2022 (this “Agreement”), by and between DuPont de Nemours, Inc., a Delaware corporation (“Dublin”), DuPont E&I Holding, Inc. (f/k/a Danisco European Holding, Inc.), a Delaware corporation (“US HoldCo”, and together with Dublin, “Seller”) and Celanese Corporation, a Delaware corporation (“Buyer”). Each of Seller and Buyer shall hereinafter be referred to as a “Party” and, together, as the “Parties”.

WHEREAS, in addition to its other businesses, Seller is engaged through certain of its subsidiaries and joint ventures in the Business;

WHEREAS, US HoldCo owns all of the issued and outstanding capital stock (the “Shares”), of DuPont China Limited, a Delaware corporation (the “Company”), which, following the Pre-Closing Reorganization, in turn will own, directly or indirectly, all of the issued and outstanding equity interests in the Transferred Subsidiaries (except that Dublin will own 5% of the issued and outstanding equity interests in DuPont Deutschland Real Estate Holding GmbH (the “German Subsidiary”)) and all of Dublin or its Subsidiaries’ interests in the capital stock of, or any other equity interests in, the Transferred Joint Ventures;

WHEREAS, following the Pre-Closing Reorganization, the Company and the Transferred Subsidiaries will own all of the Acquired Assets comprising the Business;

WHEREAS, Seller desires to sell, and Buyer desires to purchase, (i) all of US HoldCo’s right, title and interest in and to 100% of the Shares and (ii) Dublin’s equity interest in the German Subsidiary, in each case, on the terms and conditions contained herein (the “Acquisition”);

WHEREAS, the Parties desire that Buyer and its Affiliates assume the Assumed Liabilities and that Seller and its Affiliates retain the Retained Liabilities in the manner and subject to the terms and conditions set forth herein;

WHEREAS, prior to the Closing, Seller and its Affiliates will undertake the Pre-Closing Reorganization in order to transfer the Business (including the Acquired Assets and Assumed Liabilities) to the Company and the Transferred Subsidiaries, and enable Seller and its Affiliates to retain the Excluded Assets and Retained Liabilities;

WHEREAS, all of the French Acquired Assets are subject to the French put option letter (the “French Put Option Letter”) signed as of the date hereof by and among Seller (the “Put Option Beneficiaries”), on the one hand, and Buyer on the other hand, pursuant to which the Put Option Beneficiaries have been granted the option to sell to Buyer the French Acquired Assets, subject to the terms and conditions of the French Put Option Letter;

WHEREAS, notwithstanding anything to the contrary contained in this Agreement, (i) the Parties expressly agree and acknowledge that with respect to the French Acquired Assets, the applicable Put Option Beneficiary, as the case may be, may in its absolute discretion decide whether or not to accept the offer by Buyer to acquire the French Acquired Assets made pursuant to the French Put Option Letter, and (ii) as of the date hereof, no Seller or any of its Affiliates is bound to sell or transfer or procure the sale or transfer of the French Acquired Assets;

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller and Buyer shall enter into the Employee Matters Agreement; and

WHEREAS, Seller will retain the Specified Retained Business.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1        Definitions. As used herein, the following terms have the meanings set forth below:

“Accounting Principles” means accounting principles, procedures, policies, practices and methods set forth in Exhibit A hereto used by Seller in preparing the Financial Data.

“Acquired Assets” means any and all right, title and interest in and to the following assets of Seller and its Subsidiaries (but, for the avoidance of doubt, excluding the Excluded Assets):

(a)       (i) all interests in the capital stock of, or any other equity interests in, the Transferred Subsidiaries and (ii) directly or indirectly, all interests in the capital stock of, or any other equity interests in, the Transferred Joint Ventures and, in each case, any and all rights related thereto; provided, however, that the sale of the French Acquired Assets is subject to the exercise of the French Put Option;

(b)      any and all assets the ownership of which is expressly allocated to the Company or any Transferred Subsidiary pursuant to any Acquisition Document, including any and all such rights of the Company or any Transferred Subsidiary pursuant to this Agreement or any Acquisition Document;

(c)       any and all (i) rights, title and interest in and to the real property set forth on Section 3.14(a) of the Seller Disclosure Schedule, including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground oil, gas, mineral and water rights, and any and all other water rights pertaining to the land, and any and all Permits or other registrations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Section 3.14(a) of the Seller Disclosure Schedule under the heading “Other Parties in Possession”) (collectively, the “Owned Real Property”), and (ii) rights, title and interest in, and to and under the Leases pertaining to the real property set forth on Section 3.14(a) of the Seller Disclosure Schedule, including, in each case, to the extent provided for in such Leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all Permits or other registrations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Section 3.14(a) of the Seller Disclosure Schedule under the heading “Other Parties in Possession”) (collectively, the “Leased Real Property”);

(d)      any and all assets in respect of counterclaims, enforcement rights, warranties, contractual indemnities, and other rights similar to the foregoing, in each case, to the extent related to any Acquired Asset (other than to the extent related to any Retained Liability ) or any Assumed Liability;

(e)       (i) any and all Business Contracts, (ii) any and all Buyer Shared Contracts and (iii) any and all other Shared Contracts, in the case of each of clauses (i), (ii) and (iii), including any claims or causes of action arising thereunder or related thereto; provided; however, that any such Shared Contracts shall be subject to Section 5.8;

(f)       any and all Business IT Assets;

(g)      any and all benefits of any and all credits, prepaid expenses and deposits, rebates, deferred charges and prepaid items, in each case to the extent used or held for use in, or arising out of, the operation or conduct of the Business;

(h)      any and all accounts and notes receivable (other than intercompany receivables) to the extent Related to the Business (or otherwise taken into account in the determination of the Final Closing Net Working Capital);

(i)       Business-Seller Intercompany Receivables and Business-Business Intercompany Receivables;

(j)       to the extent not already addressed by clauses (g), (h) or (i) above, all Current Assets included in the determination of Final Closing Net Working Capital, and all Cash Equivalents included in the determination of Final Closing Cash;

(k)      any and all Business Intellectual Property, and all rights and remedies (i) against past, present, and future infringement, misappropriation, or other violation thereof (including the right to sue and recover damages and obtain other equitable relief), (ii) to collect future royalties and other payments thereunder, (iii) to claim priority based on such Intellectual Property under the Laws of any jurisdiction and under international conventions or treaties, (iv) to prosecute, register, maintain and defend such Intellectual Property before any Governmental Entity and (v) with respect to any Trademarks included therein, the goodwill associated therewith;

(l)       Tax Returns and other Tax records of Seller and Seller’s Affiliates relating solely to the Company, the Transferred Subsidiaries or the Transferred Joint Ventures (to the extent available) or relating solely to the Business (excluding any Seller Combined Tax Return); and

(m)     if, and to the extent, not addressed by clauses (a)-(l) of this definition, any and all assets that are Related to the Business, including in the following categories:

(i)        except for IT Assets and Inventory, any and all owned or leased tangible personal property and interests therein, including machinery, tools, equipment, vehicles, in each case that are Related to the Business;

(ii)        any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories (“Inventory”), in each case that are Related to the Business;

(iii)      any and all personnel or employee benefit-related records for the Business Employees (to the extent practicable and permitted to be transferred in connection with the transactions contemplated by this Agreement and the other Acquisition Documents under applicable Law);

(iv)      any and all Registrations Related to the Business (the “Business Registrations”);

(v)       subject to Section 5.5, any and all Information that is Related to the Business; and

(vi)      any and all Permits Related to the Business (including Environmental Permits and any pending applications for such Permits and Environmental Permits) (the “Business Permits”) (but, for the avoidance of doubt, at all times subject to Section 5.13 to the extent also a Shared Permit).

“Acquisition Documents” means this Agreement, the Employee Matters Agreement, the IP Cross License Agreement, the Dublin-Milan Transition Services Agreement, the Milan-Dublin Transition Services Agreement, the Regulatory Transfer and Support Agreement, the House Marks License Agreement, the Product Supply Agreements, the French Put Option Letter, the TMODS Agreement, the Site Services Agreements, the Toll Manufacturing Agreements, the Operating Service Agreements, the Umbrella Secrecy Agreement, the Ground Leases and the Space Leases, but shall exclude the Conveyancing and Assumption Instruments.

“Adjusted TOP Payment Obligation” means the greater of (x) zero and (y) the amount equal to the product of (A) the financial payment amount of the take or pay obligation (for such purpose, assuming no volumes have been purchased in the applicable annual period) pursuant to each Contract set forth on Section 1.1(r)  of the Seller Disclosure Schedule for the applicable annual period under such Contract in which the Closing occurs (B) the Adjusted TOP Yearly Percentage, and (C) one minus the Adjusted Top Purchased Percentage.

“Adjusted TOP Purchase Obligation” means the product of (i) the minimum volume required to be purchased during the applicable annual period under such Contract in which the Closing occurs (including any deferred quantities from prior years added to the minimum volume for such year pursuant to the applicable Contract) multiplied by (ii) the Adjusted TOP Yearly Percentage.

 “Adjusted TOP Purchased Percentage” means the quotient of (i) the actual volume of product subject to such take or pay obligation purchased prior to the Closing during the applicable annual period under such Contract in which the Closing occurs and (ii) the Adjusted Top Purchase Obligation.

 “Adjusted TOP Yearly Percentage” means the quotient of (i) the number of days elapsed prior to the Closing during the applicable annual period under such Contract in which the Closing occurs divided by (ii) 365.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, as of and after the Closing, none of the Transferred Subsidiaries or Transferred Joint Ventures shall be deemed an Affiliate of Seller.

“Antitrust Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the EU Merger Regulations and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Assumed Liabilities” means any and all Liabilities (other than Legacy PFAS Substances Liabilities and Other Environmental Legacy Liabilities) of Seller and its Subsidiaries (including the Company and the Transferred Subsidiaries), in the following categories, in each case, regardless of (i) when or where such Liabilities arose or arise (whether arising prior to, at or after the Closing), except to the extent that a specific Liability described herein is qualified with respect to when such Liability arose, (ii) where or against whom such Liabilities are asserted or determined, (iii) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by Seller and its Subsidiaries (including the Company and the Transferred Subsidiaries), as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (iv) which entity is named in any Action associated with any Liability, provided, however, that the assumption of the French Assumed Liabilities is subject to the exercise of the French Put Option:

(a)      any and all Liabilities that are expressly assumed by or allocated to the Company or the Transferred Subsidiaries pursuant to this Agreement or any Acquisition Document, including any and all obligations and Liabilities of the Company, Transferred Subsidiaries or Transferred Joint Ventures pursuant to this Agreement or any Acquisition Document;

(b)      any and all Indebtedness included in the determination of Final Closing Indebtedness;

(c)       any and all obligations with respect to any and all credits, prepaid expenses, rebates, deferred charges and prepaid items of any Person other than Seller or its Subsidiaries (including the Transferred Subsidiaries) (including any deferred revenue), in each case to the extent related to, resulting from or arising out of the Business;

(d)      all accounts payable (other than intercompany payables) to the extent Related to the Business or any Assumed Liability (or otherwise taken into account in the determination of the Final Closing Net Working Capital);

(e)      Business-Seller Intercompany Payables and Business-Business Intercompany Payables;

(f)       any and all Liabilities to the extent arising out of, relating to or resulting from the distribution, use, storage, handling, processing, disposal or Release of or exposure of any Person to polytetrafluoroethylene (including polytetrafluoroethylene contained in any product), including as an impurity, in each case, to the extent related to the Business, whether such activities occurred prior to or after the Closing; provided that such Liabilities do not include any Liabilities related to PFAS Substances entrained, contained or incorporated within polytetrafluoroethylene (including polytetrafluoroethylene contained in any product) that was distributed, used, stored, handled, processed, disposed of or Released, or to which any Person was exposed, to the extent related to the Business on or prior to the Closing (“Business PTFE Liabilities”);

(g)      other than Legacy PFAS Substances Liabilities and Other Legacy Environmental Liabilities: (i) any and all Remediation Liabilities and Hazardous Substance Damage Liabilities to the extent arising out of the ownership, management, operation, use, maintenance, or occupancy of the Owned Real Property, other than any such property set forth on Section 1.1(a) of the Seller Disclosure Schedule or any Dublin Environmental Liabilities; (ii) with respect to Environmental Liabilities to the extent relating to, arising out of or resulting from any of the Real Property set forth on Section 1.1(a) of the Seller Disclosure Schedule, any and all (A) Environmental Compliance Liabilities and Off-Site Environmental Liabilities Related to the Business, whether arising prior to, on or after the Closing and (B) Remediation Liabilities and Hazardous Substance Damage Liabilities Related to the Business and arising from Releases of Hazardous Substances first occurring from and after the Closing; provided, for purposes of clarification of clause (ii), “Releases of Hazardous Substances first occurring from and after the Closing” includes a Release of Hazardous Substances to the extent Released from and after the Closing that is a continuation of a Release of Hazardous Substances that first occurred prior to the Closing, but does not include continued passive migration, from and after the Closing, of Hazardous Substances that were Released prior to the Closing; (iii) other than Dublin Environmental Liabilities (for purposes of clarity in this clause (iii), that are not related to the operation of the Transferred Joint Ventures), any and all Environmental Liabilities at or relating to Transferred Joint Venture facilities and the real properties where such facilities are located, where (A) the Transferred Joint Venture owns the real property and (B) neither Seller nor any of its Affiliates is conducting any business operations as of the date of this Agreement; and (iv) other than as set forth in clauses (i), (ii) and (iii) of this clause (g), any and all Environmental Liabilities to the extent related to the Business;

(h)      any and all Liabilities to the extent relating to, arising out of or resulting from the operation of any business conducted by or on behalf of Buyer, any Transferred Subsidiary or Transferred Joint Venture at any time after the Closing (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is within such Person’s authority, with respect to such business);

(i)       any and all Liabilities arising out of Inventor Remuneration to the extent related to (i) the Intellectual Property constituting an Acquired Asset or (ii) the discrete and reasonably identifiable part of Intellectual Property constituting an Excluded Asset solely attributable to the use or sublicense of such Intellectual Property by a member of the Company Group as Licensee (as such is defined in the IP Cross-License Agreement) under the IP Cross-License Agreement;

(j)       [Reserved.] and

(k)      if, and to the extent not addressed by clauses (a)-(j) of this definition, any and all Liabilities to the extent related to, arising out of or resulting from the Business, including in the following categories:

(i)         Liabilities to the extent related to, arising out of or resulting from death, personal injury, other injury to Persons or property damage relating to past, current or future use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by, or on behalf of, the Business, including any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use;

(ii)        Liabilities to the extent related to, arising out of or resulting from any Action to the extent related to the Business, including such Actions listed on Section 3.11 of the Seller Disclosure Schedule;

(iii)       Liabilities to the extent related to, arising out of or resulting from warranty, product liability obligations or claims or similar obligations entered into, created or incurred by, or otherwise related to, the Business;

(iv)      Liabilities to the extent related to, arising out of or resulting from any past, current or future tort, breach of Contract or violation of, or non-compliance with, any Law or any approval, consent, franchise, license, permit, registration, authorization or certificate or other right issued or granted by any Governmental Entity (other than any Environmental Liability), in each case to the extent related to the Business;

(v)       Liabilities to the extent related to, arising out of or resulting from any return, rebate, discount, credit, customer program, or similar matters related to products or services of the Business; and

(vi)      Liabilities to the extent related to, arising out of or resulting from any of the Business Contracts.

“Assumed Plan” means each Business Benefit Plan that is contributed to, sponsored, maintained or entered into by Seller or a Retained Dublin Subsidiary and that will be assigned to, and assumed by, a Transferred Subsidiary, including, as of the date hereof, those Business Benefit Plans listed on Section 3.18(a) of the Seller Disclosure Schedule. Seller shall use reasonable commercial efforts to provide Buyer with a list of each material Assumed Plan no later than ninety (90) days following the date hereof, and Seller shall provide Buyer with a final list of each material Assumed Plan no later than thirty (30) days prior to Closing.

“Benefit Plan” shall have the meaning set forth in the Employee Matters Agreement; provided that such definition shall exclude any such plans that are required to be maintained or contributed to by any Governmental Entity in accordance with applicable Law.

“Business” means the business, operations and activities that constitute the Mobility & Materials segment of Seller as narratively described in the Form 10-K of Seller for the year ending December 31, 2021 (including the Business Units, but excluding those businesses and products set forth on Section 1.1(b) of the Seller Disclosure Schedule), as constituted as of the date of this Agreement, as such business, operations and activities have been conducted at any time prior to the Closing by Seller and its Subsidiaries (or any of their respective predecessors), including such businesses, operations and activities at such times, if any, as such businesses, operations and activities were part of different segments (it being understood that no representation is made regarding the financial data of the Mobility and Materials segment set forth in the Form 10-K of Seller for the year ending December 31, 2021 and that the financial data of the Mobility & Materials segment set forth in Form 10-K of Seller for the year ending December 31, 2021 shall not be included in this definition).

“Business Benefit Plan” means each Benefit Plan for the benefit of any Business Employee or other current or former individual service provider of the Company Group (and any employees of the Business who, but for their termination of employment, would have been a Business Employee) (i) that is contributed to, sponsored, maintained or entered into by Seller or a Retained Dublin Subsidiary, a Transferred Subsidiary or any Affiliate of any of them, or (ii) to which Seller or a Retained Dublin Subsidiary, a Transferred Subsidiary or any Affiliate of any of them has any Liability.

“Business Contracts” means all Contracts that are exclusively related to the Business.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, New York.

“Business Employee” shall have the meaning of set forth in the Employee Matters Agreement.

“Business Intellectual Property” means the Intellectual Property (excluding IT Assets that are not software or data rights) owned by Seller or its Affiliates and Related to the Business, including the Patents, Trademarks and domain names set forth on Section 3.15(a) of the Seller Disclosure Schedule.

“Business IT Assets” means the IT Assets exclusively related to, owned, used, developed, in development or held for use in the conduct of the Business.

“Business Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development, effect or combination of the foregoing that, individually or in the aggregate, (a) has had, or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole or (b) has materially prevented or delayed, or would reasonably be expected to materially prevent or delay, the consummation of the Acquisition and the other transactions contemplated hereby; provided that no such fact, change, circumstance, event, occurrence, condition, development, effect or combination of the foregoing to the extent resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect: (i) the general local, regional, national or international conditions in the industries or markets in which the Business operates, including competition in any of the geographic areas in which the Business operates; (ii) general political, economic, financial or capital market conditions (including the prevailing interest rates or credit markets, exchange rates or the prices of commodities or raw materials used in the Business); (iii) any act of civil unrest, war, sabotage, cyber-attack or terrorism, including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (iv) any failure to meet internal or external budgets, forecasts, projections or predictions or analysts’ expectations or projections for any future period (whether Related to the Business or otherwise), changes in credit ratings or changes in the trading price or volume of Seller’s common stock (it being understood that the underlying causes of (A) any such failure to meet budgets, forecasts, projections, predictions or expectations, (B) any such change in credit ratings or (C) any such change in trading price or volume of Seller’s common stock may be taken into account in determining whether a Business Material Adverse Effect has occurred, unless such causes are otherwise excepted under this proviso); (v) any actions taken to which Buyer has consented in writing (email being sufficient); (vi) any actions required to be taken by Seller or any of its Affiliates pursuant to Section 5.1; (vii) the execution, announcement or pendency of this Agreement, the Acquisition or the other transactions contemplated hereby (other than for purposes of Section 3.3 and Section 3.4 to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement or the consummation of the Acquisition and the other transactions contemplated hereby); (viii) acts of God (including hurricanes, floods, tornados, earthquakes and other natural disasters) or other calamities, pandemics (including COVID-19), epidemics, disease outbreaks or other public health conditions (or COVID-19 Measures or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak or other public health conditions), force-majeure events or other comparable events (or, in each case, the exercise of any contractual rights with respect thereto), or any escalation or worsening or de-escalation or improvement thereof; (ix) any labor strike, slow down, lockage or stoppage, pending or threatened, affecting the Business or any Business Employee; or (x) changes in any Law or GAAP or other applicable accounting principles or standard or any interpretations thereof, unless, in the cases of clauses (i), (ii), (iii), (viii) or (x) above, such facts, changes, circumstances, events, occurrences, conditions, developments, effects or combinations of the foregoing have had or would reasonably be expected to have a disproportionate impact on the business, properties, financial condition or results of operations of the Business, taken as a whole, relative to other affected participants in the industries in which the Business operates (but solely the disproportionate extent thereof).

“Business-Business Intercompany Payables” means intercompany payables owed by the Company or a Transferred Subsidiary to the Company or another Transferred Subsidiary that are effective or outstanding as of the Closing.

“Business-Business Intercompany Receivables” means intercompany receivables owed to the Company or a Transferred Subsidiary by the Company or another Transferred Subsidiary that are effective or outstanding as of the Closing.

“Business-Seller Intercompany Receivables” any and all intercompany receivables owed to the Company or a Transferred Subsidiary, on the one hand, by Seller or a Retained Dublin Subsidiary, on the other hand, that: (A) (i) are in respect of goods or services sold or provided by the Company or a Transferred Subsidiary to Seller or a Retained Dublin Subsidiary or (ii) arise as a result of the Pre-Closing Reorganization; and (B) are effective or outstanding as of the Closing.

“Business-Seller Intercompany Payables” means any and all intercompany payables owed by the Company or a Transferred Subsidiary, on the one hand, to the Seller or a Retained Dublin Subsidiary, on the other hand, that: (A) (i) are in respect of goods or services sold or provided to the Company or a Transferred Subsidiary by Seller or a Retained Dublin Subsidiary or (ii) arise as a result of the Pre-Closing Reorganization; and (B) are effective or outstanding as of the Closing.

“Business Unit” means each of (i) the engineering polymers business unit, (ii) the performance resins business unit and (iii) the advanced solutions business unit (in each case, however, excluding the businesses and products set forth on Section 1.1(b) of the Seller Disclosure Schedule).

“Buyer Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development, effect or combination of the foregoing that, individually or in the aggregate with all other facts, change, circumstances, events, occurrences, conditions, developments or effects, impairs, hinders, delays or adversely affects in any material respect the ability of Buyer and its Subsidiaries to consummate the Acquisition or the other material transactions contemplated hereby.

“Buyer Shared Contract” means a Shared Contract that is primarily related to the Business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and Division N - Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133) and any administrative or other guidance published with respect thereto (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Cash Equivalents” means (i) cash, (ii) checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity to the extent constituting “Cash Equivalents” under the Accounting Principles or included in the example calculation of Closing Net Working Capital attached as Exhibit B and (iii) amounts paid by the Seller on behalf of the Business pursuant to the Contracts listed on Section 1.1(c) as a result of the transactions contemplated hereby, provided it shall be reduced by the amount (if any) of any proceeds actually received by Seller or any of its Affiliates prior to the Reference Time in connection with the matters set forth on Section 1.1(t) of the Seller Disclosure Schedule (such proceeds, the “Specified Proceeds”)”).

“Closing Cash” means, as of the Reference Time, (i) all Cash Equivalents held by the Company or any of Transferred Subsidiaries, including all security or other similar deposits at such time and (ii) Cash Equivalents of the Transferred Joint Ventures and their Subsidiaries, but only to the extent of Seller’s or its Subsidiaries’ pro rata share (based on, as of the Reference Time, Seller’s or its Subsidiaries’ percentage (direct or indirect (without duplication)) equity ownership as of the Reference Time of the applicable Transferred Joint Venture) of such Cash Equivalents as of the Reference Time; provided, however, that “Closing Cash” shall: (a) be calculated net of issued but uncleared checks, wire transfers and drafts written or issued by the Company or any of the Transferred Subsidiaries at such time (in each case, only to the extent there has been a corresponding reduction of accounts payable and such reduction is taken into account in the determination of Current Liabilities for purposes of calculating Closing Net Working Capital) and (b) include all uncleared checks, wire transfers and drafts deposited or pending deposit for the account of the Company or any of the Transferred Subsidiaries at such time (only to the extent there has been a corresponding reduction of accounts receivable of the Company and the Transferred Subsidiaries and such reduction is taken into account in the determination of Current Assets for purposes of calculating Closing Net Working Capital).

“Closing Indebtedness” means, without duplication, as of the Reference Time, (i) the amount of the outstanding Indebtedness of the Company and the Transferred Subsidiaries and (ii) the amount of outstanding Indebtedness (of the nature set forth in clause (a), (b), (c), and (j) to the extent related to the Indebtedness described in clauses (a), (b), and (c) in the definition thereof) of the Transferred Joint Ventures and their Subsidiaries, but only to the extent of Seller’s or its Subsidiaries’ pro rata share (based on, as of the Reference Time, Seller’s or its Subsidiaries’ percentage (direct or indirect equity ownership as of the Reference Time of the applicable Transferred Joint Venture (without duplication and without duplication of any amounts described in clause (i), and excluding any Indebtedness guaranteed by the other partner of such Transferred Joint Venture or any of its Affiliates)) of such Indebtedness as of the Reference Time.

“Closing Net Working Capital” means the amount equal to: (a) Current Assets; minus (b) Current Liabilities.

“Closing Transaction Expenses” means, except as otherwise set forth in this Agreement or the other Acquisition Documents, the aggregate amount of all out-of-pocket fees and expenses (whether or not yet invoiced), incurred by, or on behalf of, or to be paid by, the Company or any of the Transferred Subsidiaries in connection with the sale process for the Business or otherwise relating to the negotiation, preparation or execution of this Agreement or any other documents or agreement contemplated hereby or thereby or the performance or consummation of the transactions contemplated hereby or thereby (including any other Acquisition Documents), in each case, solely to the extent unpaid and incurred by, or on behalf of, or payable by the Company or the Transferred Subsidiaries, as of the Closing, including: (a) fees and expenses of counsel, advisors and consultants, accountants and auditors and experts engaged by, or on behalf of, the Company or any of the Transferred Subsidiaries in connection with the transactions contemplated by this Agreement; and (b) all transaction-related bonuses and other similar payments payable to any Covered Individual as a result of, or in connection with, the consummation of the transactions contemplated hereby (but excluding any post-Closing liabilities or obligations arising as a result of the occurrence of one or more additional post-Closing events under so-called “double-trigger” severance provisions contained in any Business Benefit Plan), plus the employer portion of any employment, payroll, withholding or other Taxes that are incurred in connection with the payments under this clause (b), whether or not such Taxes are due and payable at the time of payment of the underlying compensation, and without duplicating any such items that are included in Current Liabilities or Indebtedness; provided, however, that in no event shall “Closing Transaction Expenses” include any Buyer Fees and Expenses or the Specified EMA Obligations.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contamination” means the Release of any Hazardous Substance to, on, onto or into the environment.

“Contract” means any written contract, lease, license, agreement, instrument or other commitment that is binding on any Person or entity or any part of its property under applicable Law, other than a Permit.

“Conveyancing and Assumption Instruments” means, collectively, the various Contracts and other documents (including bills of sale, stock powers, certificates of title, assignments of Contracts, assignments of Intellectual Property, consents (to the extent obtained), permits, easements, leases, deeds and other instruments of conveyance) entered into at, prior to or following the Closing and to be entered into to effect the transfer of Acquired Assets and Excluded Assets (as applicable), the assumption of Assumed Liabilities and Retained Liabilities (as applicable) and a customary retention of Taxes of the applicable transferor, in each case, in the manner contemplated by this Agreement and the Pre-Closing Reorganization.

“Corteva Letter Agreement” means the letter agreement, effective as of June 1, 2019, by and between Seller and Corteva, Inc.

“Covered Individual” means each Business Employee, former employee of the Company Group or other current or former individual service provider of the Company Group.

“COVID-19” means SARS-CoV-2 and its disease commonly known as COVID-19 (and all related mutations, variations, strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, or related or associated health conditions, epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any actions taken (or not taken) by Seller and its Subsidiaries (including the Transferred Subsidiaries) or the Transferred Joint Ventures, or any of their respective Affiliates in a manner consistent with actions taken prior to the date hereof or, in good faith (after consultation with Buyer for any such action material to the Business taken as a whole) on or after the date hereof to (a) protect the health and safety of such Persons’ employees and other individuals having business dealings with such Persons and their respective employees, (b) respond to any third party supply or service disruptions caused by COVID-19 or (c) respond to any business closures or other reductions, changes to business operations, quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, travel restriction or other similar Law, requirement, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Current Assets” means, with respect to the Business as of the Reference Time, the current assets determined in accordance with the Accounting Principles and solely within the line items of current assets in the example calculation of Closing Net Working Capital attached as Exhibit B. For the purposes of this Agreement, “Current Assets” shall expressly exclude Closing Cash, Business-Business Intercompany Receivables, Excluded Assets, and all deferred Tax assets, income Tax assets, and refunds of pre-Closing Taxes and VAT Credits arising in respect of the Pre-Closing Reorganization and any current assets to the extent related to the Specified Proceeds.

“Current Liabilities” means, with respect to the Business as of the Reference Time, the current liabilities determined in accordance with the Accounting Principles and solely within the line items of current liabilities in the example calculation of Closing Net Working Capital attached as Exhibit B. For the purposes of this Agreement and for the avoidance of doubt, “Current Liabilities” shall expressly exclude: (a) Indebtedness; (b) Closing Transaction Expenses; (c) all deferred Tax liabilities or income Tax liabilities; (e) Business-Business Intercompany Payables, (f) Retained Liabilities and (g) all fees or expenses: (i) incurred by, at the direction of or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby or (ii) specified in this Agreement to be incurred at the cost or expense of Buyer or any of its Affiliates, including by reimbursement obligation (collectively clauses (g)(i), and (ii), the “Buyer Fees and Expenses”) and (h) all Specified EMA Obligations.

“Customs and International Trade Laws” means (in each case to the extent applicable to the Transferred Subsidiaries or the Business): any applicable Law of any Governmental Entity concerning the importation of merchandise, the export or re-export or transfer of products (including software, technology and services), or the ethical conduct of international business activities, including, but not limited to, the Tariff Act of 1930 as amended and other laws and programs administered or enforced by U.S. Customs and Border Protection and its successor agencies, the Export Administration Act of 1979 as amended, the Export Control Reform Act of 2018 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act as amended, the Trading with the Enemy Act as amended, the Arms Export Control Act, the International Traffic in Arms Regulations, Executive Orders of the President of the United States regarding economic sanctions and restrictions on transactions with designated entities (including countries, territories, terrorists, organizations and individuals), the economic sanctions administered by the United States Department of Treasury, OFAC, and the U.S. Department of State, the Foreign Trade Regulations administered by the Census Bureau, the anti-boycott regulations administered by the United States Department of Commerce, and the anti-boycott provisions administered by the United States Department of the Treasury.

“Data Security Requirements” means, collectively, all of the following to the extent relating to confidential or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Business: (i) Seller’s or any of its Affiliates’ own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws, including the California Consumer Privacy Act, the General Data Protection Regulation (EU) 2016/679 (“GDPR”) and the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of Section 3 of the European Union (Withdrawal) Act 2018, (iii) all industry standards applicable to the Business (including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI DSS)), and (iv) agreements any Transferred Subsidiary has entered into or by which it is bound or otherwise included in the Acquired Assets.

“Dublin Environmental Liabilities” has the meaning set forth on Section 1.1(s) of the Seller Disclosure Schedule.

“Dublin-Milan Transition Services Agreement” means that certain Dublin-Milan Transition Services Agreement to be entered into by and between Seller and the Company, or their respective Affiliates, the form of which is attached hereto as Exhibit D.

“DWDP Ancillary Agreement” means any “Ancillary Agreement” as such term is defined in the DWDP SDA.

“DWDP EMA” means that certain Employee Matters Agreement, effective as of April 1, 2019, by and among Seller (then-known as DowDuPont Inc.), Dow Inc., a Delaware corporation, and Corteva, Inc., a Delaware corporation (as modified, amended and/or supplemented pursuant to the Corteva Letter Agreement).

“DWDP SDA” means that certain Separation and Distribution Agreement, dated as of April 1, 2019, by and among Seller (then known as DowDuPont Inc.), Dow Inc., a Delaware corporation, and Corteva, Inc., a Delaware corporation (as modified, amended and/or supplemented pursuant to the Corteva Letter Agreement).

“DWDP Separation Related Agreements” means the DWDP SDA, Corteva Letter Agreement and the DWDP Ancillary Agreements (including the DWDP EMA and DWDP TMA).

“DWDP TMA” means that certain Amended and Restated Tax Matters Agreement, effective as of June 1, 2019, by and among Seller (then known as DowDuPont Inc.), Dow Inc. and Corteva, Inc.

“Employee Matters Agreement” means that certain Employee Matters Agreement, by and between Seller and Buyer, dated as of the date hereof.

“Environmental Compliance Liabilities” means any and all Liabilities relating to, resulting from or arising out of actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits, including damages (including mitigation damages) and interest required to address such actual or alleged violations or non-compliance; provided that Environmental Compliance Liabilities do not include Liabilities that would also constitute Remediation Liabilities.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to Contamination, pollution, human health or safety, or protection of the environment or natural resources, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, import, registration, notification, labeling, use, treatment, storage, transport, disposal or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Liabilities” means Remediation Liabilities, Environmental Compliance Liabilities, Hazardous Substance Damage Liabilities and Off-Site Environmental Liabilities.

“Environmental Permit” means any Permit, license, Registration, approval or other authorization issued under any Environmental Law or by any Governmental Entity relating to Environmental Laws or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Net Working Capital Adjustment” means (a) $0 if Estimated Net Working Capital reflected on the Closing Purchase Price Statement is equal to or greater than the Lower Net Working Capital Target and less than or equal to the Upper Net Working Capital Target, (b) the amount by which Estimated Net Working Capital reflected on the Closing Purchase Price Statement is greater than the Upper Net Working Capital Target or (c) the product of (x) the amount by which Estimated Net Working Capital reflected on the Closing Purchase Price Statement is less than the Lower Net Working Capital Target multiplied by (y) negative 1 (-1).

“Excluded Assets” means collectively, (i) all assets of Seller and its Affiliates that are not Acquired Assets; (ii) all Cash Equivalents of Seller and its Affiliates (except to the extent that Cash Equivalents are taken into account in determining the Closing Cash); (iii) Tax Returns and other Tax records of Seller and Seller’s Affiliates other than those relating solely to the Company, Transferred Subsidiaries, Transferred Joint Ventures or Business (including any Seller Combined Tax Return), (iv) all current and prior insurance policies of Seller or any of its Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries; (v) all legal and beneficial interest in the share capital or equity interests of Retained Dublin Subsidiaries; (vi) all rights of Seller and its Affiliates under this Agreement, the Acquisition Documents and any documents delivered or received in connection herewith; (vii) any and all causes of action, lawsuits, Judgments, claims and demands of any nature available to or being pursued by Seller or any of its Affiliates (including counterclaims) and defenses (A) against third parties relating primarily to any of the Excluded Assets or the Retained Liabilities as well as any books, records and privileged information relating thereto or (B) to the extent relating to any period through the Closing, (viii) the Seller Marks, (ix) all Intellectual Property of Seller and its Affiliates other than Business Intellectual Property, (x) all IT Assets of Seller and its Affiliates other than Business IT Assets, (xi) any Seller-Business Intercompany Receivables, (xii) Seller-Seller Intercompany Receivables, (xiii) except as set forth in the Employee Matters Agreement, the sponsorship and assets maintained pursuant to or in connection with the Benefit Plans (other than any Assumed Plan or Transferred Subsidiary Benefit Plan), and (xiv) the Specified Retained Business Assets.

“Excluded Dublin Businesses” means all businesses and other activities conducted by Seller and its Subsidiaries as of the date hereof other than the Business, including for the avoidance of doubt, those businesses and products set forth on Section 1.1(b) of the Seller Disclosure Schedule.

“Final Net Working Capital Adjustment” shall mean (a) $0 if Final Closing Net Working Capital is equal to or greater than the Lower Net Working Capital Target and less than or equal to the Upper Net Working Capital Target, (b) the amount by which Final Closing Net Working Capital is greater than the Upper Net Working Capital Target or (c) the product of (i) the amount by which Final Closing Net Working Capital is less than the Lower Net Working Capital Target multiplied by (ii) negative 1 (-1).

“Final Purchase Price” means (i) $11,000,000,000.00; plus (ii) the Final Net Working Capital Adjustment (which may be positive or negative); plus (iii) the Final Closing Cash; minus (iv) the Final Closing Indebtedness; (v) minus the Final Closing Transaction Expenses.

“Financial Adjustment Amount” has the meaning set forth on Section 1.1(u) of the Seller Disclosure Schedule.

“Financing Source” means the Persons that have committed to provide, or agreed to arrange, purchase or place, any of the Debt Financing or any Permanent Financing or have otherwise entered into agreements in connection with the Debt Financing or any Permanent Financing, including any lenders, arrangers, bookrunners, underwriters, placement agents or initial purchasers, together with their Affiliates, and any of their or their Affiliates’ respective, direct or indirect, former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or assignees.

“Fraud” means, with respect to a Party, an intentional act of common law fraud by such Party in the making of the representations and warranties contained in Article III, the Acquisition Documents and the certificate required to be delivered pursuant to Section 7.2(d), in the case of Seller, or Article IV, the Acquisition Documents and the certificate required to be delivered pursuant to Section 7.3(c), in the case of Buyer, in each case, with the specific intent to deceive and mislead the other Party with respect to such representations and warranties.

“French Acquired Assets” means the Acquired Assets of Dublin and its Subsidiaries organized in France.

“French Assumed Liabilities” means the Assumed Liabilities of Dublin and its Subsidiaries organized in France.

“French Business” means the Business operated by Dublin and its Subsidiaries organized in France.

“French Put Option” means the rights conferred by the French Put Option Letter.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, regulatory or administrative authority, arbitral body (public or private), agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality (excluding any state-owned enterprise or similar entity).

“Ground Leases” means those certain ground lease agreements between or among members of the Seller Group, on the one hand, and the Company Group, on the other hand, in a form to be negotiated based on the terms set forth on Exhibit O, in accordance with the Term Sheet Principles.

“Hazardous Substance Damage Liabilities” means any and all Liabilities relating to, resulting from or arising out of claims for personal or bodily injury (including claims for medical monitoring and associated costs therewith, including mandated scientific inquiries or panels), wrongful death or property damage associated with the Release or threatened Release of Hazardous Substances to the environment or exposure to or presence of Hazardous Substances. Hazardous Substance Damage Liabilities do not include Liabilities that would also constitute Remediation Liabilities or Liabilities relating to, resulting from or arising out claims for injuries to persons or property from products sold by the Business.

“Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde, foam insulation, polychlorinated biphenyls or PFAS Substances; (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, pollutants, contaminants or wastes that are now or hereafter become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import under any Environmental Law, or (c) any other chemical, material, waste or substance that is regulated or for which Liability or standards or conduct can be imposed under any Environmental Law.

“House Marks License Agreement” means that certain Transitional House Marks Trademark License Agreement to be entered into by and between Seller and the Company, or their respective Affiliates, the form of which is attached hereto as Exhibit E.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person means, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money, (ii) indebtedness evidenced by notes, debentures, mortgages, bonds or other similar instruments or securities for the payment of which such Person is responsible or liable and (iii) banker’s acceptances (including banker’s acceptance drafts in China), bank guarantees, performance bonds, surety bonds, or letters of credit or similar facilities to the extent drawn upon and unpaid; (b) all obligations of such Person under leases required to be capitalized in accordance with GAAP (but specifically excluding right of use liabilities associated with operating leases under ASC 842 and obligations associated with leases classified as operating leases in the Financial Data); (c) all obligations of such Person for the reimbursement of any obligor on any funded letter of credit (including any letter of credit used to support comprehensive general liability insurance), banker’s acceptance or similar credit transaction; (d) all net obligations of such Person under any and all derivative contracts, such as interest rate, currency or commodity swaps, options, forward contracts, purchase option agreements or any other similar agreement deriving value from fluctuations in interest rates, currency rates or commodity prices (valued at the termination value thereof); (e) any amounts owed by such Person in connection with any factoring receivables or securitization programs, (f) all obligations of the type referred to in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); (h) the amount of the Adjusted TOP Obligation (if any); (i) the Financial Adjustment Amount (if applicable); (j) any severance, restructuring accruals or similar obligations that are outstanding and have been accrued in the ordinary course of business as of December 31, 2021 (to the extent not paid prior to the Closing), bonus, commissions and any amounts due in respect of cancellation of options or other equity awards that are payable to any Covered Individual, in each case, that are outstanding or have been accrued and have not, in each case, been paid prior to the Closing, plus the employer portion of any employment, payroll or similar Taxes related thereto (assuming such amounts are paid at Closing), solely to the extent not included in the calculation of Closing Net Working Capital and (k) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing; provided, that, except for clause (j), in no event shall Indebtedness include the Specified EMA Obligations.

“Information” means information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise; ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples and flow charts; marketing plans, customer names and information (including prospects); technical information, including such information relating to the design, operation, maintenance, testing, test results, development, and manufacture of any Party’s or its Affiliate’s product or facilities (including product or facility specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; maintenance and inspection procedures and records; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms); assembly code, software, firmware, programming data, databases, and all information referred to in the same; product costs, margins and pricing; product marketing studies and strategies; product stewardship and safety; all other Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents, (ii) information contained in Patents and Know-How; and (iii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, business strategies, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

“Intellectual Property” means any and all rights (created or arising in any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) to the extent arising from or related to intellectual property, including (a) Patents, (b) Trademarks, (c) copyrightable works, copyrights (including in product label or packaging artwork or templates), moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof, (d) rights in Know-How, (e) rights in computer software, (f) all other intellectual property or proprietary rights, (g) all registrations and applications for registration of any of the foregoing clauses (a) through (f), and (h) all actions and rights to sue at law or in equity for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Intentional Breach” means, with respect to any covenant or agreement set forth in this Agreement or any Acquisition Document, an action or omission (including a failure to cure circumstances) taken or omitted to be taken after the date hereof that the breaching Person intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of such covenant or agreement set forth in this Agreement or any Acquisition Document.

“International Plan” means any Business Benefit Plan that covers Business Employees or other individual service providers of the Company Group who perform (or who, as of immediately prior to termination of their employment with or service to Seller and its Affiliates, performed) services primarily in a country other than the United States.

“Inventor Remuneration” means any employee inventor consideration, remuneration or compensation that is required under applicable law for work-for-hire inventions acquired by the employer. Examples may include employee inventions arising in Germany, France, China, Japan and Korea.

“IP Cross-License Agreement” means that certain Intellectual Property Cross-License Agreement to be entered into by and between Seller and the Company, or their respective Affiliates, the form of which is attached hereto as Exhibit F.

“IT Assets” mean all software, computer systems, telecommunications equipment, databases, internet protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, Permits, radio licenses and telecommunications agreements), other than, in each case, Know-How contained therein that is not intrinsically related to the operation or maintenance of such IT Assets.

“Judgment” means any judgment, injunction, ruling, award, order, determination, decree or writ of any Governmental Entity, arbitrator or arbitral tribunal.

“Know-How” means all confidential or proprietary information, including trade secrets, know-how and technical data, including any that comprise financial, business, scientific, technical, economic, or engineering information and instructions, including any confidential or proprietary raw materials, material lists, raw material specifications, manufacturing or production files or specifications, plans, drawings, blueprints, design tools, quality assurance and control procedures, simulation capability, research data, manuals, compilations, reports including technical reports and research reports, analyses, formulas, formulations, designs, prototypes, methods, techniques, processes, rights in research, development, manufacturing, financial, marketing and business data, pricing and cost information, customer and supplier lists and information, procedures, inventions, and invention disclosure documents, in each case, other than Patents.

“Knowledge” means, with respect to Seller, the knowledge of any Person listed on Section 1.1(d) of the Seller Disclosure Schedule after reasonable inquiry, and, with respect to Buyer, the knowledge of any Person listed on Section 1.1(d) of the Buyer Disclosure Schedule after reasonable inquiry.

“Law” means any national, state, local, supranational or foreign law, act, statute, code (including the Code), order, ordinance, common law, rule, ruling, regulation, writ, award, Judgment, injunction, decree or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity.

“Leases” means all written leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any Transferred Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Transferred Subsidiary thereunder.

“Legacy PFAS Substance Liabilities” means any and all Liabilities (including Environmental Liabilities) of Seller or its current or former Affiliates (but for former Affiliates, only to the extent arising out of, resulting from or related to occurrences prior to the date such Persons ceased to be Affiliates of Seller) (including the Company and the Transferred Subsidiaries) or related to the Business or the Acquired Assets to the extent arising out of, relating to or resulting from the development, testing, manufacture, sale, distribution, use, storage, production, processing, recycling, treatment, transportation, handling, disposal (in each case, with respect to Transferred Subsidiaries, prior to the Closing) or Release of or exposure to any PFAS Substance (or any product containing any PFAS Substance), including as an impurity; provided that this does not include (x) any Liabilities resulting from gross negligence or willful misconduct with respect to the use of fire-fighting equipment and systems at any Real Property that occurs after the Closing, (y) any Business PTFE Liabilities, or (z) any Liabilities (other those related to the costs of the investigation or defense of Actions by third parties) solely incurred with respect to any PFAS Substance (a “Third Party PFAS Substance”) that a competent tribunal finally determines, or a settlement agreement entered into by Buyer or a Transferred Subsidiary after the Closing specifies, both (1) were not produced, manufactured, distributed, used in a manufacturing process or sold by Seller, the Company or any of their current or former Affiliates (but for former Affiliates, only to the extent arising out of, resulting from or related to occurrences prior to the date such Persons ceased to be Affiliates of Seller) and (2) that none of Seller, the Company or any of their current or former Affiliates had knowledge (or would reasonably be expected to have had) (but for former Affiliates, only to their knowledge (or knowledge they would reasonably be expected to have had) prior to the date such Person ceased to be an Affiliate of Seller) at or prior to the Closing of the presence of the foregoing at, in, on or under any Real Property or in its use, processing, treatment, storage, recycling, distribution, emission, discharge, Release, management, testing, transport or handling of any chemical compound, substance, product or Real Property containing the foregoing substances. Seller shall have no further indemnification obligations or Liability as a result of the prior sentence with respect to any Action (or claim within a broader Action) relating to any PFAS Substance or product containing any PFAS Substance incurred from and after the date it is finally determined by a competent tribunal that such Action or claim is solely related to a Third Party PFAS Substance.

“Liabilities” means any and all Indebtedness, liabilities, guarantees, assurances, commitments and obligations of any kind or nature, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, reflected on a balance sheet or otherwise, whenever or however arising, including, but not limited to, those arising under any Law or Judgment, Contract or tort based on negligence or strict liability.

“Lien” means any mortgage, lien, pledge, license, security interest, charge, easement, lease, sublease, covenant, right of way, claim, deed of trust, deed to secure debt, option, restriction on transfer of title or voting of any nature whatsoever or other encumbrance of any kind.

“Losses” means all losses, Liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), interest, obligations, penalties, fees, Taxes and costs and expenses of any kind (including reasonable accountants’ and attorneys’ fees and disbursements incurred in the defense thereof).

“Lower Net Working Capital Target” means the amount set forth on Section 1.1(p) of the Seller Disclosure Schedule.

“Milan-Dublin Transition Services Agreement” means that certain Milan-Dublin Transition Services Agreement to be entered into by and between Company and the Seller, or their respective Affiliates, the form of which is attached hereto as Exhibit G.

“Necessary Business Assets” means the assets, rights and services required to operate the Business substantially in the same manner as it is conducted on the date hereof and as of the Closing Date, excluding (1) all assets, rights and services the benefit of which will be provided to Buyer or one of its Subsidiaries (including the Transferred Subsidiaries) pursuant to the terms of this Agreement or the Acquisition Documents (other than solely pursuant to Section 5.17), (2) any asset necessary to operate any Excluded Dublin Business in substantially the same manner as such Excluded Dublin Business is conducted on the date hereof and as of the Closing Date, (3) Non-Transferable Permits, (4) the “Intentionally Omitted Services” under the Dublin-Milan Transition Services Agreement, which are set forth on Section 3.9(b)(ii) of the Seller Disclosure Schedule, (5) the services of Governmental Entities or third party utility providers (and assets of Governmental Entities or third party utility providers related to the provision of such services) provided to the Business of a type generally provided by Governmental Entities or third party utility providers to similarly situated Persons and (6) Excluded Shared Contracts.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Off-Site Environmental Liabilities” means any and all Liabilities relating to, resulting from or arising out of the Release, threatened Release, transport, disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for the same, at Off-Site Locations, including Remediation Liabilities, Environmental Compliance Liabilities and Hazardous Substance Damage Liabilities at such locations.

“Off-Site Location” means any third party location that is not now nor has ever been owned, leased or operated by Seller and its Affiliates, including the Company and the Transferred Subsidiaries, but does not include properties or locations where Contamination has come to be located due to a Release of Hazardous Substances from a facility owned or operated by Seller and its Affiliates, including the Company and the Transferred Subsidiaries.

“Operating Services Agreement” means those certain Operating Services Agreements with respect to the sites listed on Section 1.1(m) of the Seller Disclosure Schedule to be entered into by and between or among the relevant members of the Seller Group, on the one hand, and the Company Group, on the other hand, in a form to be negotiated based on the terms set forth on Exhibit I, in accordance with the Term Sheet Principles.

“Other Legacy Environmental Liabilities” means all Liabilities arising under Environmental Law relating to, arising out of or resulting from (i) any facilities or real property owned, leased or operated by Seller or its current or former Affiliates (but for former Affiliates, only to the extent arising out of, resulting from or related to occurrences prior to the date such Persons ceased to be Affiliates of Seller) that are not (A) Real Property (or facilities located on Real Property) or (B) facilities or real property owned, leased or operated by the Transferred Joint Ventures, (ii) discontinued businesses or product lines of Seller or its current or former Affiliates (but for former Affiliates, only to the extent discontinued prior to the date such Person ceased to be an Affiliate of Seller) (other than those divested after the date hereof in accordance with the Parties’ obligations pursuant to Section 5.1), or (iii) the matters set forth on Section 1.1(k) of the Seller Disclosure Schedule.

“Patents” means patents, patent applications (including patents issued thereon) and statutory invention registrations, patents of importation, improvement, certificates of addition, design patents and utility models, including reissues, divisionals, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof.

“Permits” means permits, approvals, authorizations, consents, licenses, registrations, exemptions or certificates issued by any Governmental Entity (other than Registrations, which are addressed separately).

“Permitted Liens” means: (a) Liens for Taxes, assessments and similar charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which a reserve has been established in accordance with GAAP (or for which a reserve is not required in accordance with GAAP), (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or other similar Liens arising or incurred in the ordinary course of business or that relate to obligations that are not yet more than 60 days past due or, if more than 60 days past due, are being contested in good faith by appropriate proceedings and for which an adequate reserve has been established in the Financial Data in accordance with GAAP (or for which a reserve is not required to be established in accordance with GAAP), (c) easements, rights-of-way, servitudes, conditions, covenants or other restrictions of record, and easements for streets, alleys, highways, telephone lines, power lines and railways of record, over or in respect of any Real Property, in each case, which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business conducted thereon, (d) deed restrictions limiting the use of Real Property to commercial, industrial or non-residential uses in each case that are consistent with such property’s present use, (e) any restrictions on the use of the Real Property imposed by Governmental Entities as part of environmental cleanup that would not materially impair the present use of such property, (f) with respect to Real Property, Liens and other imperfections of title of record that would not, individually or in the aggregate, reasonably be expected to materially impair the present use and operation of such property, (g) leases, subleases, licenses or other agreements (and proposed leases and renewals) for the use and/or occupancy of the Real Property that are in effect as of the date hereof and are disclosed to Buyer in the Seller Disclosure Schedule, (h) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Entity that are not violated by the current use or occupancy of the Real Property, (i) purchase money Liens and Liens securing rental payments under capital lease arrangements, ((j) Liens securing payment under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (k) non-exclusive licenses or sublicenses of Intellectual Property, IT Assets or Registration Data granted in the ordinary course of business, (l) in the case of securities, the restrictions imposed by federal, state and foreign securities Laws, (m) Liens arising under any Acquisition Documents, (n) Liens securing Indebtedness that will be released and, as appropriate, removed of record, at or prior to the Closing Date in accordance with the terms of this Agreement, (o) Liens approved in writing by Buyer, (p) Liens identified on Section 1.1(e) of the Seller Disclosure Schedule, (q) Liens securing liabilities reflected in the Financial Data, (r) Liens (other than with respect to Intellectual Property) incurred in the ordinary course of business which do not materially detract from the value or materially impair the current use, occupancy or operation of the assets subject thereto and (s) Liens with respect to equity interests in the Transferred Joint Ventures pursuant to the Joint Venture Agreements and, as applicable, certificate of incorporation or bylaws or equivalent organizational documents of the Transferred Joint Ventures.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“PFAS Substances” means any perfluoroalkyl or polyfluoroalkyl substance with at least one fully fluorinated methylene carbon (-CF2-), including perfluorooctanoic substances, perfluorooctanoic acid, hexafluoropropylene oxide (HFPO) dimer acid, and any substances colloquially referred to as “PFAS”, “PFOA”, “PFOS” and/or “GenX,” and including, in each case, any acids, salts or derivatives thereof.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” means each taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Preliminary Purchase Price” means (i) $11,000,000,000.00; plus (ii) the Estimated Net Working Capital Adjustment (which may be positive or negative); plus (iv) the Estimated Closing Cash; minus (v) the Estimated Closing Indebtedness; (vi) minus the Estimated Closing Transaction Expenses.

“Proceeding” means any judicial, administrative or arbitral claims, demands, actions, suits, arbitrations, hearings or other proceedings by or before any Governmental Entity, arbitrator or arbitral tribunal.

“Product Supply Agreements” means those certain product supply agreements between or among members of the Seller Group, on the one hand, and the Company Group, on the other hand, listed on Section 1.1(n) of the Seller Disclosure Schedule, in a form to be negotiated based on the terms set forth on Exhibit H, in accordance with the Term Sheet Principles.

“Prohibited Person” means (a) an individual or entity that has been determined by a competent authority to be the subject of a prohibition or restriction on such conduct of any Law, regulation, rule or executive order administered by OFAC, the U.S. Department of State, or the U.S. Department of Commerce or any entity that is fifty percent (50%) or more owned, whether directly or indirectly, or otherwise controlled by, or acting on behalf of, any such individual or entity; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (c) any individual or entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) an individual or entity that is organized, resident, or located in a country or territory against which the United States maintains comprehensive economic sanctions or embargoes; or (e) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or fifty percent (50%) or more of which is owned, directly or indirectly, or otherwise controlled by, or otherwise acting on behalf of, any such individual or entity.

“Property Taxes” means real, personal and intangible ad valorem property Taxes.

“Reference Time” means 12:01 a.m., New York City time, as of (i) October 1, 2022 if the Closing Date is October 3, 2022 (provided, that any portion of the Pre-Closing Reorganization that occurs after the Reference Time shall be deemed to occur as of the Reference Time such that any change in Cash, Indebtedness and Closing Net Working Capital effected by the Pre-Closing Reorganization shall be deemed to have occurred as of the Reference Time (but no purchase price accounting shall be applied)) or (ii) the Closing Date if the Closing Date occurs after October 3, 2022.

“Registration Data” means all studies, data, raw data, reports, reviews or information, in paper, electronic or other format, submitted to, or generated for submission but not submitted to, or received from, a Governmental Entity or a third party consultant, with the aim to apply for, obtain, extend or maintain a Registration or an MRL/tolerance, including any internal or external correspondence regarding a Registration or an MRL/tolerance, technical information on the product’s chemistry and manufacture, toxicology, metabolism and toxicokinetics, residues, biological efficacy, field studies, occupational health and safety and environmental effects, including any GLP data, biological data and local data, regulatory defense strategy documents, modelling, risk assessments, public interest or other benefits documents, as well as any rights for data compensation under applicable Law.

“Registrations” means all registrations, consents, approvals, licenses or other authorizations required by applicable Law and/or granted by or from any Governmental Entity which permit the manufacture for commercial sale, sale or distribution of a product.

“Regulatory Approvals” means all consents, permits, authorizations, waivers or approvals from antitrust and other Governmental Entities that are required or advisable under applicable Regulatory Law.

“Regulatory Cross-License Agreement” means that certain Regulatory Cross-License Agreement to be entered into by and between Seller and the Company, or their respective Affiliates, the form of which is attached hereto as Exhibit I.

“Regulatory Law” means any Antitrust Law or any Laws that are designed or intended to provide for the review, regulation, restriction or prohibition of investments on grounds of national security, public order and/or other national or public interest.

“Regulatory Transfer and Support Agreement” means that certain Regulatory Transfer and Support Agreement to be entered into by and between Seller and the Company, or their respective Affiliates, in a form to be negotiated based on the terms set forth on Exhibit J, in accordance with the Term Sheet Principles.

“Related to the Business” means primarily or exclusively related to, owned, used, developed, in development or held for use in the conduct of the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing.

“Remediation” means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent or minimize the Release or threatened Release of Hazardous Substances (including by way of vapor intrusion) so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to requests of any Governmental Entity for information or documents in any way relating to the investigation, monitoring, cleanup, removal, treatment or remediation or potential investigation, monitoring, cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

“Remediation Liabilities” means any and all Liabilities relating to, resulting from or arising out of (i) Remediation of Hazardous Substances that are present or have been Released, or as to which there has been or is a threatened Release, at, in, on, under or migrating through, from or to any real property or facility, and (ii) natural resource damages associated with the presence or Release or threatened Release of Hazardous Substances in the environment.

“Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Retained Dublin Subsidiary” means any Subsidiary of Dublin other than the Transferred Subsidiaries (for the avoidance of doubt, “Retained Dublin Subsidiaries” does not include the Transferred Joint Ventures).

“Retained Liabilities” means the following Liabilities of Seller and its Subsidiaries (including the Transferred Subsidiaries), in each case, regardless of (i) when or where such Liabilities arose or arise (whether arising prior to, at or after the Closing), except to the extent that a specific Liability described herein is qualified with respect to when such Liability arose, (ii) where or against whom such Liabilities are asserted or determined and (iii) which entity is named in any Proceeding associated with any Liability: (a) any and all Liabilities that are not Assumed Liabilities whether arising before, on or after the Closing Date, (b) any and all Liabilities relating to, resulting from or arising out of the Excluded Assets or the Excluded Dublin Businesses, whether arising before, on or after the Closing Date, (c) any and all Legacy PFAS Substance Liabilities, whether arising before, on or after the Closing Date, (d) with respect to the Real Property set forth on Section 1.1(a) of the Seller Disclosure Schedule, any and all Remediation Liabilities and Hazardous Substance Damage Liabilities to the extent arising from Releases of Hazardous Substances occurring on or prior to the Closing, and any and all Environmental Compliance Liabilities or Off-Site Environmental Liabilities to the extent unrelated to the Business, provided, for purposes of clarification of clause (d), (1) “Releases of Hazardous Substances occurring prior to the Closing” does not include a Release of Hazardous Substances to the extent Released from and after the Closing that is a continuation of a Release of Hazardous Substances that first occurred prior to the Closing, but does include continued passive migration, from and after the Closing, of Hazardous Substances that were Released prior to the Closing, and (2) Seller's retention of Environmental Compliance Liabilities or Off-Site Liabilities does not include such Liabilities that are related to the activities of third-parties, (e) relating to Shared Contracts to the extent allocated to Seller pursuant to Section 5.8, (f) Seller-Business Intercompany Payables, (g) Seller-Seller Intercompany Payables, (h) any Closing Transaction Expenses (other than Closing Transaction Expenses to the extent included in the Final Purchase Price), (i) any and all Liabilities that are expressly assumed by or allocated to Seller or its Affiliates (other than the Company, the Transferred Subsidiaries or the Transferred Joint Ventures) pursuant to this Agreement or any Acquisition Document, including any and all obligations and Liabilities of Seller or any of its Affiliates (other than the Company, the Transferred Subsidiaries or the Transferred Joint Ventures) pursuant to this Agreement or any Acquisition Document (including any and all Seller Employee Liabilities) and (j) any and all Liabilities relating to, resulting from or arising out of any DWDP Separation Related Agreements, other than the Specified DWDP Separation Related Agreements and the Severable DWDP Separation Related Agreements to the extent assigned (or contemplated to be assigned, but subject to Section 5.8 and Section 5.9, as applicable) to Buyer or any of its Affiliates pursuant to this Agreement. For purposes of clarification, Retained Liabilities do not include any Liabilities relating to exposure to Hazardous Substances at any of the Real Property set forth on Section 1.1(a) of the Seller Disclosure Schedule that occur after the Closing to the extent that the Business caused such Hazardous Substances to be present and Released into the environment at the Real Property after the Closing.

“RWI Policy” means the buyer-side representations and warranties insurance policy written in favor of Buyer in connection with the transactions contemplated hereby.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Entity, including those of OFAC, the Bureau of Industry and Security administered by the U.S. Department of Commerce, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom or the European Union.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller-Business Intercompany Payables” means any and all (A) intercompany payables owed by Seller or a Retained Dublin Subsidiary, on the one hand, to the Company or a Transferred Subsidiary, on the other hand, that: (I) are in respect of goods or services sold or provided to Seller or a Retained Dublin Subsidiary by the Company or a Transferred Subsidiary; and (II) are effective or outstanding as of the Closing.

“Seller-Business Intercompany Receivables” means any and all (A) intercompany receivables owed to Seller or a Retained Dublin Subsidiary, on the one hand, by the Company or a Transferred Subsidiary, on the other hand, that: (I) are in respect of goods or services sold or provided by a Seller or a Retained Dublin Subsidiary to the Company or a Transferred Subsidiary; and (II) are effective or outstanding as of the Closing.

“Seller-Seller Intercompany Payables” means intercompany payables owed by Seller or a Retained Dublin Subsidiary to Seller or another Retained Dublin Subsidiary that are effective or outstanding as of the Closing.

“Seller-Seller Intercompany Receivables” means intercompany receivables owed to Seller or a Retained Dublin Subsidiary by Seller or another Retained Dublin Subsidiary that are effective or outstanding as of the Closing.

“Seller Employee Liabilities” shall have the meaning set forth in the Employee Matters Agreement.

“Seller Marks” means the Trademarks set forth on Section 1.1(f) of the Seller Disclosure Schedule, any Trademarks that are confusingly similar thereto and any translations, transliterations or other localizations of any of the foregoing.

“Seller SEC Document” means any report, schedule, form, statement, registration statement, prospectus or other document filed with the U.S. Securities and Exchange Commission (the “SEC”).

“Seller Taxes” means, with respect to the Business, the Acquired Assets, the Company, a Transferred Joint Venture, or a Transferred Subsidiary, any (i) income, franchise and withholding Taxes for any Pre-Closing Tax Period (including as a result of Sections 951, 951A, and 956 of the Code) and any amounts payable as a result of the application of Section 965(h) of the Code or any similar state or local Law, applying the principles of Section 6.6, (ii) Taxes for any Pre-Closing Tax Period, other than those described in clause (i), (iii) Transfer Taxes which are the responsibility of Seller pursuant to Section 6.5, (iv) Taxes imposed on transactions undertaken pursuant to the Pre-Closing Reorganization, (v) Taxes on the transfer or assumption of any Delayed Asset or Non-Assumable Liability, (vi) Taxes on the settling of any Intercompany Agreement or item required under Section 5.11 (in each case, other than Taxes attributable to Surviving Intercompany Accounts), (vii) all payroll and similar Taxes deferred during a Pre-Closing Tax Period by the Company or any of the Transferred Subsidiaries under the CARES Act and (viii) Taxes of any Person (other than Buyer or any Affiliate thereof) imposed on or in respect of a Transferred Subsidiary (A) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax law) by reason of a relationship existing prior to Closing, (B) as a transferee or successor by reason of a transaction arising prior to Closing, or (C) by reason of a Contract entered into by Seller, the Company or a Transferred Subsidiary prior to Closing (excluding for these purposes Contracts entered into in the ordinary course of business a primary purpose of which does not relate to Taxes).

“Severable DWDP Separation Related Agreements” means the DWDP Separation Related Agreements set forth on Section 1.1(g) of the Seller Disclosure Schedule.

“Site Services Agreements” means those certain site services agreements between or among members of the Seller Group, on the one hand, and the Company Group, on the other hand, listed on Section 1.1(h) of the Seller Disclosure Schedule, in a form to be negotiated based on the terms set forth on Exhibit K, in accordance with the Term Sheet Principles.

“Space Leases” means those certain space lease agreements between or among members of the Seller Group, on the one hand, and the Company Group, on the other hand, in a form to be negotiated based on the terms set forth on Exhibit P, in accordance with the Term Sheet Principles.

“Specified DWDP Separation Related Agreements” means the DWDP Separation Related Agreements set forth on Section 1.1(i) of the Seller Disclosure Schedule.

“Specified EMA Obligations” has the meaning set forth in the Employee Matters Agreement.

“Specified Retained Business” means Seller’s and its Affiliates’ Delrin and Tedlar businesses.

“Specified Retained Business Assets” means the assets set forth on Section 1.1(o) of the Seller Disclosure Schedule.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member. For the avoidance of doubt, “Subsidiaries” shall not include the Transferred Joint Ventures.

“Tax” means all taxes of any kind, and all duties, assessments, levies, impost or other like governmental charges in the nature of a tax, including any federal, state, local or foreign income, estimated, sales, use, ad valorem, receipts, value added, franchise, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, customs duty, net worth, capital gains, transfer, stamp, documentary, social security (or similar), disability, excise, severance, stamp, environmental, alternative or add-on minimum, or occupation taxes or de-grouping charges, whether or not disputed, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Benefit” means, for any Tax year, the amount by which the cash Tax liability of the relevant Person for such Tax year is actually reduced as a result of the relevant Loss, Tax, expense or amount, calculated by comparing (i) the Taxes payable by such Person in respect of such Tax year without giving effect to any deductions or credits for the payment or accrual of the Loss, Tax or expense giving rise to the relevant indemnity payment and (ii) the Taxes payable by such Person in respect of such Tax year giving effect to such deductions or credits allowed as a result of such payment or accrual of such Loss, Tax, or expense, and net of any Taxes incurred by such Buyer Indemnified Parties in connection with obtaining, receiving or accruing such reduction in Tax liability.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any amendment thereof or schedule thereto.

“Tax Sharing Agreements” means all Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement (whether or not written) that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (other than any Contract entered into in the ordinary course of business a principal purpose of which does not relate to Taxes).

“Taxing Authority” means any Governmental Entity responsible for the administration, determination, collection, assessment or imposition of any Tax.

“TMODS Agreement” means that certain DuPontTM TMODS Dynamic Process Simulation Software Agreement to be entered into by and between Seller and the Company, or their respective Affiliates, the form of which is attached hereto as Exhibit L.

“Toll Manufacturing Agreement” means that certain Toll Manufacturing Agreement with respect to the site listed on Section 1.1(l) of the Seller Disclosure Schedule to be entered into by and between or among the relevant members of the Seller Group, on the one hand, and the Company Group, on the other hand, in a form to be negotiated based on the terms set forth on Exhibit M, in accordance with the Term Sheet Principles.

“Trademarks” means any trademarks, certification marks, service marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, including all goodwill associated therewith, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.

“Transfer Taxes” means any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or other similar Taxes and related fees and costs.

“Transferred Business Employee” means each Business Employee who commences or continues employment with the Company or any of the Transferred Subsidiaries immediately after the Closing Date.

“Transferred Joint Ventures” means DuPont Teijin Films Netherlands BV, DuBay Polymer GmbH, DuPont Filaments Europe, BV, DuPont Xingda Filaments Co Ltd, DuPont Teijin Films UK Ltd., DuPont Filaments-Americas, LLC, DuPont Teijin Films US Limited Partnership, DuPont Teijin Films China Ltd., DuPont Hongji Films Foshan Co. Ltd., DuPont Teijin Hongji Films Ningbo Co. Ltd., Teijin-DuPont Films, Inc., DuPont Teijin Films Luxembourg S.A. and a to-be-formed legal entity related to the Toray Joint Venture.

“Transferred Subsidiaries” means the entities listed on Section 1.1(j) of the Seller Disclosure Schedule and each other entity that, between the date hereof and the Closing is formed in connection with the Pre-Closing Reorganization in accordance with Section 2.4 and will be directly or indirectly transferred to Buyer as a result of the transactions contemplated by this Agreement. For the avoidance of doubt, the Transferred Subsidiaries shall not include the Transferred Joint Ventures but shall include the Company and the German Subsidiary.

“Transferred Subsidiary Benefit Plan” means each Business Benefit Plan that is sponsored, maintained or entered into by a Transferred Subsidiary.

“Umbrella Secrecy Agreement” means that certain Umbrella Secrecy Agreement to be entered into by and between Seller and the Company, or their respective Affiliates, the form of which is attached hereto as Exhibit N.

“Upper Net Working Capital Target” means the amount set for on Schedule (q).

“VAT” means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), including in the United Kingdom in accordance with VATA 1994; and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (i), or imposed elsewhere.

“VAT Credit” means any credit, offset or receivable arising out of a payment of VAT.

Section 1.2            Defined Terms. The following terms shall have the meanings ascribed to them in the corresponding Section of this Agreement:

Term	Section

1Q Unaudited Financial Statements	5.12(a)
2021 Audited Financial Statements	5.12(a)
2022 Audited Financial Statements	5.12(c)
Accounting Period Start Date	2.2(a)
Accounting Principles	1.1
Acquired Assets	1.1
Acquisition	Recitals
Acquisition Documents	1.1
Action	5.1(e)
Affiliate	1.1
Agreement	Preamble
Alternative Debt Financing	5.19(c)
Alternative Debt Financing Commitment	5.19(c)
Anti-Corruption Laws	3.12(b)
Antitrust Law	1.1
Appropriate Remediation Standard	9.6(d)(i)
Assumed Liabilities	1.1
Benefit Plan	1.1
Business	1.1
Business Benefit Plan	1.1

Business Contracts	1.1
Business Day	1.1
Business Employee	1.1
Business Intellectual Property	1.1
Business IT Assets	1.1
Business Material Adverse Effect	1.1
Business Permits	1.1
Business PTFE Liabilities	1.1
Business Registered Intellectual Property	3.15(a)
Business Registrations	1.1
Business Software	3.15(e)
Business Unit	1.1
Business-Business Intercompany Payables	1.1
Business-Business Intercompany Receivables	1.1
Business-Seller Intercompany Payables	1.1
Business-Seller Intercompany Receivables	1.1
Buyer	Preamble
Buyer Action	5.24(a)
Buyer Disclosure Schedule	IV
Buyer Fees and Expenses	1.1
Buyer Indemnified Parties	9.2
Buyer Material Adverse Effect	1.1
Buyer Review Period	2.3(b)
Buyer Shared Contract	1.1
Buyer Tax Indemnified Parties	6.1(a)
CARES Act	1.1
Carryback	6.7(b)
Cash Equivalents	1.1
CBA	3.10(a)(x)
Claim Certificate	6.1(c)
Claim Threshold	6.1(b)
Closing	2.2(a)
Closing Balance Sheet	2.3(b)
Closing Cash	1.1
Closing Date	2.2(a)
Closing Date Inputs	2.5(d)
Closing Indebtedness	1.1
Closing Net Working Capital	1.1
Closing Purchase Price Statement	2.3(a)
Closing Transaction Expenses	1.1
Code	1.1
Company	Recitals
Company Group	5.18(a)
Competing Activity	5.28
Contamination	1.1
Contract	1.1

Conveyancing and Assumption Instruments	1.1
Corteva Letter Agreement	1.1
Covenant Deductible	9.8(b)
COVID-19	1.1
COVID-19 Measures	1.1
Current Assets	1.1
Current Liabilities	1.1
Customs and International Trade Laws	1.1
Data Security Requirements	1.1
Debt Commitment Letter	4.5(a)
Debt Financing	4.5(a)
Debt Financing Commitment	4.5(a)
Delayed Approval	5.9(g)
Delayed Asset	5.9(a)
Delayed Excluded Asset	5.9(c)
Dublin	Preamble
Dublin Environmental Liabilities	1.1
Dublin-Milan Transition Services Agreement	1.1
DWDP Ancillary Agreement	1.1
DWDP EMA	1.1
DWDP SDA	1.1
DWDP Separation Related Agreements	1.1
DWDP TMA	1.1
Effective Time	2.2(a)
Employee Matters Agreement	1.1
Enforceability Exceptions	3.2
Environmental Compliance Liabilities	1.1
Environmental Laws	1.1
Environmental Liabilities	1.1
Environmental Permit	1.1
ERISA	1.1
Estimated Closing Balance Sheet	2.3(a)
Estimated Closing Cash	2.3(a)
Estimated Closing Indebtedness	2.3(a)
Estimated Closing Transaction Expenses	2.3(a)
Estimated Net Working Capital	2.3(a)
Estimated Net Working Capital Adjustment	1.1
Excluded Assets	1.1
Excluded Dublin Businesses	1.1
Excluded Shared Contracts	5.8(f)
Final Closing Cash	2.3(b)
Final Closing Indebtedness	2.3(b)
Final Closing Net Working Capital	2.3(b)
Final Closing Transaction Expenses	2.3(b)
Final Net Working Capital Adjustment	1.1
Final Purchase Price	1.1

Financial Adjustment Amount	1.1
Financial Data	3.6(a)
Financing Source	1.1
First Extended Outside Date	8.1(d)
France Closing	2.5(d)
France Put Option Exercise	2.5(b)
Fraud	1.1
French Acquired Assets	1.1
French Assumed Liabilities	1.1
French Business	1.1
French Consideration	2.5(b)
French Offer	2.5(b)
French Put Option	1.1
French Put Option Letter	Recitals
GAAP	1.1
GDPR	1.1
GenX	1.1
German Subsidiary	Recitals
Governmental Entity	1.1
Hazardous Substance Damage Liabilities	1.1
Hazardous Substances	1.1
House Marks License Agreement	1.1
HSR Act	1.1
Indebtedness	1.1
Indemnified Party	9.4(a)
Indemnified Taxes	6.1(a)
Indemnifying Party	9.4(a)
Indemnity Payment	9.10
Independent Accounting Firm	2.3(c)
Information	1.1
Information and Consultation Process	2.5(a)
Initial Outside Date	8.1(d)
Insurance Proceeds	9.10
Intellectual Property	1.1
Intended End State	2.4(b)
Intentional Breach	1.1
Intercompany Agreements	3.21
Internal Control Audit and Management Assessments	5.4(d)(i)
International Plan	1.1
Inventor Remuneration	1.1
Inventory	1.1
IP Cross-License Agreement	1.1
IRS	3.18(a)
IT Assets	1.1
Joint Action	5.24(a)
Joint Steering Committee	5.22(a)

Joint Venture Financial Information	3.6(a)
Judgment	1.1
Know-How	1.1
Knowledge	1.1
Law	1.1
Leased Real Property	1.1
Leases	1.1
Legacy PFAS Substance Liabilities	1.1
Liabilities	1.1
Lien	1.1
Losses	1.1
Lower Net Working Capital Target	1.1
Material Contract	3.10(b)
Material Customer	3.10(a)(vii)
Milan-Dublin Transition Services Agreement	1.1
Multiemployer Plan	3.18(g)
Necessary Business Assets	1.1
New Business Contracts	5.8(a)
New Contract	5.8(a)
Non-Assumable Liability	5.9(a)
Non-Assumable Retained Liability	5.9(c)
Non-Disclosure Agreement	5.3(a)
Non-Transferable Permit or Registration	5.13(b)
OFAC	1.1
Off-Site Environmental Liabilities	1.1
Off-Site Location	1.1
Operating Services Agreement	1.1
Outside Date	8.1(d)
Owned Real Property	1.1
Partial Assignments and Releases	5.8(a)
Parties	Preamble
Party	Preamble
Patents	1.1
Performing Party	9.6(c)
Periodic Groundwater Monitoring	9.6(d)(ii)
Permanent Financing	5.18(a)
Permits	1.1
Permitted Liens	1.1
Person	1.1
PFAS	1.1
PFAS Substances	1.1
PFOA	1.1
PFOS	1.1
Post-Closing Tax Period	1.1
Pre-Closing Reorganization	2.4(b)
Pre-Closing Reorganization Steps	2.4(b)

Pre-Closing Tax Claim	6.4(b)
Pre-Closing Tax Period	1.1
Pre-Closing Tax Return	6.2(a)
Preliminary Purchase Price	1.1
Proceeding	1.1
Product Supply Agreements	1.1, 1.1, 1.1
Prohibited Person	1.1
Property Taxes	1.1
Proposed Final Statement	2.3(b)
Put Option Beneficiaries	Recitals
Real Property	3.14(a)
Reference Time	1.1
Registration Data	1.1
Registrations	1.1
Regulatory Approvals	1.1
Regulatory Cross-License Agreement	1.1
Regulatory Law	1.1
Regulatory Transfer and Support Agreement	1.1
Related to the Business	1.1
Release	1.1
Remediation	1.1
Remediation Liabilities	1.1
Representatives	1.1
Required Amount	4.5(b)
Retained Dublin Subsidiary	1.1
Retained Liabilities	1.1
RWI Policy	1.1
Sanctions	1.1
SEC	1.1
Securities Act	1.1
Seller	Preamble
Seller Action	5.24(a)
Seller Combined Tax Return	6.2(a)
Seller Disclosure Schedule	III
Seller Employee Liabilities	1.1
Seller Group	3.13(h)
Seller Guarantees	5.15(a)
Seller Indemnified Parties	9.3
Seller Law Firms	5.16
Seller LCs	5.15(c)
Seller Marks	1.1
Seller SEC Document	1.1
Seller Taxes	1.1
Seller’s Auditors	5.4(d)(i)
Seller-Business Intercompany Payables	1.1
Seller-Business Intercompany Receivables	1.1

Seller-Seller Intercompany Payables	1.1
Seller-Seller Intercompany Receivables	1.1
Severable DWDP Separation Related Agreements	1.1
Shared Contract	5.8(a)
Shared Permit or Registration	5.13(b)
Shares	Recitals
Site Services Agreements	1.1
Skadden	5.16
Solvent	4.6
Specified DWDP Separation Related Agreements	1.1
Specified EMA Obligations	1.1
Specified Proceeds	1.1
Specified Retained Business	1.1
Specified Retained Business Assets	1.1
Straddle Period	1.1
Straddle Period Tax Return	6.2(b)
Subsequent Unaudited Financial Statements	5.12(b)
Subsidiary	1.1
Surviving Intercompany Agreements	5.11(a)
Surviving Intergroup Accounts	5.11(b)
Surviving Pre-Closing Covenants	9.1
Taiwan Demerger	5.9(h)
Target Completion Date	5.22(b)
Tax	1.1
Tax Benefit	1.1
Tax Claim	6.4(a)
Tax Notice	6.4(a)
Tax Return	1.1
Tax Sharing Agreements	1.1
Tax-Free Transactions	6.3(b)
Taxing Authority	1.1
Term Sheet Principles	5.22(c)
Third Party Claim	9.4(a)
Third Party PFAS Substance	1.1
Third Party Proceeds	9.10
TMODS Agreement	1.1
Toll Manufacturing Agreement	1.1
Trademarks	1.1
Transfer Taxes	1.1
Transferred Business Employee	1.1
Transferred Joint Ventures	1.1
Transferred Securities	3.5(b)
Transferred Subsidiaries	1.1
Transferred Subsidiary Benefit Plan	1.1
TUPE	3.18(l)
Umbrella Secrecy Agreement	1.1

Upper Net Working Capital Target	1.1
US HoldCo	Preamble
VAT	1.1
VAT Credit	1.1

Article II

CLOSING

Section 2.1            Closing.

(a)               Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller, the Shares and Dublin’s equity interest in the German Subsidiary for the Preliminary Purchase Price, subject to adjustment pursuant to Section 2.3; provided, however, that the sale of the French Acquired Assets is subject to the exercise of the applicable French Put Option.

(b)               Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) Buyer shall assume, and agrees to satisfy and discharge when due, the Assumed Liabilities to the extent any such Assumed Liabilities were not assumed by the Company or the Transferred Subsidiaries pursuant to a Conveyancing and Assumption Instrument and (ii) Seller shall assume, and agrees to satisfy and discharge when due, the Retained Liabilities to the extent any such Retained Liabilities were not assumed by Seller or its Affiliates pursuant to a Conveyancing and Assumption Instrument.

Section 2.2            Closing Date.

(a)               The closing of the Acquisition (the “Closing”) (provided, however, that the sale of the French Acquired Assets is subject to the exercise of the French Put Option), shall be effected by the exchange of documents and signatures by electronic transmission or, if such exchange is not practicable, such Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 9:00 a.m. (New York Time), on the third Business Day following the date on which the last of the conditions set forth in Article VII (other than any condition which by its nature is to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) or at such other place, time and date as may be agreed in writing between Seller and Buyer; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, (i) the Closing Date shall not occur on any date prior to October 3, 2022, and (ii) either Party may postpone the Closing Date to the first Business Day following the last day of the calendar month in which the Closing would otherwise occur (but not past the Outside Date) (the “Accounting Period Start Date”). In any instance in which a Party determines to postpone the Closing Date in accordance with the proviso in the immediately preceding sentence, such Party shall provide written notice to the other Party at least five (5) Business Days prior to the date on which the Closing would otherwise be scheduled to occur. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time, the Closing shall be deemed to occur and be effective (for accounting purposes only), in the United States, as of 11:59 p.m. (New York time) and, in any jurisdiction outside of the United States, as of the time at which the books of the Business are normally closed in such jurisdiction, in each case, on the calendar day immediately preceding the Closing Date (the “Effective Time”); provided that, in the event the Closing Date shall be extended to the Accounting Period Start Date, for purposes of this Agreement, the “Closing” shall be deemed to occur (for accounting purposes only) and be effective, in the United States, as of 11:59 p.m. (New York time), and, in any jurisdiction outside of the United States, as of the time at which the books of the Business are normally closed in such jurisdiction, in each case, on the last day of the calendar month immediately preceding the Accounting Period Start Date. All transactions taking place at the Closing shall be deemed to occur simultaneously.

(b)               At the Closing, Buyer shall deliver, or cause to be delivered, to Seller (or, at the option of Seller, one or more Subsidiaries designated by Seller) the following:

(i)               the Preliminary Purchase Price in immediately available funds by wire transfer to an account or accounts at such bank or banks specified by Seller at least two (2) Business Days prior to the Closing Date;

(ii)              the certificate required to be delivered pursuant to Section 7.3(c); and

(iii)             subject to completion in accordance with Section 5.22, each of the Acquisition Documents, duly executed by Buyer and/or its applicable Subsidiaries, as applicable.

(c)               At the Closing, Seller shall deliver, or cause to be delivered, to Buyer (or, at the option of Buyer, one or more Subsidiaries designated by Buyer) the following:

(i)               the certificate required to be delivered pursuant to Section 7.2(d);

(ii)              subject to completion in accordance with Section 5.22, each of the Acquisition Documents, duly executed by Seller and/or its applicable Subsidiaries, as applicable;

(iii)             such assignments and other agreements or instruments of transfer (in a form that is consistent with the terms and conditions of this Agreement and otherwise customary) as and to the extent necessary to effect the transfer of the registrations and applications for the Business Intellectual Property, in each case duly executed by Seller and/or its applicable Subsidiaries, as applicable; and

(iv)             from Seller, a duly executed certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B); provided that if Seller fails to deliver a certificate required by this Section 2.2(c)(iv), the sole remedy of Buyer and its Affiliates for such failure shall be the entitlement to withhold any amounts required to be withheld (or to be reimbursed for amounts required to be withheld under Section 2.6) under Section 1445 of the Code and the Treasury Regulations thereunder on payments to Seller.

Section 2.3            Purchase Price Calculation and Purchase Price Adjustment.

(a)               No later than five (5) Business Days prior to the anticipated Closing Date, Seller shall, at its expense, prepare and submit to Buyer (i) an estimated unaudited combined balance sheet of the Business as of the Reference Time prepared in accordance with the Accounting Principles (the “Estimated Closing Balance Sheet”) and (ii) a written statement setting forth, in reasonable detail, Seller’s good faith estimates of the amounts of Closing Cash (“Estimated Closing Cash”), Closing Net Working Capital (“Estimated Net Working Capital”), Closing Indebtedness (“Estimated Closing Indebtedness”), Closing Transaction Expenses (“Estimated Closing Transaction Expenses”) and the resulting good faith calculation of the Preliminary Purchase Price as of the Closing Date (together with reasonable supporting detail and documentation, the “Closing Purchase Price Statement”). Buyer may provide Seller with comments to the Closing Purchase Price Statement, and Seller and Buyer shall cooperate reasonably and in good faith to address any such comments, and Seller shall reflect any mutually agreed upon changes in the Closing Purchase Price Statement. If Seller and Buyer fail to agree upon the amounts set forth in the Closing Purchase Price Statement at least two (2) Business Days prior to the Closing Date, then, subject to the satisfaction or waiver (if permissible) of the conditions set forth in Article VII at the Closing, the Closing Date shall proceed at the agreed upon time and the Preliminary Purchase Price set forth in the Closing Purchase Price Statement delivered by Seller shall be the Preliminary Purchase Price.

(b)               Promptly following the Closing, but in no event later than one-hundred twenty (120) days after the Closing (the “Buyer Review Period”), Buyer shall, at its expense, prepare and submit to Seller one written statement, using the format set forth in the Closing Purchase Price Statement (the “Proposed Final Statement”) containing (i) a combined balance sheet of the Business as of the Reference Time prepared in accordance with the Accounting Principles (the “Closing Balance Sheet”), and (ii) Buyer’s calculation of (A) the Closing Cash (the “Final Closing Cash”), (B) the Closing Net Working Capital (the “Final Closing Net Working Capital”), (C) the Closing Indebtedness (the “Final Closing Indebtedness”), (D) the Closing Transaction Expenses (the “Final Closing Transaction Expenses”) and (E) the resulting proposed Final Purchase Price. During the Buyer Review Period, Seller shall (and shall cause its Affiliates and Representatives to), at the reasonable prior written request of Buyer (email being sufficient), provide Buyer and its Representatives with copies of Seller’s and the Transferred Subsidiaries’ work papers and books and records of Seller, the Transferred Subsidiaries and their respective Affiliates, solely to the extent Related to the Business for the sole purpose of Buyer’s review and evaluation of the Closing Purchase Price Statement and preparation of the Proposed Final Statement, and Seller shall, upon the reasonable prior written request of Buyer (email being sufficient), make reasonably available during normal business hours individuals in its and its Affiliates’ employ as well as Representatives of its independent accountants responsible for, and knowledgeable about, the information used in, and the preparation of, the Closing Purchase Price Statement, to respond to the reasonable inquiries of, or reasonable requests for information by, Buyer or its Representatives for the sole purpose of Buyer’s review and evaluation of the Closing Purchase Price Statement and preparation of the Proposed Final Statement.

(c)               In the event Seller disputes the correctness of the calculations in the Proposed Final Statement, Seller shall notify Buyer in writing of its objections within ninety (90) days after receipt of the Proposed Final Statement, and shall set forth, in writing and in reasonable detail, the reasons for Seller’s objections and Seller’s proposed adjustments to the Proposed Final Statement. To the extent Seller does not object within the time period contemplated by this Section 2.3(c) to a matter in, or component of, the Proposed Final Statement, Seller shall be deemed to have accepted Buyer’s calculation and presentation in respect of the matter or component and the matter or component shall be deemed accepted by Seller and shall be conclusive and binding on the Parties. Seller and Buyer shall negotiate in good faith to resolve any disputed matters within thirty (30) days after Buyer’s receipt of Seller’s notice of objections. If Seller and Buyer are unable to resolve such disputed matters in writing within such thirty-(30)-day negotiation period, Seller and Buyer jointly shall, as soon as practicable and in any event within fifteen (15) days after the expiration of such thirty-(30)-day negotiation period, engage a nationally known independent accounting firm mutually agreed in writing by Seller and Buyer, which firm shall not be the then regular auditors of, or have any material relationship with, Seller or Buyer (the firm so engaged, “Independent Accounting Firm”), to resolve the matters in dispute (in accordance with this Section 2.3(c)). Seller and Buyer shall collectively engage the Independent Accounting Firm and each of them agree to execute, if requested by the Independent Accounting Firm, a commercially reasonable engagement letter with the Independent Accounting Firm (including customary indemnities in favor of the Independent Accounting Firm). Promptly after collective engagement of the Independent Accounting Firm, Seller and Buyer shall provide the Independent Accounting Firm with a copy of this Agreement, the Accounting Principles, the Proposed Final Statement and Seller’s written notice of objections thereto. Each of Seller and Buyer shall deliver to the Independent Accounting Firm and to the other Party simultaneously a written submission of its final position with respect to each of the matters in dispute (which position may be different than the position set forth in or contemplated by the Proposed Final Statement or Seller’s notice of objections, but may not be outside of the range of the applicable amount as set forth in the Proposed Final Statement and the calculation of such amounts set forth in Seller’s notice of objections) within thirty (30) days of the engagement of such Independent Accounting Firm. Each of Seller and Buyer shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Independent Accounting Firm and to the other Party simultaneously within fifteen (15) days of the delivery of the Parties’ initial submissions to the Independent Accounting Firm and each other. The Independent Accounting Firm may request additional information from either Party solely to the extent necessary to resolve the matter in dispute, but absent such a request neither Seller nor Buyer may make (nor permit any of their Affiliates or Representatives to make) any additional submission to the Independent Accounting Firm or otherwise communicate with the Independent Accounting Firm, and in no event shall any of Seller or Buyer (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Independent Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Independent Accounting Firm unless a copy of such submission is simultaneously provided to the others. The Independent Accounting Firm shall have thirty (30) days following submission of the rebuttals to review the documents provided to it pursuant to this Section 2.3(c) and to deliver its written determination with respect to each of the items in dispute submitted to it for resolution. In making its determination, the Independent Accounting Firm shall act as an expert and not as an arbitrator, and shall be expressly authorized to calculate the amounts of the relevant items in accordance with the terms of this Section 2.3 (including any limitations set forth herein) and to resolve disputes with respect to whether the individual disputed items on the Proposed Final Statement were prepared in accordance with the terms of this Agreement (including whether any event or amount is properly the subject matter of any applicable definition or term giving rise to an adjustment under this Agreement) including, as may be necessary in connection therewith, to interpret the definitions of “Accounting Principles,” “Closing Cash,” “Closing Net Working Capital,” “Closing Indebtedness,” and “Closing Transaction Expenses”; provided that such thirty (30)-day-period may be extended by one fifteen (15)-day-period by the Independent Accounting Firm in its reasonable discretion upon written notice to the Parties. The Independent Accounting Firm shall resolve the differences regarding the Proposed Final Statement based solely on the information provided to the Independent Accounting Firm by Seller and Buyer pursuant to the terms of this Agreement and not by independent review. In resolving each disputed item, the Independent Accounting Firm may not assign a value for any item that is greater than the greatest value claimed for such item by either Seller or Buyer or smaller than the smallest value for such item claimed by Seller or Buyer. The determination of the Independent Accounting Firm in respect of the correctness of each matter remaining in dispute, and any required adjustments resulting therefrom, shall be final, conclusive and binding on Seller and Buyer and not subject to appeal by any of them, and judgment thereof may be entered or enforced in any court of competent jurisdiction. With respect to any “estimated” item such item shall be “final” pursuant to this Section 2.3(c) for purposes of calculating the Final Closing Cash, Final Closing Net Working Capital, the Final Closing Indebtedness, the Final Closing Transaction Expenses and the resulting Final Purchase Price whether by failure of Seller to deliver an objection to the Proposed Final Statement, by mutual agreement between Seller and Buyer or by determination of the Independent Accounting Firm.

(d)               Not later than five (5) Business Days after the applicable final determination of the Final Purchase Price pursuant to Section 2.3(c), a payment by wire transfer of immediately available funds in respect thereof shall be made as follows:

(i)                 if the Final Purchase Price is greater than the Preliminary Purchase Price, then an amount equal to such excess shall be paid by Buyer to Seller; and

(ii)              if the Preliminary Purchase Price is greater than the Final Purchase Price, then an amount equal to such excess shall be paid by Seller to Buyer.

Section 2.4            Pre-Closing Reorganization.

(a)               At or prior to the Closing, Seller shall, and shall cause each of its applicable Subsidiaries to, subject to Section 5.8 and Section 5.9, (i) transfer, convey, deliver and assign to the Company or a Transferred Subsidiary all of their respective rights, title and interest in and to the Acquired Assets, free and clear of all Liens (other than Permitted Liens), and cause the Company or a Transferred Subsidiary to assume, and satisfy and discharge when due, all of the Assumed Liabilities and (ii) transfer, convey, deliver and assign to Seller or Affiliates thereof (other than the Company, a Transferred Subsidiary or a Transferred Joint Venture) all of their respective rights, title and interest in and to any Excluded Assets held by the Company or any of the Transferred Subsidiaries, and cause Seller or Affiliates thereof (other than the Company, a Transferred Subsidiary or a Transferred Joint Venture) to assume, and satisfy and discharge when due, all of the Retained Liabilities, in the case of each of clauses (i) and (ii), pursuant to such Conveyancing and Assumption Instruments as may be required by applicable Law to effect the transfer, conveyance, delivery or assignment of the Acquired Assets or Excluded Assets, or assumption of Assumed Liabilities or Retained Liabilities, as applicable. The Parties intend that the transfer of the Transferred Subsidiaries and the Transferred Joint Ventures shall result in an indirect transfer of only those assets of the Transferred Subsidiaries that would otherwise (that is, if the Parties were transferring assets of the Transferred Subsidiaries and not their equity interests) fall within the definition of “Acquired Assets” (and not “Excluded Assets”), and in an indirect transfer of only those Liabilities of the Transferred Subsidiaries or the Transferred Joint Ventures that would otherwise fall within the definition of “Assumed Liabilities” (and not “Retained Liabilities”). The parties shall discuss in good faith the form (or forms) of Conveyancing and Assumption Instruments to be applied in effecting the Pre-Closing Reorganization.

(b)               Seller shall, and shall cause its Subsidiaries to, complete the Pre-Closing Reorganization in accordance with the steps plan set forth in Section 2.4(b)(1) of the Seller Disclosure Schedule (the “Pre-Closing Reorganization” and the steps shown in such plan, the “Pre-Closing Reorganization Steps”) such that the Transferred Subsidiaries and the Transferred Joint Ventures shall, immediately prior to the Closing, have the legal entity structure shown in Section 2.4 of the Seller Disclosure Schedule (such structure, the “Intended End State”). Seller shall keep Buyer reasonably informed in respect of the actions of the Pre-Closing Reorganization. Except as set forth in Section 2.4 of the Seller Disclosure Schedule, Seller may modify the Pre-Closing Reorganization Steps as reasonably determined prior to Closing; provided that (i) Seller shall keep Buyer reasonably informed in respect of, and shall consult with Buyer with respect to, any such modifications that would reasonably be expected to be non-de minimis and adverse to Buyer or the Business (taking into account the provisions of this Agreement and the Acquisition Documents, and provided, that if Buyer does not respond to any such consultation within three (3) Business Days, such consultation shall be deemed complete), (ii) Buyer’s consent shall be required (which consent shall not be unreasonably withheld, conditioned or delayed) (provided, that if Buyer does not respond to any such request for consent within three (3) Business Days, Buyer shall be deemed to have consented) for modifications that would reasonably be expected to be significantly adverse to Buyer, its Affiliates (including any Transferred Subsidiary following the Closing) or the Business (taking into account the provisions of this Agreement and the Acquisition Documents), (iii) Seller shall consider in good faith Buyer’s comments with respect to such modifications, and (iv) Seller and Buyer shall cooperate on the Pre-Closing Reorganization. For purposes of determining whether Buyer, its Affiliates, or the Business would reasonably be expected to suffer a significantly adverse impact from any change to the Pre-Closing Reorganization Steps, the Parties agree that the Pre-Closing Reorganization Steps are not intended to deliver any particular quantum of Tax attributes to the Buyer and its Affiliates for any period after the Closing. Notwithstanding anything to the contrary in this Agreement, Seller and its Subsidiaries may, prior to the Closing, take actions to implement the Pre-Closing Reorganization (whether or not expressly depicted in the Pre-Closing Reorganization Steps) including, without limitation, (A) actions necessary to ensure that, upon the Closing, each Transferred Subsidiary shall have the entity classification for U.S. federal income tax purposes shown for each Transferred Subsidiary in the Pre-Closing Reorganization Steps, (B) transfers of equity interests in any of the Transferred Subsidiaries to Seller or any of its Subsidiaries, (C) distributions and other transfers of excess cash from any of the Transferred Subsidiaries, (D) transfers (by way of contributions, loans or otherwise) to fund the Transferred Subsidiaries as needed to implement the Pre-Closing Reorganization, (E) payments or other transfers to reduce or eliminate any intercompany indebtedness or other intercompany account and (F) actions necessary to ensure that, upon the Closing, Transferred Subsidiaries do not own the Specified Retained Business or Specified Retained Business Assets; provided, that Buyer shall have the right to review, and Seller shall consider in good faith any comments from Buyer with respect to, any material documentation implementing the Pre-Closing Reorganization Steps. The Intended End State may not be modified after the date hereof without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 2.5            French Employee Information and Consultation Matters.

(a)               The Parties acknowledge that, under French labor laws, (i) the applicable works council of the French Business will need to be informed and consulted on the sale of the French Business and the French Acquired Assets prior to any decision regarding the exercise of the French Put Option pursuant to Articles L. 2312-8 et seq. of the French Labor Code and (ii) the employees of the applicable Subsidiary of DuPont will need to be informed of their right to submit an offer to acquire the French Business and the French Acquired Assets pursuant to articles L. 23-10-1 et seq. of the French Commercial Code (together, the “Information and Consultation Process”). Notwithstanding anything to the contrary in this Agreement, unless and until Seller (or its relevant Subsidiary) has exercised the French Put Option, the French Acquired Assets, the French Business and the French Assumed Liabilities will not be considered to constitute Acquired Assets, the Business or Assumed Liabilities and, if no such French Put Option is exercised prior to the Closing, the Preliminary Purchase Price shall be reduced by the French Consideration (as such term is defined below).

(b)               On the terms and conditions set forth in the French Put Option Letter and the offer by Buyer or its applicable Subsidiary set forth therein (the “French Offer”), including the consideration specified therein (the “French Consideration”), Buyer or its applicable Subsidiary has irrevocably offered to acquire the French Acquired Assets and to have the provisions of this Agreement apply to the French Acquired Assets upon the exercise of the French Put Option by Seller (or its relevant Subsidiary). Subject to acceptance of the French Offer by Seller (or its relevant Subsidiary) following the completion of the Information and Consultation Process described in this Section 2.5 and upon delivery to Buyer of the executed French Put Option (the “France Put Option Exercise”), this Agreement shall apply to the French Acquired Assets and the French Acquired Assets shall be included in the Transferred Subsidiaries.

(c)               Seller shall initiate or cause its relevant Subsidiary to initiate the Information and Consultation Process as promptly as practicable after the date hereof. Seller shall conduct and cause its relevant Subsidiary to (i) conduct the Information and Consultation Process in the most expedient way practicable and (ii) request written notifications from each and every employee of the applicable Subsidiary of DuPont stating that they waive their right to submit an offer to acquire the French Acquired Assets. Buyer agrees (and shall cause its Affiliates) to cooperate, as may be reasonably required, with Seller and its relevant Subsidiary, including (subject to applicable confidentiality obligations and other legal constraints) by providing any documents and information relating to Buyer and its Affiliates that may be requested by any works council in connection with the Information and Consultation Process, to the extent such documents and information are reasonably available. Representatives of Buyer and its Affiliates shall, at the request of Seller and/or its relevant Subsidiary, with reasonable notice, attend one meeting with the works council of the applicable Subsidiary of DuPont, and Buyer shall use reasonable efforts to cause its representatives to, at the reasonable request of Seller and/or its relevant Subsidiary, with reasonable notice, attend any additional meetings with the applicable works council of the French Business that would reasonably be expected to expedite the completion of the Information and Consultation Process.

(d)               The parties acknowledge and agree that (i) conditions to the transfer and assumption of the French Acquired Assets set forth in the French Put Option Letter may be satisfied after the conditions to the transfer of other Transferred Subsidiaries set forth in Article VII have been satisfied and in any such case the Closing shall take place with respect to all Transferred Subsidiaries, Acquired Assets and Assumed Liabilities other than the French Acquired Assets and the French Assumed Liabilities and (ii) the consummation of the sale of the French Acquired Assets (the “France Closing”) shall occur in accordance with the terms of the French Put Option Letter. The parties further acknowledge and agree that (A) all actions and documents relating to the transfer of the French Acquired Assets (including, for the avoidance of doubt, the French Put Option Letter) shall not be required to be taken or delivered at the Closing but only at the France Closing and (B) all items taken into account in the Estimated Net Working Capital, Estimated Closing Cash, Estimated Net Working Capital and Estimated Closing Indebtedness (collectively, the “Closing Date Inputs”) in accordance with this Agreement shall not be adjusted to reflect the exclusion of the French Acquired Assets and the French Assumed Liabilities at the Closing but shall be reflected as if the France Closing shall have occurred at the Closing; provided, that if no France Put Option Exercise is delivered prior to the Expiry Date (as defined in the French Put Option Letter), the Closing Date Inputs shall be adjusted to reflect the exclusion of the French Acquired Assets and the French Assumed Liabilities which shall be determined and paid pursuant to the process set forth in Section 2.3 mutatis mutandis, provided that the date to provide a revised Closing Purchase Price Statement reflecting such adjustments to the Closing Date Inputs shall be as from the Expiry Date rather than as from the Closing Date. In the event the France Closing occurs on a different date than the Closing, the French Acquired Assets shall be deemed to constitute a Delayed Asset.

Section 2.6            Withholding Taxes. Buyer and Seller each shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that prior to making any such deduction or withholding on any amount, a Party shall use commercially reasonable efforts to provide such other Party with notice of intent to make such deduction or withholding at least twenty (20) days prior to payment and shall work in good faith to avoid or minimize the need to make such deduction or withholding to the extent permitted by applicable Law (other than as a result of Seller’s failure to provide the certificate described in Section 2.2(c)(iv)). To the extent that amounts are so deducted or withheld by one Party, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the other Party. Buyer further agrees that, provided the certificate described in Section 2.2(c)(iv) is provided, it will not make any such deduction or withholding of U.S. federal income Taxes from the payment to be made pursuant to Article II hereof absent a change in law after the date hereof. As of the date hereof, neither Seller nor Buyer is aware of any obligation to withhold from any amount payable with respect to the sale of the Shares under applicable Law. If Buyer becomes aware that it is or may be obligated to deduct and withhold any amounts from the payment to be made pursuant to Article II, it shall inform the Seller in writing as soon as reasonably practicable thereafter.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered to Buyer prior to the execution of this Agreement (the “Seller Disclosure Schedule”) (but subject to Section 10.12), Seller represents and warrants to Buyer that:

Section 3.1            Corporate Existence and Power. Seller is (a) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority required to own, lease, use and operate its properties and carry on the Business as presently conducted, and (b) duly qualified or licensed to do business and is in good standing (or similar status to the extent such status exists in such entity’s jurisdiction of formation) in any jurisdiction in which the nature or location of the business conducted by it or the property it owns, leases, uses or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document to which Seller or any of its Affiliates is a party.

Section 3.2            Corporate Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by Seller of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Seller. Seller and its Affiliates have all requisite power and authority to execute and deliver each other Acquisition Document to which Seller and the applicable Affiliate is a party and to consummate the transactions contemplated thereby, and the execution, delivery and performance by Seller and such Affiliates of their obligations thereunder have been duly authorized by all necessary corporate action on the part of Seller and any such Affiliates. Assuming due and valid execution by each other Party hereto, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). Assuming due and valid execution by each other party thereto, each other Acquisition Document to which Seller or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Seller and any such Affiliate, shall constitute, a valid and binding agreement of Seller and/or any such Affiliate, as applicable, enforceable against Seller and any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.3            Governmental Authorization. The execution, delivery and performance by Seller and its Affiliates of this Agreement and the other Acquisition Documents to which each of them is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any other applicable Regulatory Laws; and (iii) any such action, filing, consent, waiver, approval, license, authorization or permit as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document to which Seller or any of its Affiliates is a party.

Section 3.4            Non-contravention. The execution, delivery and performance by Seller and its Affiliates of this Agreement and the other Acquisition Documents to which each of them is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not, assuming compliance with the matters referred to in Section 3.3 and completion of the Pre-Closing Reorganization in accordance with Section 2.4, (i) violate the certificate of incorporation or bylaws (or equivalent governing instruments) of Seller, the applicable Affiliate, any Transferred Subsidiary or any Transferred Joint Venture, (ii) violate any applicable Law, (iii) require any consent or other action by any Person under, constitute a default under or breach of, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, the applicable Affiliate, any Transferred Subsidiary or, to the Knowledge of Seller, any Transferred Joint Venture, or to a loss of any benefit to which Seller, the applicable Affiliate, or any Transferred Subsidiary or, to the Knowledge of Seller, any Transferred Joint Venture is entitled under, any Material Contract or Lease, (iv) require a vote of, or consent by, the holders of any class or series of capital stock of Seller, or (v) result in the creation or imposition of any Lien on any Acquired Asset or on any asset of any Transferred Subsidiary or, to the Knowledge of Seller, any Transferred Joint Venture, except for any Permitted Liens, with such exceptions, in the case of each of clauses (ii), (iii) and (v), as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.

Section 3.5            Transferred Subsidiaries and Transferred Joint Ventures.

(a)               Each Transferred Subsidiary (i) is, or following the Pre-Closing Reorganization will be, duly organized and validly existing under the laws of its jurisdiction of organization and has, or following the Pre-Closing Reorganization will have, all requisite organizational powers and (ii) is, or following the Pre-Closing Reorganization will be, duly qualified or licensed to do business and in good standing (or similar status to the extent such status exists in such entity’s jurisdiction of formation) in any jurisdiction in which the nature or location of the business conducted by it or the property it owns, leases, uses or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document to which Seller or any of its Affiliates is a party.

(b)               All of the outstanding shares of capital stock of, or other equity or voting interests in, each of the Transferred Subsidiaries have been, or following the Pre-Closing Reorganization, will have been, duly authorized and validly issued and, to the extent applicable, fully paid and nonassessable and not issued in violation of any Contract or in violation of any preemptive or similar rights and are, or following the Pre-Closing Reorganization will be, owned, directly or indirectly, by Seller free and clear of any Lien (except for Permitted Liens). At the Closing, there will be no outstanding (i) securities of Seller or any Retained Dublin Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Transferred Subsidiary or any Transferred Joint Venture or (ii) options, warrants, stock based performance units or other similar rights to acquire from Seller or any Transferred Subsidiary, or other obligation of Seller or any of its Subsidiaries to issue or sell or otherwise dispose of or redeem or otherwise acquire, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Transferred Subsidiary or, to the Knowledge of Seller, any Transferred Joint Venture (the items in clauses (b)(i) and (b)(ii) being referred to collectively as the “Transferred Securities”). There are no outstanding obligations of Seller or any of its Subsidiaries or, to the Knowledge of Seller, any Transferred Joint Venture to repurchase, redeem or otherwise acquire any outstanding Transferred Securities. No Transferred Subsidiary or, to the Knowledge of Seller, Transferred Joint Venture has any outstanding indebtedness for borrowed money, outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable for securities having the right to vote) with equityholders of such Transferred Subsidiary or, to the Knowledge of Seller, such Transferred Joint Venture, respectively. Except in accordance with Section 5.9, the Transferred Subsidiaries own or, following the Pre-Closing Reorganization, will own, all of the Transferred Securities in respect of the Transferred Joint Ventures in each case free and clear of all Liens (except for Permitted Liens). Except in accordance with Section 5.9, the Company and the Transferred Subsidiaries own or, following the Pre-Closing Reorganization, will own, all of the Transferred Securities in each case free and clear of all Liens (except for Permitted Liens). Other than the Transferred Securities in respect of the Transferred Joint Ventures and in Transferred Subsidiaries, the Transferred Subsidiaries do not own, or have any interest in any equity or other ownership interests in any other Person.

(c)               As of the Closing, the Transferred Subsidiaries organized outside the United States will be, taken together, in compliance with all statutory minimum capitalization requirements under all applicable Laws, and, as of the Closing, there will be no requirement under any applicable Law for any Person to make contributions of capital to, or to provide letters of support or comfort in respect of the obligations of, such Transferred Subsidiaries in order to comply with all such statutory minimum capitalization requirements (based on facts and circumstances in existence as of immediately prior to the Closing).

(d)               Section 3.5(d) of the Seller Disclosure Schedule sets forth, as of the date hereof, the name of each such Transferred Joint Venture, its jurisdiction of organization and the ownership percentage owned by Seller, each Transferred Subsidiary, any other Transferred Joint Venture or any Subsidiary thereof. Except as set forth on Section 3.5(d) of the Seller Disclosure Schedule or in the Joint Venture Agreements, there are no agreements in effect with respect to the voting or transfer of the shares (or other equity interests) of any of the Transferred Joint Ventures.

(e)               The certificate of incorporation or bylaws (or equivalent governing instruments) of the Transferred Subsidiaries and, to the Knowledge of Seller, any Transferred Joint Ventures are in full force and effect, none of Seller or its Subsidiaries are in violation of such documents and Seller has made (or in the case of any Transferred Subsidiary to be established after the date hereof, will as of the Closing make) available to Buyer true and complete copies of such documents.

Section 3.6            Financial Data.

(a)               The financial data set forth on Section 3.6 of the Seller Disclosure Schedule (collectively, the “Financial Data”) were prepared in good faith and derived from the books and records of Seller and its Subsidiaries. The Financial Data have been prepared in accordance with GAAP, on a consistent basis for each period presented, and fairly present in all material respects the financial position, assets, and results of operations of the Business as of the dates and for the fiscal periods presented therein, subject to (i) the fact that the Business was not operated on a stand-alone basis during such periods and stand-alone financial data has not been historically prepared for the Business, (ii) the fact that the Financial Data (including the allocations and estimations made by the management of Seller in preparing such Financial Data) (A) are not necessarily indicative of the financial position and results of operations of the Business that would have resulted if the Business had been operated on a stand-alone basis during such periods and (B) may not be indicative of what the financial position and results of operations of the Business will be in the future, and (iii) the fact that the Financial Data does not contain the statements of cash flows and shareholders’ equity and all footnotes and other presentation items required under GAAP. Except for those representations and warranties contained in this Section 3.6, Seller makes no other representations or warranties in this Section 3.6 with respect to the Financial Data or, for the avoidance of doubt, any financial information relating to the Transferred Joint Ventures or their Subsidiaries (“Joint Venture Financial Information”) which is included in the Financial Data or as to other information included therein which is based upon or includes the Joint Venture Financial Information.

(b)               Seller further represents and warrants to Buyer that, as of the dates the 2021 Audited Financial Statements and the 2022 Audited Financial Statements are delivered to Buyer (respectively) and as of the Closing Date, the 2021 Audited Financial Statements and the 2022 Audited Financial Statements (as applicable) (i) will have been prepared in good faith and derived from the books and records of Seller and its Subsidiaries, (ii) will have been prepared in accordance with GAAP, on a consistent basis for each period presented, and (iii) will fairly present in all material respects the financial position, assets, liabilities, results of operations and cash flows of the Business as of the dates and for the fiscal periods presented therein.

Section 3.7            No Undisclosed Liabilities. There are no Liabilities of the Business of any kind required to be recorded on a balance sheet prepared in accordance with GAAP other than: (i) Liabilities incurred in the ordinary course of business since December 31, 2021 (none of which relates to breach of Contract, breach of warranty, tort, infringement or violation of Law) or pursuant to this Agreement; (ii) Retained Liabilities; (iii) Liabilities as of December 31, 2021 as specifically reflected in the Financial Data and (iv) any Liability which would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.

Section 3.8            Absence of Certain Changes. Since December 31, 2021, (a) the Business has been conducted in all material respects in the ordinary course of business other than (x) in respect of COVID-19 Measures, (y) in connection with the negotiation of this Agreement and the other Acquisition Documents and the implementation of the transactions contemplated hereby and thereby or (z) actions expressly required to be taken (or not taken) after the date hereof pursuant to the Acquisition Documents, (b) through the date of this Agreement, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, and (c) Seller and its Affiliates have not taken any action that would, if taken after the date of this Agreement through the Closing Date, require the consent of Buyer under clauses (iv) through (xvi) of Section 5.2(b).

Section 3.9            Assets.

(a)               The Transferred Subsidiaries, Seller and the Retained Dublin Subsidiaries (with respect to the Business), in the aggregate, own, lease, license or have the legal right to use, and the Transferred Subsidiaries will, at or immediately prior to the Closing, own, lease, license or have the legal right to use, all tangible Acquired Assets, free and clear of all Liens, other than Permitted Liens, and any tangible Acquired Assets have been maintained in all material respects in good operating condition and repair, reasonable wear and tear excepted, except as would not reasonably be expected, individually or in the aggregate, to be material to the Business taken as a whole. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business taken as a whole, Seller or one of its Subsidiaries is, and immediately following the Closing, the Transferred Subsidiaries and the Transferred Joint Ventures will be, the owner of all material Business Intellectual Property, and Seller and its Affiliates have, and, subject to Section 5.8 and 5.9 and the terms and conditions of any Acquisition Documents, immediately following the Closing the Transferred Subsidiaries and the Transferred Joint Ventures will have, a valid and enforceable right to use all other material Intellectual Property and IT Assets used in or necessary for the operation of the Business as currently conducted, in each case, free and clear of any Liens other than Permitted Liens.

(b)               The Acquired Assets that will be held, leased or licensed by the Transferred Subsidiaries as of the Closing, together with all assets, rights and services, the benefit of which will be provided to Buyer or one of its Subsidiaries (including the Transferred Subsidiaries) pursuant to this Agreement or the Acquisition Documents will constitute, as of the Closing, all properties, assets and legal interests and rights which are (x) owned, leased, licensed, used or held for use by Seller and its Affiliates in connection with the operation of the Business as conducted on the date hereof or (y) required for Buyer and its Subsidiaries (including the Transferred Subsidiaries) to operate the Business substantially in the same manner as it is conducted on the date hereof and as of the Closing Date (other than (i) Non-Transferable Permits, (ii) the “Intentionally Omitted Services” under the Dublin-Milan Transition Services Agreement, which are set forth on Section 3.9(b)(ii) of the Seller Disclosure Schedule, (iii) the services of Governmental Entities or third party utility providers (and assets of Governmental Entities or third party utility providers related to the provision of such services) provided to the Business of a type generally provided by Governmental Entities or third party utility providers to Persons similarly situated to Seller and its Subsidiaries and (iv) Excluded Shared Contracts).

Section 3.10        Material Contracts.

(a)               Section 3.10(a) of the Seller Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the following Contracts (other than purchase orders and invoices entered into in the ordinary course of business) to which, after giving effect to the Pre-Closing Reorganization, Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries is bound that is Related to the Business (other than any Contract that is a Benefit Plan, Excluded Asset, or any Contract constituting an Acquisition Document):

(i)                 any lease in existence at the date hereof (whether of real or personal property) requiring (A) annual rentals of $1,000,000 or more or (B) aggregate payments by Seller and its Subsidiaries of $5,000,000 or more;

(ii)              any agreement for the purchase of materials, supplies, goods, services, equipment or other tangible assets requiring either (A) annual payments by Seller and its Subsidiaries of $10,000,000 or more or (B) aggregate payments by Seller and its Subsidiaries of $40,000,000 or more, in each case whether in cash or in kind;

(iii)            any sales, distribution or other similar Contract (excluding purchase orders) providing for the sale or license by Seller or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets requiring either (A) annual payments to Seller and its Subsidiaries of $10,000,000 or more or (B) aggregate payments to Seller and its Subsidiaries of $40,000,000 or more;

(iv)             any partnership, joint venture, material strategic alliance or other similar agreement, including relating to any Transferred Joint Venture;

(v)               any agreement that materially limits the freedom of Seller or any of the Transferred Subsidiaries to compete in any line of business or with any Person or in any area and which would so limit the freedom of Buyer or its Affiliates (including the Transferred Subsidiaries after the Closing Date;

(vi)             any agreement relating to the acquisition or disposition of (x) any material business (whether by merger, sale of stock, sale of assets or otherwise) entered into during the five-year period immediately preceding the date hereof or (y) any business (whether by merger, sale of stock, sale of assets or otherwise) with respect to which Buyer or any Transferred Subsidiary will have any material liabilities or obligations after giving effect to the Closing;

(vii)          any material agreement with any of the ten (10) largest end-user customers of each of the Business Units (in each case measured by aggregate expenditure on product and service offerings of the Business) for the fiscal year ended December 31, 2021 (with customers that are affiliated with each other being aggregated and counted as one) (each, a “Material Customer”) (to the extent not already disclosed pursuant to another subsection of this Section 3.10(a));

(viii)        any material agreement with any of the ten (10) largest suppliers of each of (x) engineering polymers business unit and the performance resins business unit (measured by aggregate payments by Seller and its Affiliates in respect of the engineering polymers business unit and the performance resins business unit on a combined basis) and (y) advanced solutions business unit (measured by aggregate payments by Seller and its Affiliates in respect of the advanced solutions business unit) (in each case, excluding the businesses and products set forth on Section 1.1(b) of the Seller Disclosure Schedule) for the fiscal year ended December 31, 2021 (with suppliers that are affiliated with each other being aggregated and counted as one) (to the extent not already disclosed pursuant to another subsection of this Section 3.10(a));

(ix)             any agreement (A) pursuant to which the Business (1) licenses or receives rights under any material Intellectual Property from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses or (2) licenses or grants other rights under any material Intellectual Property to a third party, other than non-exclusive licenses granted to customers in the ordinary course of business, or (B) relating to the development, use or enforcement of any material Intellectual Property (including any such settlement, co-existence, covenant not to sue, consent to use, or similar agreements), but excluding in each case agreements with employees and contractors (including manufacturers) entered into in the ordinary course of business under which such employees assign and contractors assign or license their rights in the Intellectual Property developed in the scope of their employment or engagement;

(x)               any collective bargaining agreement or other Contract with any labor union, labor organization, or works council covering any Business Employees (in their capacity as such) or the Business, other than any national, sector or industry level collective bargaining agreement (each a “CBA”);

(xi)             any Contract with a Governmental Entity that is material to the business (other than in respect of services generally provided by Governmental Entities to Persons similarly situated to Seller and its Subsidiaries), provided that the materiality qualification set forth in this Section 3.10(a)(xi) shall be disregarded for purposes of Section 5.2(b);

(xii)          any contract or agreement that is a settlement, conciliation or similar agreement with respect to any Action, pursuant to which the Business or Transferred Subsidiaries will have a payment obligation in excess of $10,000,000, or will be subject to any material limitations on the conduct of operations after the Closing; and

(xiii)        Surviving Intercompany Agreements.

(b)               Each agreement, contract, lease or commitment required to be disclosed pursuant to this Section 3.10 (each, a “Material Contract”) is a valid and binding agreement of Seller or its Affiliates and is in full force and effect, and is enforceable against Seller or its applicable Affiliate in accordance with its terms, subject to the Enforceability Exceptions, (ii) none of Seller or, to the Knowledge of Seller as of the date hereof, any other party thereto is in default or breach in any respect under the terms of any such Material Contract and (iii) none of Seller or its Affiliates has received any written notice of breach of, or intention or decision to terminate, any Material Contract, except in each case, clauses (i), (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect. Seller has made available to Buyer, to the extent permissible by applicable Law, copies of each Material Contract that are correct and complete in all material respects.

Section 3.11        Litigation. Since January 1, 2019, no Actions involving the Business, the Company, any Transferred Subsidiaries, any Transferred Joint Ventures (with respect to such Transferred Joint Ventures, to the Knowledge of Seller), any Acquired Assets or any Assumed Liabilities have been pending against or, to the Knowledge of Seller, threatened against, the Seller or any of its Affiliates, and there is no order, writ, judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Entity, except for such matters as would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole, and would not prevent or materially delay, or reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document to which Seller or any of its Affiliates is a party.

Section 3.12        Compliance with Laws. Other than with respect to any Excluded Asset or Retained Liability, and except as would not reasonably be expected to be adverse and material to the Business taken as a whole:

(a)               neither Seller nor any of its Affiliates is or has been since January 1, 2019 in violation of, and to the Knowledge of Seller, is not under investigation with respect to and has not since January 1, 2019 been threatened to be charged with or given notice of any violation of, any applicable Law relating to the conduct of the Business;

(b)               neither Seller nor any of its Affiliates, nor the Retained Dublin Subsidiaries, nor the Transferred Subsidiaries, nor, to the Knowledge of Seller, the Transferred Joint Ventures, nor any of its and their respective directors, officers, employees, nor, to the Knowledge of Seller, any of its or their (but with respect to Transferred Joint Ventures, to the Knowledge of Seller) agents, distributors, or any other Person acting on behalf of the Business, in connection with the conduct of the Business, is or at any time since January 1, 2019 has been in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act of 2010 or its predecessor laws, or any analogous anti-corruption law (collectively, the “Anti-Corruption Laws”). To the Knowledge of Seller, none of Seller, any of its Affiliates or any of its and their directors, officers, employees, agents, distributors, or any other Person acting on behalf of the Business is, in connection with the conduct of the Business, subject to any investigation by any Governmental Entity with regard to any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under Anti-Corruption Laws;

(c)               (i) the Transferred Subsidiaries, the Transferred Joint Ventures (but with respect to Transferred Joint Ventures, to the Knowledge of Seller), and Seller and its Affiliates and the Retained Dublin Subsidiaries and their (but with respect to Transferred Joint Ventures, to the Knowledge of Seller) respective directors, officers, and employees, and, to the Knowledge of Seller, their agents, distributors, or any other Person acting on behalf of the Business, with respect to the Business, are and have at all times since January 1, 2019 been in compliance with all applicable Customs and International Trade Laws, (ii) each Transferred Subsidiary, Transferred Joint Venture (but with respect to Transferred Joint Ventures, to the Knowledge of Seller) and the Business is not, and since January 1, 2019 has not been, subject to any civil or criminal litigation, audit, compliance assessment, focused assessment, penalty proceeding, liquidated damages proceeding, forfeiture or forfeiture action, assessment of additional duty for failure to properly mark imported merchandise, written notice to properly mark merchandise or return merchandise to customs custody, claim for additional customs duties or fees, denial order, suspension of export privileges, or any other proceeding by a Governmental Entity involving or otherwise relating to any alleged or actual violation of the Customs and International Trade Laws, (iii) none of the Transferred Subsidiaries or, to the Knowledge of Seller, the Transferred Joint Ventures have, and the Business has not, received since January 1, 2019, any written notice threatening a civil or criminal investigation with respect to the foregoing, and (iv) each Transferred Subsidiary, each Transferred Joint Venture (but with respect to Transferred Joint Ventures, to the Knowledge of Seller) and the Business has paid all material customs duties and fees owed for merchandise imported by them or imported on their behalf into any applicable jurisdiction; and

(d)               The Transferred Subsidiaries and the Transferred Joint Ventures (but with respect to Transferred Joint Ventures, to the Knowledge of Seller), and Seller and its Affiliates and the Retained Dublin Subsidiaries and their (but with respect to Transferred Joint Ventures, solely to the Knowledge of Seller) respective directors, officers, and employees, and, to the Knowledge of Seller, their agents, distributors, or any other Person acting on behalf of the Business, with respect to the Business, are and have at all times since January 1, 2019 been in compliance with applicable Sanctions, and none of any Transferred Subsidiary or Transferred Joint Venture (but with respect to Transferred Joint Ventures, to the Knowledge of Seller), Seller and its Affiliates, or the Retained Dublin Subsidiaries, or any of their (but with respect to Transferred Joint Ventures, solely to the Knowledge of Seller) respective directors, officers or employees, or, to the Knowledge of Seller, their agents, distributors, or any other Person acting on behalf of the Business is or at any time since January 1, 2019 has been a Prohibited Person.

Section 3.13        Tax Representations Relating to the Transferred Subsidiaries. Except as set forth in the Seller Disclosure Schedule, and as to matters that would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, Seller hereby represents and warrants to Buyer that:

(a)               Each of the Transferred Subsidiaries has timely filed, or caused to be timely filed, with the appropriate Taxing Authorities, all Tax Returns that are required to be filed by, or with respect to, each of the Transferred Subsidiaries and the Acquired Assets. Each such Tax Return is true, correct and complete in all respects.

(b)               All Taxes due and payable by or with respect to any of the Transferred Subsidiaries have been timely paid in full (whether or not shown on any Tax Return as due and owing).

(c)               All amounts of Taxes related to any of the Transferred Subsidiaries is (or was), in each case, required by applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been timely and duly withheld or collected, and have been timely paid over to the proper Taxing Authority to the extent due and payable.

(d)               There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to the Knowledge of Seller’, threatened against or with respect to any of the Transferred Subsidiaries in respect of any Tax.

(e)               Neither Seller nor any of its Subsidiaries has made any requests for rulings or determinations, with respect to any Tax of or related to any Transferred Subsidiary that are currently pending before a Taxing Authority or will be in effect after the Closing Date.

(f)                Neither Seller nor any of its Subsidiaries has entered into an agreement or arrangement (including any waiver of the statute of limitations or other extension of any period during which to collect a Tax) with any Taxing Authority with regard to Tax liabilities of or with respect to any Transferred Subsidiary, other than settlements or compromises with respect to asserted Tax liabilities for prior Tax years that do not impose any payment obligation on any Transferred Subsidiary after the Closing Date.

(g)               No Transferred Subsidiary is a party to, is otherwise bound by or has any obligation under, any Tax Sharing Agreement (other than (i) a Tax Sharing Agreement exclusively between or among Seller and any of its Subsidiaries, which will be terminated at or prior to Closing with respect to any of the Transferred Subsidiaries or (ii) a Tax Sharing Agreement exclusively between or among the Transferred Subsidiaries).

(h)               Other than with respect to a Tax Return for which the statute of limitations has expired, no Transferred Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Seller or one of Seller’s Subsidiaries (each, a “Seller Group”)) or (ii) has any liability for the Taxes of any Person (other than any of the Transferred Subsidiaries or members of a Seller Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax law), as a transferee or successor, by Contract or otherwise.

(i)                 None of Seller or any Affiliate thereof or any Transferred Subsidiary has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provision of state, local or foreign Tax law).

(j)                 No Transferred Subsidiary is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of a method of accounting prior to the close of business on the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into prior to the close of business on the Closing Date, (iii) installment sale or open transaction disposition made prior to the close of business on the Closing Date, (iv) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local or non-U.S. Law), (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vi) election under Section 965(h) of the Code.

(k)               No Transferred Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(l)                 In the six (6) years prior to the date of this Agreement, no claim has been made in writing by any Taxing Authority in any jurisdiction in which a Transferred Subsidiary does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction.

(m)             There are no Liens for Taxes on any of the assets of the Transferred Subsidiaries, or on or in respect of the Acquired Assets, in each case other than Permitted Liens.

(n)               The entity classifications of each of the Transferred Subsidiaries and each of the Transferred Joint Ventures for U.S. federal income Tax purposes are (or, as of the Closing, will be) as set forth in the Pre-Closing Reorganization Steps plan provided in Section 2.4 of the Seller Disclosure Schedules.

Notwithstanding any other provision of this Agreement, this Section 3.13 and so much of Section 3.18 as relates to Taxes shall contain the sole and exclusive representations and warranties of Seller with respect to Taxes. Notwithstanding anything to the contrary contained herein, nothing in this Agreement (including in this Section 3.13 and Section 3.18) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute or Tax asset (including methods of accounting, net operating losses or Tax basis) of the Transferred Subsidiaries, or the ability of Buyer or any of its Affiliates (including the Transferred Subsidiaries) to utilize such Tax attributes or Tax assets after the Closing Date.

Section 3.14        Properties; Liens.

(a)               Section 3.14(a) of the Seller Disclosure Schedule includes a true and complete list of all real property which any of the Transferred Subsidiaries, as of the Closing and after giving effect to the Pre-Closing Reorganization, will own, lease (as tenant) or sublease (as subtenant) or otherwise use or occupy (the “Real Property”) and a true and complete list of all Leases.

(b)               The Real Property constitutes all the material real property that is used or held for use primarily in the conduct of the Business as currently conducted. No Person other than the Transferred Subsidiaries, Seller or a Retained Dublin Subsidiary (subject to the arrangements on Section 3.14(b) of the Seller Disclosure Schedule, which will cease to have such right as of the Closing), has the right to use the Real Property and, except as set forth in the Leases, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Real Property or any portion thereof or interest therein. With respect to the Real Property: (i) except as set forth in the Leases, neither the Seller nor any Transferred Subsidiary is a party to any agreement or option to purchase any real property or interest therein; and to the Knowledge of Seller, (ii) there are no pending condemnation proceedings, expropriation or other proceeding in eminent domain pending or, threatened, with respect to any Real Property or any portion thereof or interest therein, (iii) the current use of the Real Property does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect and (iv) all of the buildings, structures, appurtenances and other improvements situated on any Real Property have been maintained in all material respects in accordance with the usual business practices of Seller or the relevant Transferred Subsidiary or Retained Dublin Subsidiary and, with respect to each, Seller, such Transferred Subsidiary or Retained Dublin Subsidiary has reasonably adequate rights of ingress and egress for operation of its respective businesses in the ordinary course of business for the purposes for which they are presently being used.

(c)               Seller or one of its Transferred Subsidiaries, as the case may be, has legal and good and marketable fee simple title (or foreign equivalent thereof) to all Owned Real Property to, or in the case of any Leased Real Property or personal property, has valid leasehold interests (or the right to occupy the Real Property under a services agreement or license) in, all Acquired Assets, except for properties and assets sold since December 31, 2021 in the ordinary course of business or where the failure to have such legal title or valid leasehold interests would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect. With respect to each of the Leases and except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect: (i) the Seller or relevant Transferred Subsidiary currently has possession and quiet enjoyment of the Leased Real Property under such Lease and to the Knowledge of Seller, there are no disputes with respect to such Lease; (ii) neither the Seller nor the relevant Transferred Subsidiary nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iii) the Seller or relevant Transferred Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iv) the Seller or relevant Transferred Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein. Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, the material items of equipment included in the Acquired Assets (i) are in reasonably good operating condition and repair, ordinary course wear and tear excepted and (ii) are reasonably adequate and suitable in all material respects for the purposes for which they are presently being used.

(d)               No Acquired Asset is subject to any Lien, other than Permitted Liens.

Section 3.15        Intellectual Property and Data Protection.

(a)               Section 3.15(a) of the Seller Disclosure Schedule contains a list of all registrations and applications for registration of patents, trademarks, service marks and material domain names included in the Business Intellectual Property (the “Business Registered Intellectual Property”) as of the date hereof. Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, all such Business Registered Intellectual Property are subsisting and, to the Knowledge of Seller, are valid and enforceable.

(b)               Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, Seller or one of its Subsidiaries is the owner of or the holder of a valid license to or other right to use all material Business Intellectual Property, (it being understood that the foregoing does not constitute a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property). Excluding ordinary course and routine office actions and other similar proceedings that may be pending before the United States Patent and Trademark Office or its foreign equivalents, no proceedings are pending or, to the Knowledge of Seller, threatened since January 1, 2019 which challenge the validity or enforceability of any rights in respect of any of the Business Intellectual Property, or which allege that the conduct of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any third party in any material respect. The conduct of the Business does not infringe, misappropriate or otherwise violate, and since January 1, 2017, has not infringed, misappropriated, or otherwise violated, any Intellectual Property of any third party. To the Knowledge of Seller, no third party is infringing, misappropriating or violating any Business Intellectual Property, and none of the Business Intellectual Property is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity affecting the rights of the Transferred Subsidiaries.

(c)               Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, (i) the Transferred Subsidiaries are, and have been since January 1, 2019, in material compliance with and have not since January 1, 2019 materially breached, violated or defaulted under, or received notice that they have materially breached, violated or defaulted under, any of the terms or conditions of any material license, sublicense or other agreement to which any of the Transferred Subsidiaries is a party or is otherwise bound relating to Business Intellectual Property, and to the Knowledge of Seller there is no event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both), and (ii) each such agreement is in full force and effect, and to the Knowledge of Seller, no party obligated to the Transferred Subsidiaries pursuant to any such agreement is in material default thereunder.

(d)               Seller and the Transferred Subsidiaries have obtained from all employees and consultants who have created any portion of the Business Intellectual Property, either by operation of law or by valid and enforceable written agreement, assignments of or rights to use such employees’ or consultants’ rights in such Business Intellectual Property, and, to the Knowledge of Seller, no employee or consultant of Seller or the Transferred Subsidiaries is in material default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract to the extent such term relates in any way to the protection, ownership, development, use or transfer of the Business Intellectual Property.

(e)               Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, Seller and the Transferred Subsidiaries have each taken commercially reasonable measures to establish and preserve in all material respects its ownership of, and rights in, all Business Intellectual Property, including to protect the confidentiality and value of all material Trade Secrets and other material Know-How included in the Business Intellectual Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, the software used by the Business (“Business Software”) does not contain (i) any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware or (ii) any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.

(f)                Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, to the Knowledge of Seller, Seller and the Transferred Subsidiaries have not incorporated any software or source code in any Business Software owned or developed by Seller or a Transferred Subsidiary in connection with the conduct of the Business (including any such Business Software currently under development) that is distributed under an open source license in a manner that would (i) require the contribution, sale, licensing, provision or public disclosure to any Person of any source code for such Business Software or (ii) impose limitations on Buyer’s or a Transferred Subsidiary’s right to require royalty payments from or restrict further distribution of such Business Software (such as, for example, the GNU General Public License or other “copyleft” licenses). Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, neither Seller nor any of its Affiliates has participated in any standards setting activities that would materially affect the proprietary nature of any Business Software owned or developed by Seller or a Transferred Subsidiary in connection with the conduct of the Business or restrict the ability of Buyer or any Transferred Subsidiary to enforce, license, or exclude others from using such Business Software.

(g)               Except as would not be material to the Business, taken as a whole, since January 1, 2019, (i) there have been no breaches of security (e.g., no Person has gained unauthorized access, use, collection, processing, storage, disposal, destruction, transfer, or disclosure) with respect to the Business IT Assets, (ii) the Business has complied in all respects with its privacy policies, all applicable Laws applicable to the protection, use or processing of personal information and all other Data Security Requirements, (iii) no claims, complaints, investigations or notices have been asserted or threatened in writing against Seller, any of its Affiliates or any of the Transferred Subsidiaries regarding any non-compliance by all or any part of the Business or any Transferred Subsidiary with any Data Security Requirement, and (iv) there have been no failures, breakdowns, continued substandard performance, or other adverse events affecting any Business IT Assets that have caused any disruption of or interruption in or to the use of the Business IT Assets.

(h)               Seller and its Affiliates have taken commercially reasonable steps in the conduct of the Business (including implementing and monitoring compliance with commercially reasonable measures with respect to technical and physical security) in accordance with applicable Law to protect all personally identifiable information and personal data (as such terms are defined under Data Security Requirements) against loss and against unauthorized access, use, modification, disclosure or other misuse.

Section 3.16        Permits. Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, (a) taken together, the Transferred Subsidiaries possess or will possess, following completion of the Pre-Closing Reorganization, all Permits necessary for the operation of the Business as currently conducted after giving effect to the Pre-Closing Reorganization and taking into account the other Acquisition Documents, (b) such Permits are valid and in full force and effect and (c) Seller and its Subsidiaries are not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under such Permits.

Section 3.17        Finders’ Fees. Except for Goldman Sachs & Co. LLC, whose fees shall be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Acquisition Document.

Section 3.18        Employee Benefit Plans and Employees.

(a)         Section 3.18(a) of the Seller Disclosure Schedule lists each material Business Benefit Plan. For each material Business Benefit Plan, Seller has made available to Buyer a summary of the benefits provided under such plan or a copy of such plan (or in the case of individual agreements that are based on a form agreement, a copy of such form) together with all material amendments thereto, and the most recent determination, advisory, or opinion letter received from the Internal Revenue Service (the “IRS”).

(b)         No Transferred Subsidiary Benefit Plan or Assumed Plan is and neither any Transferred Subsidiary or any of their Affiliates has any Liability that will remain a Liability after the Closing Date under or with respect to any: (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (iv) a “defined benefit plan” (as defined in Section 3(35) of ERISA); or (v) provides any post-retirement medical, dental or life insurance benefits to any Business Employee (other than coverage mandated by Section 4980B of the Code and for which the beneficiary pays the full premium cost of coverage). No Transferred Subsidiary Benefit Plan or Assumed Plan that is subject to Title IV of ERISA is in “at-risk status” (within the meaning of Section 303(i)(4) of ERISA), and none of the following events have occurred in connection with any such plan, except for such events that would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect: (x) a “reportable event,” within the meaning of Section 4043 of ERISA, other than any such event for which the 30-day notice period has been waived by the Pension Benefit Guaranty Corporation, (y) any notification to the Pension Benefit Guaranty Corporation as a result of an event described in Section 4062 or 4063 of ERISA. For the avoidance of doubt, the foregoing representations set forth in this Section 3.18(b) are made solely with respect to plans that are not International Plans. No International Plan has been declared to be fully or partially wound up, nor, to the Knowledge of Seller, has any act or event occurred which would cause any such plan to be wound up under its plan documents or pursuant to which any such plan could reasonably be expected to be ordered to be wound up, in whole or in part, by any Governmental Entity.

(c)         Each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired. Each material International Plan that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and no condition exists nor has an event occurred that could reasonably be expected to result in the loss or revocation of such status. Each International Plan that is required to be registered has been registered and has been maintained in all material respects in good standing with all applicable regulatory authorities. Each Transferred Subsidiary Benefit Plan and Assumed Plan has been maintained in compliance with its terms and applicable Law in all material respects and no event has occurred and no condition exists with respect to any Benefit Plan that could subject to the Business to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code, or any other applicable Law.

(d)         Except as would not reasonably be expected, individually or in the aggregate, to result in any material Liabilities to any Transferred Subsidiary or any of their Affiliates, no Proceeding by or before any Governmental Entity is (i) pending against or involves any Business Benefit Plan or (ii) to the Knowledge of Seller, is threatened against or threatened to involve, any Business Benefit Plan.

(e)         The Company Group and Seller and the Retained Dublin Subsidiaries (with respect to the Business Employees and the Business) are and for the last three years have been in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, worker classification (including contractor classification), tax withholding, unemployment insurance, workers compensation, plant closings, mass layoffs, safety and health and continuation coverage under group health plans, except for failures to comply that would not reasonably be expected, with respect to any individual claim (or series of related claims) to result in any material Liabilities to the Business, any Transferred Subsidiary or any of their Affiliates.

(f)         Neither Seller, nor any Retained Dublin Subsidiary (with respect to the Business Employees and the Business) or the Company or any Transferred Subsidiary, is party to or subject to any CBA; there are no CBAs or any other labor-related agreements or arrangements that pertain to any of the Business Employees or the Business; and no Business Employees are represented by any labor union, works council, or other labor organization with respect to their employment with Seller or any Retained Dublin Subsidiary (with respect to the Business Employees and the Business) or the Company or any Transferred Subsidiary. To the Knowledge of Seller, in the past three (3) years, there have been no labor organizing activities with respect to the Business or any Business Employees. Since January 1, 2019, to the Knowledge of Seller, there have been no material actual or, to the Knowledge of Seller, threatened, in each case, material unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Seller or any Retained Dublin Subsidiary (with respect to the Business Employees and the Business) or the Company or any Transferred Subsidiary. Prior to the date hereof, Seller and any member of the Company Group has satisfied in all material respects any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with any labor, union, labor organization or works council which is representing any Business Employee, in connection with the execution of this Agreement or the transactions contemplated hereby.

(g)         No Business Benefit Plan is, and neither Seller, nor any Retained Dublin Subsidiary or Transferred Subsidiary contributes to, has any obligation to contribute to, or has any current or contingent Liability or obligation under or with respect to a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (each such plan, a “Multiemployer Plan”). With respect to each such Multiemployer Plan, no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by Seller, nor any Retained Dublin Subsidiary or Transferred Subsidiary, and none of such entities has received written notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and all material contributions (including installments) required to be made by Seller, any Retained Dublin Subsidiary or Transferred Subsidiary to any such Multiemployer Plan have been timely made.

(h)         Except as contemplated by the Pre-Closing Reorganization or the Employee Matters Agreement, there are no obligations to create any material additional Business Benefit Plans or to materially modify or change the participation of any Business Employees or beneficiary thereof and no event has occurred with respect to a Business Benefit Plan that would subject Buyer to any material penalty or excise tax with respect to the administration of any such plan. With respect to each Business Benefit Plan, all material contributions, reimbursements, premium payments, and which have accrued on or prior to the Closing Date have been paid within the time periods prescribed by the terms of each Business Benefit Plan, ERISA, and the Code, and to the extent not yet due, properly reflected on the books and records and other financial reports of the Business.

(i)          Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by the Pre-Closing Reorganization, the Employee Matters Agreement or the other transactions contemplated hereby (except as expressly set forth in the EMA) could reasonably be expected to (either alone or in conjunction with any other event, such as a termination of employment) (i) result in any payment or equity award (including, without limitation, severance, parachute or otherwise) becoming due to any Business Employee or Former Company Business Employee under any Transferred Subsidiary Benefit Plan (ii) increase any compensation or benefits otherwise payable to any Business Employee or Former Company Business Employee under any Transferred Subsidiary Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits to any Business Employee or Former Company Business Employee under any Transferred Subsidiary Benefit Plan, (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, (v) result in the forgiveness of any loan or indebtedness owed to the Company Group by any Business Employee or other individual in respect of their service to the Company Group or (vi) result in the limitation or restriction of the rights of the Company Group to merge, amend or terminate any Transferred Subsidiary Benefit Plan or Assumed Plan. Notwithstanding the foregoing, the representation contained in this Section 3.18(i) shall not apply to and Seller shall have no obligation to disclose any exceptions thereto with respect to payments for which none of any Transferred Subsidiary, Buyer or any of their respective Affiliates will have any obligation or Liability and which are made to Business Employees other than those whose annual cash compensation has been or is expected to be in excess of $250,000.

(j)          Each Transferred Subsidiary Benefit Plan and Assumed Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered and maintained in all material respects in both form and operation according to the requirements of Section 409A of the Code and the guidance issued thereunder. No member of the Company Group has an obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable, including under Sections 409A or 4999 of the Code.

(k)         Neither Seller nor any Transferred Subsidiary has incurred, and no event has occurred and no condition or circumstance exists that could reasonably be expected to result in any material liability, other than premiums payable to the Pension Benefit Guaranty Corporation, of Seller or any Transferred Subsidiary under Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA for which Buyer, any Transferred Subsidiary or any of their respective Affiliates could be held liable, including as a result of being treated as a single employer with Seller or any of its Affiliates under Section 414 of the Code. No asset or property of any Transferred Subsidiary, and none of the Acquired Assets is subject to any lien arising under the Code or ERISA due to any Benefit Plan. No Transferred Subsidiary has been required to provide any security under Section 307 of ERISA or Section 436(f) or 412(f) of the Code.

(l)          No Business Employee has had their contract of employment transferred to the Company Group or the Seller or the Retained Dublin Subsidiaries from another employer pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (“TUPE”) in circumstances where the Business Employee was entitled to rights under an occupational pension scheme which do not relate to benefits for old age, invalidity or survivors (within the meaning of regulation 10(2) of TUPE) in respect of the former employment.

(m)        Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, no Business Employee has rights under any Benefit Plan which is not a Business Benefit Plan to (i) benefits on redundancy; or (ii) benefits on early retirement (other than in the case of ill health) which are more generous than those which would have been payable had the Business Employee no longer been in the service of an employer participating in the Benefit Plan at the time of retirement.

Section 3.19        Environmental Compliance.

(a)          Except as to matters that would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole:

(i)                 the Transferred Joint Ventures (to the Knowledge of Seller) and, with respect to the Business, the Acquired Assets and the Transferred Subsidiaries, Seller and its Subsidiaries are and have been since January 1, 2019 in compliance with all applicable Environmental Law;

(ii)                (x) the Transferred Joint Ventures (to the Knowledge of Seller) and, with respect to the Business, the Acquired Assets and the Transferred Subsidiaries, Seller and its Subsidiaries, possess and are in compliance with and since January 1, 2019 have possessed and been in compliance with all Environmental Permits required by all applicable Environmental Laws; (y) all such Permits are valid and in full force and effect; and (z) neither Seller nor any of its Subsidiaries nor any of the Transferred Joint Ventures (but with respect to Transferred Joint Ventures, to the Knowledge of Seller) is in default, and, to the Knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a default, under such Permits;

(iii)              (x) no written notice, order, request for information, complaint or penalty has been received by Seller or any of its Subsidiaries or, to the Knowledge of Seller, the Transferred Joint Ventures, and (y) there has been no Action pending or, to the Knowledge of Seller, threatened, and (z) there has been no order, writ, Judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Entity, in the case of each of (x), (y) and (z), which (A) relates to an actual or alleged violation of or Liability under any Environmental Law, (B) relates to the Business, the Acquired Assets, the Transferred Joint Ventures (but with respect to Transferred Joint Ventures, to the Knowledge of Seller), the Transferred Subsidiaries or the Real Property and (C) has not been settled, dismissed, paid or otherwise resolved; and

(iv)              Neither Seller nor any of its Subsidiaries (nor any other Person to the extent giving rise to Liability for Seller or any of its Subsidiaries), with respect to the Business, the Acquired Assets and the Transferred Subsidiaries, nor any of the Transferred Joint Ventures (with respect to Transferred Joint Ventures, to the Knowledge of Seller), has caused the introduction of, Released, treated, stored, disposed of, arranged for the disposal of, transported, handled, manufactured, distributed, sold, or exposed any person to any Hazardous Substances (including in soil, surface water, ground water, any present or potential drinking water supply or subsurface strata at, on, under or migrating from Real Property), and no Real Property or property owned, leased or operated by the Transferred Joint Ventures is contaminated by any Hazardous Substances, in each case in a manner or in quantities that would result in a violation of or give rise to a Liability under Environmental Laws.

(b)        To the Knowledge of Seller, Seller has provided, or made available, to Buyer all material environmental assessments, reports, audits and compliance reviews, including any Phase I or Phase II reports relating to the Real Property, the Acquired Assets, the Transferred Subsidiaries and the operation of the Business, that are in the possession or control of Seller or its Subsidiaries that have been prepared since January 1, 2019 and all other material environmental, health or safety documents bearing on a matter which is not disclosed in the foregoing and could give rise to any material Liability under Environmental Laws.

Section 3.20        Insurance. Seller and its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance (and/or participate in insurance arrangements made by Seller and/or its Affiliates, including any self-insurance programs) that provide coverage for the Business in such amounts, with such deductibles and against such types of risks and losses as are as set forth on Section 3.19(b) of the Seller Disclosure Schedule. Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, (i) all such policies are in full force and effect, no invoiced premiums are overdue for payment (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received by Seller or any of its Subsidiaries with respect to any such policy providing coverage that is material to the Business that has not been replaced on substantially similar terms prior to the date of such cancellation or termination, (ii) there are no pending or ongoing material claims with respect to which Seller or its Subsidiaries has received written notice that coverage under any such policy has been rejected, denied or reserved or is under review, and (iii) to the Knowledge of Seller, there are no outstanding requirements by an insurer or a regulatory authority for security or deposits that will give rise to a material capital expenditure by Buyer or the Transferred Subsidiaries after the Closing.

Section 3.21        Related Party Transactions and Agreements. Section 3.21 of the Seller Disclosure Schedule lists all Contracts and transactions between Seller and its Affiliates (to the extent not engaged in the conduct of the Business), on the one hand, and a Transferred Subsidiary (to the extent engaged in the conduct of the Business), on the other hand (other than the Pre-Closing Reorganization) (collectively, “Intercompany Agreements”) that are material to the Business, indicating for each whether such agreement or transaction will be terminated at the Closing or survive the Closing, as contemplated in Section 5.11.

Section 3.22        Product Liabilities and Recalls. Section 3.22 of the Seller Disclosure Schedule sets forth a list of each product warranty, product liability and product recall claims of Seller and its Subsidiaries in respect of the Business outstanding or experienced since January 1, 2019 which resulted in a material liability. Since January 1, 2019, (i) each product category and service offering manufactured or sold in the conduct of the Business has been manufactured or sold in material conformity with all contractual commitments and all standard warranties, in each case, to the extent applicable except for failures to do so which in each individual instance (as to any product category or service offering) did not and would not reasonably be expected to have a Business Material Adverse Effect, (ii) Seller and its Subsidiaries in the conduct of the Business have not had a material liability for replacement or repair of any such product category or service offering or other damages in connection therewith, (iii) Seller and its Subsidiaries in the conduct of the Business have not received any written notice asserting a claim for product liability or breach of warranty (including implied warranties) involving (other than ordinary course notices provided to customer service teams which do not result in an Action), and there has been no recall that would be material to the Business as a whole of any of the products of the Company and (iv) Seller and its Subsidiaries in the conduct of the Business have not been denied product liability insurance coverage by a third party insurance provider. The standard product warranties of the Business with respect to each of the products it sells or has sold since January 1, 2019 have been made available to Buyer.

Section 3.23        No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, THE OTHER ACQUISITION DOCUMENTS AND ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT (IN EACH CASE, AS DISCLOSED AGAINST IN THE SELLER DISCLOSURE SCHEDULE), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR ITS AFFILIATES, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE SHARES, THE ACQUIRED ASSETS, THE TRANSFERRED SUBSIDIARIES, THE TRANSFERRED JOINT VENTURES, THE REAL PROPERTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED OR ASSUMED PURSUANT HERETO, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, BUDGETS, FORECASTS, PREDICTIONS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE OR FURNISHED BY SELLER OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR REPRESENTATIVES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, THE OTHER ACQUISITION DOCUMENTS AND ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT (IN EACH CASE, AS DISCLOSED AGAINST IN THE SELLER DISCLOSURE SCHEDULE), NONE OF SELLER, ITS SUBSIDIARIES OR THEIR RESPECTIVE AFFILIATES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO EXCLUDED ASSETS OR RETAINED LIABILITIES.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure schedule delivered to Seller prior to the execution of this Agreement (the “Buyer Disclosure Schedule”), Buyer represents and warrants to Seller that:

Section 4.1           Existence and Power. Buyer is (a) a Delaware corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority required to own, lease, use and operate its properties and carry on its business as presently conducted, and (b) duly qualified or licensed to do business and is in good standing (or similar status to the extent such status exists in such entity’s jurisdiction of formation) in any jurisdiction in which the nature or location of the business conducted by it or the property it owns, leases, uses or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document to which Buyer or any of its Affiliates is a party.

Section 4.2           Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement and performance by Buyer of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Buyer. Buyer and its Affiliates have all requisite power and authority to execute and deliver each other Acquisition Document to which Buyer and the applicable Affiliate is a party and to consummate the transactions contemplated thereby, and the execution, delivery and performance by Buyer and such Affiliates of their obligations thereunder have been duly authorized by all necessary corporate action on the part of Buyer and any such Affiliates. Assuming due and valid execution by each other Party hereto, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by each other party thereto, each other Acquisition Document to which Buyer or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Buyer and any such Affiliate, shall constitute, a valid and binding agreement of Buyer and any such Affiliate, enforceable against Buyer and any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions. No other corporate proceedings on the part of Buyer (and no action on part of any equityholders of Buyer) or any Affiliate thereof are necessary to authorize the execution and delivery of this Agreement and performance of this Agreement and the Acquisition Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

Section 4.3           Governmental Authorization. The execution, delivery and performance by Buyer and its Affiliates of this Agreement and the other Acquisition Documents to which each of them is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any other applicable Regulatory Laws; and (iii) any such action, filing, consent, waiver, approval, license, authorization or permit as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document to which Buyer or any of its Affiliates is a party.

Section 4.4           Non-contravention. The execution, delivery and performance by Buyer and its Affiliates of this Agreement and the other Acquisition Documents to which each of them is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not, assuming compliance with the matters referred to in Section 4.3, (i) violate the certificate of incorporation or bylaws (or equivalent governing instruments) of Buyer or the applicable Affiliate, (ii) violate any applicable Law, (iii) require any consent or other action by any Person under, conflict with or result in a breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or such Affiliate or to a loss of any benefit to which Buyer or such Affiliate is entitled under any of the terms conditions or provisions of any material oral or written contract, agreement, arrangement or other instrument to which Buyer or such Affiliate is a party or by which Buyer, such Affiliate or any of its or their properties or assets may be bound, (iv) require a vote of, or consent by, the holders of any class or series of capital stock of Buyer or (v) result in the creation or imposition of any Lien on any asset of Buyer or such Affiliate, except for any Permitted Liens, with such exceptions, in the case of each of clauses (ii), (iii) and (v), as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document to which Buyer or any of its Affiliates is a party.

Section 4.5           Financing.

(a)         Buyer has delivered to Seller a true, complete and correct copy of the executed debt commitment letter (including all exhibits, schedules and annexes thereto and as amended or modified from time to time in accordance with its terms and to the extent permitted by Section 5.19(b), the “Debt Commitment Letter”), dated as of the date of this Agreement, from the Financing Sources party thereto and each executed fee letter (redacted, in the case of such fee letters, including with respect to the amounts and percentages of the fees and other economic terms set forth therein; provided that such redactions could not be reasonably expected to adversely affect conditionality, enforceability or termination provisions or reduce the aggregate principal amount of the Debt Financing below the amount necessary to fund the Required Amount (as defined below) associated therewith (such Debt Commitment Letter and each such fee letter, collectively, the “Debt Financing Commitment”), pursuant to which the Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to lend the amounts set forth therein to Buyer for the purposes of, among other things, financing the transactions contemplated by this Agreement and the Acquisition Documents and related fees and expenses (the “Debt Financing”).

(b)         As of the date of this Agreement, the Debt Financing Commitment is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, enforceable by Buyer against such other parties thereto in accordance with its terms (subject to the Enforceability Exceptions). As of the date of this Agreement, the Debt Financing Commitments are in full force and effect, and the Debt Financing Commitments have not been terminated, withdrawn, rescinded or otherwise amended or modified in any respect (and no such amendment or modification is contemplated other than an amendment or modification solely to join additional Financing Sources thereto). Except as expressly set forth in the Debt Financing Commitments delivered to Seller pursuant to this Section 4.5, there are no side letters or other contracts, agreements, arrangements or understandings (written or oral) directly or indirectly related to the Debt Financing. Buyer has fully paid any and all commitment fees or other fees or expenses in connection with the Debt Financing Commitments that are payable on or prior to the date of this Agreement. There are no conditions precedent related to the funding of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. No event has occurred as of the date of this Agreement which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other party thereto under any term or condition of the Debt Financing Commitments, (ii) make any of the assumptions or any of the statements or representations of Buyer or, to the Knowledge of Buyer, any other party thereto set forth in the Debt Financing Commitments inaccurate in any material respect, (iii) result in any of the conditions in the Debt Financing Commitments not being satisfied on a timely basis or (iv) otherwise result in the Debt Financing not being available in accordance with the terms of the Debt Financing Commitments. As of the date of this Agreement, no Financing Source party to the Debt Commitment Letter has notified the Buyer of its intention to terminate any of the Debt Financing Commitments or not to provide all or any portion of the Debt Financing. Buyer is not, as of the date of this Agreement, aware of any fact, event or other occurrence that makes any of the representations and warranties of Buyer in any Debt Financing Commitment inaccurate in any material respect. As of the date of this Agreement, and assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Buyer has no reason to believe that any of the conditions to the Debt Financing contemplated by the Debt Financing Commitments will not be satisfied on a timely basis or that the Debt Financing will not be made fully available to Buyer on or prior to the Closing (subject to any required reductions of the commitments thereunder after the date hereof in accordance with the terms of the Debt Commitment Letter as in effect on the date hereof). Assuming that the Debt Financing is funded in accordance with the Debt Financing Commitments, the net proceeds from the Debt Financing Commitments, together with other financial resources of Buyer, including Cash Equivalents of Buyer (including any funds escrowed for such purpose with conditions to release from escrow that are no worse for closing certainty than the conditions in the Debt Commitment Letter as of the date hereof) all such other financial resources, “Other Available Funds”), shall be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement and the other Acquisition Documents and, in the aggregate, shall provide for, at the Closing, funds sufficient in amount for Buyer to (i) pay the Preliminary Purchase Price (as well as the Final Purchase Price) and the Indebtedness contemplated or required to be repaid or otherwise satisfied in connection with the consummation of the transactions contemplated hereby, (ii) pay any and all fees and expenses required to be paid by Buyer or its Subsidiaries at or in connection with the Closing in connection with the transactions contemplated hereby and by the Debt Financing, and (iii) satisfy all other payment obligations of Buyer and its Subsidiaries contemplated hereunder and under the other Acquisition Documents and under the Debt Financing Commitments required to be made at or in connection with the Closing (the amounts contemplated by clauses (i) through (iii), the “Required Amount”).

(c)         Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the consummation of the Debt Financing shall not be a condition to the obligation of Buyer to consummate the transactions contemplated hereby.

Section 4.6           Solvency. After giving effect to the transactions contemplated by this Agreement (including the funding of the full amount of the Debt Financing), Buyer and its Subsidiaries, including the Transferred Subsidiaries and the Business, taken as a whole, will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (A) the amount of the “fair saleable value” (as such term is generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors) of the assets of such Person will, as of such date, exceed (1) the value of all Liabilities of such Person, as of such date, and (2) the amount that will be required to pay the probable Liabilities of such Person on its existing debts (including contingent Liabilities, it being understood that the amount of contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability) as such debts become absolute and matured in the ordinary course of business, (B) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (C) such Person will be able to pay its Liabilities, including contingent and other Liabilities, as they mature in the ordinary course of business. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates.

Section 4.7           Litigation. There are no Actions pending against or, to the Knowledge of Buyer, threatened against, Buyer or any of its Affiliates, and there is no order, writ, judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Entity, except for such matters as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect and would not prevent or materially delay, and would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document.

Section 4.8           Finders’ Fees. Except for BofA Securities, Inc., whose fees shall be paid by Buyer or one of its Affiliates, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Acquisition Document.

Section 4.9           Inspections; Acknowledgment. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Acquired Assets, Transferred Subsidiaries and Shares as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement. Buyer confirms that Seller has made available to Buyer (a) the opportunity to ask questions of the officers and management employees of Seller and its Affiliates, including the Business, and to acquire additional information about the business and financial condition of the Business, and (b) in the electronic data room maintained in connection with the transactions contemplated by this Agreement, information and documents, including written responses to questions submitted by, or on behalf of, Buyer, relating to the Business, Acquired Assets, Transferred Subsidiaries, Transferred Joint Ventures and Shares.

Section 4.10        Purchase for Investment. Buyer is acquiring the Business, including the Shares, Acquired Assets and Transferred Subsidiaries, for the sole purpose of investment for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any applicable foreign securities Law. Buyer acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Law, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Business and is capable of bearing the economic risks of such investment.

Section 4.11        No Other Representations and Warranties.

(a)          BUYER ACKNOWLEDGES AND AGREES THAT NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS, SHARES, TRANSFERRED SUBSIDIARIES, ACQUIRED ASSETS, TRANSFERRED JOINT VENTURES, OR OTHER MATTERS THAT IS NOT SPECIFICALLY INCLUDED IN THIS AGREEMENT, THE SELLER DISCLOSURE SCHEDULE, THE OTHER ACQUISITION DOCUMENTS OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER SELLER NOR ANY OTHER PERSON HAS MADE A REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO, AND NEITHER SELLER NOR ANY OTHER PERSON, SHALL BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM, SELLER OR ITS REPRESENTATIVES MAKING AVAILABLE TO BUYER, (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS FOR THE TRANSFERRED SUBSIDIARIES OR THE BUSINESS, OR (II) ANY MATERIALS, DOCUMENTS OR INFORMATION RELATING TO THE TRANSFERRED SUBSIDIARIES, ACQUIRED ASSETS, TRANSFERRED JOINT VENTURES, SHARES, SELLER OR THE BUSINESS MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS IN CERTAIN DATA ROOMS, OFFERING MEMORANDUM, CONFIDENTIAL INFORMATION MEMORANDUM, MANAGEMENT PRESENTATIONS OR OTHERWISE, IN EACH CASE, EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE OTHER ACQUISITION DOCUMENTS OR ANY CERTIFICATE PURSUANT TO THIS AGREEMENT. IN CONNECTION WITH BUYER’S INVESTIGATION OF THE BUSINESS, SELLER HAS DELIVERED, OR MADE AVAILABLE TO BUYER AND ITS RESPECTIVE AFFILIATES, AGENTS AND REPRESENTATIVES, CERTAIN BUDGETS, PROJECTIONS AND FORECASTS, INCLUDING, BUT NOT LIMITED TO, PROJECTED FINANCIAL STATEMENTS, CASH FLOW ITEMS AND OTHER DATA OF SELLER AND ITS SUBSIDIARIES RELATING TO THE BUSINESS AND CERTAIN BUSINESS PLAN INFORMATION OF THE BUSINESS. BUYER ACKNOWLEDGES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH BUDGETS, PROJECTIONS AND FORECASTS AND PLANS AND ACCORDINGLY IS NOT RELYING ON THEM, THAT BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, THAT BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL BUDGETS, PROJECTIONS AND FORECASTS AND PLANS SO FURNISHED TO IT, AND THAT BUYER AND ITS AFFILIATES, AGENTS AND REPRESENTATIVES SHALL HAVE NO CLAIM AGAINST ANY PERSON WITH RESPECT THERETO. ACCORDINGLY, BUYER ACKNOWLEDGES THAT, WITHOUT LIMITING THE GENERALITY OF SECTION 3.23, NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES, AGENTS OR AFFILIATES HAVE MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH BUDGETS, PROJECTIONS AND FORECASTS AND PLANS. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF THE PARTIES THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN ARTICLE III OF THIS AGREEMENT, THE OTHER ACQUISITION DOCUMENTS AND ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, NON-INFRINGEMENT, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE ACQUIRED ASSETS AND, EXCEPT AS EXPRESSLY PROVIDED BY A REPRESENTATION OR WARRANTY IN ARTICLE III OF THIS AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR THE OTHER ACQUISITION DOCUMENTS AND SUBJECT TO THE TERMS AND CONDITIONS OF ARTICLE III OF THIS AGREEMENT AND ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT AND THE OTHER ACQUISITION DOCUMENTS, AS APPLICABLE, IT IS UNDERSTOOD THAT BUYER IS ACQUIRING THE BUSINESS, INCLUDING THE TRANSFERRED SUBSIDIARIES, ACQUIRED ASSETS AND SHARES, “AS IS” AND “WHERE IS” WITH ALL FAULTS AS OF THE CLOSING DATE WITH ANY AND ALL DEFECTS.

(b)         THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS ARTICLE IV (IN EACH CASE, AS DISCLOSED AGAINST IN THE BUYER DISCLOSURE SCHEDULE) ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY BUYER UNDER THIS AGREEMENT. BUYER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITSELF UNDER THIS AGREEMENT.

Section 4.12        Independent Investigation; No Reliance. Buyer has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of this Agreement and the transactions contemplated hereby. In connection with its investment decision, Buyer expressly acknowledges that it and its Representatives have been afforded access to the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Business. Buyer hereby expressly acknowledges that its purchase of the Shares and the consummation of the transactions contemplated hereby are not done in reliance upon any representation or warranty or omission by, or information from, Seller, its Representatives, its Affiliates or any other Person, whether oral or written, express or implied, except for the representations and warranties of Seller specifically and expressly set forth in Article III, any certificate delivered pursuant to this Agreement, and Buyer hereby expressly acknowledges that Seller, its Representatives and its Affiliates expressly disclaim any other representations and warranties and expressly disclaims any reliance thereon.

Article V

COVENANTS

Section 5.1          Certain Governmental Approvals.

(a)         Subject to the terms and conditions set forth in this Agreement and including Section 5.1(f) below, Seller and Buyer shall use their respective reasonable best efforts (subject to, and in accordance with, Regulatory Laws) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner possible the Acquisition and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Acquisition and the other transactions contemplated by this Agreement, (ii) subject to Section 5.1(f), taking all actions necessary to obtain (and cooperating with each other in obtaining) any Approval of any third party, including any Governmental Entity (which actions shall include furnishing all information as may be required in connection with consents, permits, authorizations, waivers or approvals under Regulatory Laws) required to be obtained or made by Seller or Buyer or any of their respective Subsidiaries in connection with the Acquisition or the other transactions contemplated by this Agreement, (iii) causing the expiration or termination of any applicable waiting periods under the HSR Act or any other applicable Regulatory Law, (iv) avoiding or eliminating each and every impediment under the Regulatory Laws that may be asserted by any Governmental Entity or any other Person and (v) subject to Section 5.1(f) and Section 5.20, the execution and delivery of any additional instruments necessary to consummate the Acquisition and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Unless otherwise expressly agreed herein, neither Seller nor the Company nor any of their respective Affiliates shall be obligated to grant any consideration, or pay any fee or other similar payment to any third party from whom consent or approval is required or requested from or by such third Person in connection with the consummation of the transactions contemplated by this Agreement in order to obtain any such consent or approval.

(b)         Without limiting the generality of the undertaking pursuant to Section 5.1(a), Seller and Buyer shall each keep the other apprised of the status of matters relating to the completion of the Acquisition and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals and causing the expiration or termination of any applicable waiting periods under the HSR Act or any other applicable Regulatory Law. In that regard, subject to the Non-Disclosure Agreement and Section 5.3, each Party shall promptly consult with the other Party to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or their counsel) copies of) all filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Acquisition and the other transactions contemplated by this Agreement. Subject to the Non-Disclosure Agreement and Section 5.3 of this Agreement, each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally and in writing of) any communication from or with any Governmental Entity regarding the Acquisition and the other transactions contemplated by this Agreement, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication (whether written or oral) with any such Governmental Entity. If either Party or any Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Acquisition or the other transactions contemplated by this Agreement, then such Party will use its reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request (and in any event, within ninety (90) days “substantially comply,” and as soon as reasonably practicable certify substantial compliance, with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act unless otherwise agreed to by the other Party in writing). Neither Party hereto nor its Representatives shall participate in any substantive meeting or discussion with any Governmental Entity or representative thereof in connection with this Agreement, the Acquisition or any of the other transactions contemplated by this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Subject to the Non-Disclosure Agreement and Section 5.3, each Party shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement, the Acquisition or any of the other transactions contemplated by this Agreement, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity. Seller and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Buyer, as the case may be); provided that materials provided pursuant to this Section 5.1(b) may be redacted (i) to remove references concerning the valuation of or future plans for the Business, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns. Seller and Buyer shall jointly develop, determine and cooperate with one another with respect to (i) the strategy for obtaining any approvals under Regulatory Laws or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses) any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, including determining the strategy, timing, form and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with, or subject to this Section 5.1 (including directing the timing, nature and substance of all such responses, including any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with the subject matter of this Section 5.1) and the strategy, timing, form and content of any divestitures or other remedial undertakings made for the purpose of securing any required consents, permits, authorizations, waivers or approvals under Regulatory Laws and (ii) the defense and settlement of any action brought by or before any Governmental Entity that has authority to enforce any Regulatory Laws; provided, however, that in the event of any disagreement between the Parties with respect to the matters described in the foregoing clause (i) or (ii), the General Counsel of Buyer and the General Counsel of Dublin shall seek to resolve such disagreement reasonably and in good faith; provided, that if the General Counsels of the Parties cannot resolve any such disagreement, the determination of the General Counsel of Buyer shall prevail (for the avoidance of doubt, this proviso shall not modify the obligations of the Parties pursuant to this Section 5.1). Notwithstanding the foregoing, the Parties agree no Party shall extend, directly or indirectly, any waiting period under the HSR Act (including by withdrawing its filing under the HSR Act) or any other Regulatory Laws or enter into any agreement with any Governmental Entity to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement except with the prior written consent of the other Parties.

(c)         Seller and Buyer shall, as promptly as practicable, but in no event later than (A) fifteen (15) Business Days after the date hereof, file the notification and report form pursuant to the HSR Act and (B) to the extent possible, within thirty (30) Business Days, but in any event as soon as practicable after the date hereof, submit all other notifications (in final form or, where applicable, draft form) or registrations to obtain the Regulatory Approvals, in each case as required for the transactions contemplated hereby.

(d)         Seller and Buyer shall use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities under any other applicable Regulatory Law in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (including any post-Closing filings) and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals.

(e)         Each of Seller and Buyer shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Acquisition or any of the other transactions contemplated by this Agreement under any Regulatory Laws. In connection therewith, if any Proceeding, audit, review, inquiry, examination, or investigation (“Action”) is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Regulatory Laws, each of Seller and Buyer shall cooperate and use their respective reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any Judgment whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Acquisition or any of the other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(f)          Without limiting Section 5.1(e) in any respect, Buyer shall, at Buyer’s sole cost, use its reasonable best efforts to take, or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all Regulatory Approvals (and cause to expire or terminate all applicable waiting periods under the HSR Act or any other applicable Regulatory Law) in connection with the consummation of the Acquisition, as promptly as practicable. In furtherance of the foregoing, Buyer shall proffer to, and shall, and shall cause its Affiliates to, (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of specific assets or categories of assets or businesses constituting the Acquired Assets or any other assets or businesses now owned or presently or hereafter sought to be acquired by Buyer or its Affiliates; (B) creating, terminating or divesting relationships, contractual rights or obligations of the Business or Buyer or any of its Affiliates; (C) take any and all actions and make any and all behavioral commitments, whether or not they limit or modify Buyer’s or its Subsidiaries’ rights of ownership in, or ability to conduct the business of, one or more of its or their operations, divisions, businesses, product lines, customers or assets, including, after the Closing, the Business or any of the Acquired Assets; and (D) enter into agreements, including with the relevant Governmental Entity, giving effect to the foregoing clauses (A) through (C), in each case as promptly as practicable (but in any event prior to the Outside Date) after it is determined that such action is necessary to obtain approval for consummation of the transactions contemplated by this Agreement by any Governmental Entity; provided that any such action described in the foregoing clauses (A) through (C) may, at the discretion of Buyer, be conditioned upon the Closing. In furtherance of the foregoing, Buyer shall, and shall cause its Subsidiaries to, keep Seller fully informed of all matters, discussions and activities relating to any of the matters described in or contemplated by clauses (A) through (D) of this Section 5.1(f).

(g)         During the period from the date of this Agreement until the Closing Date (or such later date on which all transfers of the Business and Acquired Assets contemplated by Section 5.17 have been completed), except as required by this Agreement, Buyer and its Affiliates shall not, without the prior written consent of Seller, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would reasonably be expected to have a Buyer Material Adverse Effect. Without limiting the generality of the foregoing, none of Buyer or its Affiliates shall, and shall not cause any Person to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (x) increase the risk of failing to obtain any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under any Regulatory Law; (y) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise; or (z) delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.2           Covenants Relating to Conduct of Business.

(a)          Except (i) as set forth on Section 5.2 of the Seller Disclosure Schedule, (ii) as Buyer may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law or as a result of or pursuant to COVID-19 Measures, (iv) as necessary to implement the Pre-Closing Reorganization or (v) as otherwise expressly required by the terms of this Agreement (including Section 5.1) or any other Acquisition Documents in existence as of the date of this Agreement (including the Employee Matters Agreement), from the date of this Agreement to the Closing, Seller shall, and shall cause its Subsidiaries to (x) conduct the Business in all material respects in the ordinary course of business and (y) to the extent consistent therewith use commercially reasonable efforts to preserve intact the Business’s organization and goodwill and preserve the Business’s business relationships with Material Customers and others having material business relationships with the Business.

(b)         Except (i) as set forth on Section 5.2 of the Seller Disclosure Schedule, (ii) as Buyer may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law (or, with respect to Section 5.2(b)(iv)(C)(x) and (y), (v)(B), (vii), (viii), (x), (xi), (xii), (xiii) and (xvi) (but solely as applied to the foregoing), as a result of or pursuant to COVID-19 Measures), (iv) as necessary to implement the Pre-Closing Reorganization or (v) as otherwise expressly required by the terms of this Agreement (including Section 5.1) or any other Acquisition Documents in existence as of the date of this Agreement (including as permitted under the Employee Matters Agreement), solely with respect to the Business, from the date of this Agreement to the Closing, Seller shall not, and shall cause its Subsidiaries not to, do any of the following without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(i)                 (A) amend or propose to amend the certificate of incorporation or bylaws or equivalent organizational documents of any Transferred Subsidiary, (B) split, combine or reclassify any outstanding capital stock or other equity interests in any Transferred Subsidiary, (C) declare, set aside or pay any non-cash dividend or non-cash distribution from any Transferred Subsidiary to any Person other than a wholly-owned Transferred Subsidiary or (D) purchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock or other equity interests or securities of any Transferred Subsidiary;

(ii)               with respect to any Transferred Subsidiary, issue, sell, pledge, transfer, encumber, assign, convey, surrender, relinquish or otherwise dispose of, or agree to issue, sell, pledge, transfer, encumber, assign, convey, surrender, relinquish or otherwise dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities (including those which are convertible into or exchangeable for such capital stock);

(iii)              propose or adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, receivership, insolvency or similar proceeding with respect to any Transferred Subsidiary or otherwise related to the Business;

(iv)              except (A) in the ordinary course of business with respect to Business Employees with annual base salary equal to or less than $300,000, (B) as may be required under Law or any Business Benefit Plan, (C) for any compensation or benefits provided to Business Employees that constitutes a Closing Transaction Expense or for which Seller or its Subsidiaries shall be solely obligated to pay and which does not increase Buyer’s or its Affiliates’ (including the Company Group) financial obligations with respect to such Business Employees following the Closing: (x) increase or decrease, or grant any additional compensation or benefits to be paid or provided to any Business Employees, (y) adopt, enter into, amend or terminate any Transferred Subsidiary Benefit Plan or Assumed Plan or (z) take any action to accelerate the time of payment, vesting or funding of any compensation or benefits to any Business Employee under any Business Benefit Plan or otherwise;

(v)               except as may be required or permitted by the Employee Matters Agreement, (A) hire any individual whose annual base salary would be more than $300,000, (B) terminate (other than for cause), furlough or temporarily layoff any Business Employee, or (C) reassign the duties of (x) a Business Employee such that he or she is no longer a Business Employee or (y) any other employee of Seller or its Subsidiaries such that he or she would become a Business Employee;

(vi)              except as in the ordinary course consistent with past practice, enter into, adopt, extend, renew, terminate or materially amend any CBA with a labor union, labor organization or works council or recognize or certify any labor union, labor organization, works council, or group of Business Employees as the bargaining representative for any Business Employees, in each case, except as may be required or permitted by the Employee Matters Agreement;

(vii)             implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would require notice to employees under the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Law requiring notice to employees in the event that fifty (50) or more employees in a ninety (90)-day period lose their jobs as a result of such employment action;

(viii)            except for transactions among Seller and its Affiliates in the ordinary course of business which do not result in or create any Assumed Liabilities, issue any note, bond or other debt security, or create, incur, assume or guarantee, any Indebtedness (other than Indebtedness described in clauses (h) or (i) of the definition thereof) in excess of $10,000,000, or (other than in the ordinary course of business) make any loans or advances to any Person, in each case, other than (A) Current Liabilities, (B) intercompany loans and intercompany advances and (C) Retained Liabilities;

(ix)              (A) make any material acquisition (by merger, consolidation or acquisition of stock or assets or otherwise) of any assets or businesses which would be part of the Business other than acquisitions of businesses or assets already contracted by Seller or its Subsidiaries as of the date hereof, (B) sell, transfer, lease, license, let lapse, abandon, pledge or dispose of, or incur or create any Lien (other than Permitted Liens) with respect to, any material Acquired Assets (including material Business Intellectual Property) (other than non-exclusive licenses of Intellectual Property granted in the ordinary course of business), or (C) abandon or let lapse any patents or patent applications included in the Business Registered Intellectual Property;

(x)                make any capital expenditures in excess of $10,000,000 in the aggregate, except as set forth in the budget set forth on Section 5.2(b)(x) of the Seller Disclosure Schedule, or fail to make capital expenditures in accordance (in all material respects) with the capital expenditure budget set forth on Section 5.2(b)(x) of the Seller Disclosure Schedule (taking into account the expected timing of such capital expenditures during the applicable budget period);

(xi)               amend, cancel, compromise or waive any material claim or right of the Business, or settle or compromise any Proceeding, or enter into any consent decree or settlement agreement with any Governmental Entity, against or affecting the Business other than settlements or compromises of any Proceeding that is a Retained Liability or in the ordinary course of business, where the amount paid in settlement or compromise does not exceed $5,000,000 individually or $10,000,000 in the aggregate and where such settlements do not impose future material restrictions or requirements on the Business;

(xii)              amend or modify in any material respect, waive any material provision of, terminate (other than by expiration) or extend (other than by automatic extension or renewal) any Material Contract or Lease, other than in each case in the ordinary course of business; provided that this Section 5.2(b)(xii) shall not apply to amendments, modifications, terminations or the entry into Shared Contracts that are not Related to the Business if such amendment, modification or termination would not reasonably be expected to be adverse and material to the Business taken as a whole;

(xiii)             other than in the ordinary course of business, enter into any Contract which would have been a Material Contract if entered into prior to the date hereof;

(xiv)            make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law;

(xv)              (A) make, change or revoke any material Tax election of the Transferred Subsidiaries (other than (1) any elections on any Seller Combined Tax Returns, (2) any elections on Tax Returns requiring consistent filing across an affiliated, consolidated or other similar group, (3) for the avoidance of doubt, any entity classification election consistent with the Pre-Closing Reorganization, and (4) an election made on an initially filed Tax Return that would not reasonably be expected to have an adverse tax consequence on the Buyer and its Affiliates including the Transferred Subsidiaries in a Pre-Closing Tax Period), (B) change any annual Tax accounting period of the Business or any of the Transferred Subsidiaries, (C) change any of the Transferred Subsidiaries’ method of accounting for Tax purposes, (D) file an amended Tax Return for any of the Transferred Subsidiaries in a manner that is inconsistent with the past practices or file any ruling or request for a ruling with any Taxing Authority related to the Transferred Subsidiaries (E) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of any of the Transferred Subsidiaries, (F) enter into any closing or similar agreement with any Taxing Authority in respect of the Transferred Subsidiaries or (G) settle any claim or assessment in respect of any Taxes or any of the Transferred Subsidiaries; or

(xvi)             authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

(c)         Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.2 shall prohibit or otherwise restrict in any way the operation of the business of Seller or its Subsidiaries, except solely with respect to the conduct of the Business. For the avoidance of doubt, notwithstanding any provision herein to the contrary, prior to the Closing, without the consent of Buyer, Seller and its Subsidiaries will be permitted to (i) declare and pay dividends and distributions of, or otherwise transfer or advance, to Seller or any Subsidiary thereof, any Cash Equivalents (including in connection with any “cash sweep” or cash management practices) or Excluded Assets, (ii) make any payments under, or repay (in part or in full), refinance or replace any Indebtedness or intercompany receivables, payables, loans and balances (including those that would, after the Closing, be Surviving Intergroup Accounts), (iii) subject to Section 2.4, execute, deliver and perform obligations under any agreement entered into in connection with the Pre-Closing Reorganization and (iv) take any action contemplated pursuant to Section 5.11 or Section 5.17 (including any action with respect to, or implementing, the Pre-Closing Reorganization in accordance with Section 2.4).

(d)         The Parties shall take the actions set forth on Section 5.2(d) of the Seller Disclosure Schedule.

Section 5.3           Confidentiality.

(a)          Buyer acknowledges that the information being provided to it in connection with the Acquisition and the other transactions contemplated hereby is subject to the terms of the Non-Disclosure Agreement between Dublin and Buyer, dated as of December 23, 2021 (the “Non-Disclosure Agreement”), the terms of which are incorporated herein by reference in their entirety; provided that actions taken by the Parties hereunder to the extent necessary in order to comply with their respective obligations under Section 5.1 hereunder shall not be deemed to be in violation of this Section 5.3 or the Non-Disclosure Agreement. Effective upon, and only upon, the Closing, the Non-Disclosure Agreement shall terminate with respect to information to the extent relating to the Business, the Acquired Assets or the Assumed Liabilities; provided that each of Buyer and Dublin acknowledges that its respective obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller or any of its Subsidiaries or Representatives (other than solely with respect to the Business), or on behalf of Buyer or any of its Subsidiaries or Representatives, respectively, shall continue to remain subject to the terms and conditions of the Non-Disclosure Agreement.

(b)          (i) For a period of seven (7) years from and after the Closing (and for trade secrets, for so long as they remain trade secrets), Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence, and (ii) from and after the Closing until the fifth (5th) anniversary of the Closing (and for trade secrets, for so long as they remain trade secrets), Seller shall not, and shall cause each of its Affiliates not to, use for the benefit of Seller or any of its Subsidiaries or to the detriment of Buyer, any of its Affiliates (including the Transferred Subsidiaries and the Transferred Joint Ventures) or the Business, any and all information, whether written or oral, to the extent relating to the Business, the Acquired Assets or the Assumed Liabilities (including any Know-How to the extent included in the Acquired Assets), except in the case of each of clause (i) and (ii), as expressly permitted pursuant to the terms of any Acquisition Documents or any other agreement between the Parties or to the extent that such information (A) is generally available to the public through no fault of Seller, any of its Affiliates or their respective Representatives; (B) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (C) is independently derived by Seller or any of its Subsidiaries from and after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 5.3; (D) is required to be disclosed by Law or to a Governmental Entity or otherwise in connection with compliance, tax or regulatory activity or (E) Seller or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto (other than a Proceeding with respect to a claim for indemnification under this Agreement); provided that, in the event that any demand or request for disclosure of such information is made pursuant to clause (D) above, Seller shall promptly notify Buyer of the existence of such request or demand and shall provide Buyer a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will reasonably cooperate in obtaining (each at their own expense). In the event that such appropriate protective order or other remedy is not obtained, Seller shall disclose only that portion of such information which Buyer is advised by its outside counsel is legally required to be disclosed. Notwithstanding the foregoing, nothing herein shall prevent Seller or its Subsidiaries or Affiliates or their respective Representatives from disclosing or using any Information used or held for use in any Excluded Dublin Business, solely to the extent that such Information does not constitute an Acquired Asset.

(c)          Notwithstanding the foregoing in this Section 5.3, to the extent that an Acquisition Document is governed by the Umbrella Secrecy Agreement or another Contract pursuant to which a Party hereto or its Affiliate is bound specifically provides that certain information covered under this Section 5.3 shall be held confidential on a basis that is more protective of such information or for a longer period of time than provided for in this Section 5.3, then the applicable provisions contained in such Acquisition Document or other Contract shall control with respect thereto.

Section 5.4           Access to Information.

(a)          Seller shall afford to Buyer and its employees, accountants, consultants, internal and external legal counsel, financial advisors, tax advisors and other representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law, during the period prior to the Closing Date, to the Real Property and Information of Seller and its Subsidiaries Related to the Business, and shall and shall cause its Subsidiaries to make available to Buyer, during the period prior to the Closing Date, such other information concerning its business, properties and personnel as Buyer may reasonably request, in each case upon reasonable notice during normal business hours, consistent with applicable Law; provided that prior to the Closing Date, Buyer shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within the Real Property or any facility on the Real Property; provided, further, that Seller and its Affiliates shall not be required to provide Buyer or its Representatives with any information related to the Acquisition or Seller’s or its Representatives’ evaluation thereof, including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the Business without being primarily prepared for the Acquisition or financial information required to be delivered pursuant to Section 5.12. Any request for Information pursuant to this Section 5.4(a) shall be submitted pursuant to the instructions set forth in Section 5.4(a) of the Seller Disclosure Schedule.

(i)                Buyer agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall be required to disclose any information: (A) if doing so would violate any written obligation of confidentiality to which it or any of its Affiliates is subject or, upon the advice of counsel, would jeopardize attorney-client privilege or contravene any Laws, (B) if Seller or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto (other than a Proceeding with respect to a claim for indemnification under this Agreement) or (C) if such Party reasonably determines in good faith that such information is competitively sensitive; provided that, in the case of clause (A) above, Seller shall use its reasonable best efforts to obtain any required consents or take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure; provided, further, that, in the case of clause (C) above, Seller shall use its reasonable best efforts to disclose such information to Buyer through a “clean team” or other arrangement designed to protect the competitive sensitivity of such information.

(ii)               Notwithstanding the foregoing, Seller and its Subsidiaries shall not be required to provide any such information as and to the extent it relates to the Excluded Dublin Businesses, the Excluded Assets or the Retained Liabilities.

(b)          For a period of five (5) years after the Closing, Buyer shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, reasonable access and duplicating rights (with copying costs to be borne by Seller) to Information solely to the extent related to the Retained Business for the period prior to the Closing and not otherwise in the possession of Seller, its Affiliates and their respective Representatives or, solely for the purposes described in the penultimate sentence of this clause (b) or to the extent reasonably necessary for the Parties to complete the separation of assets as contemplated hereby, to the extent Related to the Business for the period prior to the Closing (or for such other reasonable purposes as may be agreed by the Parties). Notwithstanding the foregoing, neither Buyer nor any of its Affiliates shall be required to disclose any information: (A) if doing so would violate any written obligation of confidentiality to which it or any of its Affiliates is subject or, upon the advice of counsel, jeopardize attorney-client privilege or contravene any Laws, (B) if Seller or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto (other than a Proceeding with respect to a claim for indemnification under this Agreement) or (C) if such Party reasonably determines in good faith that such information is competitively sensitive; provided that, in the case of clause (A) above, Buyer shall use its reasonable best efforts to obtain any required consents or take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure. Without limiting the generality of the foregoing, information may be requested under this Section 5.4(b) to the extent necessary in connection with Sellers’ or its Subsidiaries’ preparation of amendment of Tax Returns or preparation of financial statements and in connection with Proceedings to which neither Buyer nor any of its Affiliates is party, as well as for purposes of fulfilling SEC and statutory audit disclosure and reporting obligations. Buyer agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date.

(c)          For a period of seven (7) years after the Closing, Seller shall, and shall cause its Affiliates to, afford Buyer, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, reasonable access and duplicating rights (with copying costs to be borne by Buyer) to Information solely to the extent relating to the Business, Transferred Subsidiaries, Acquired Assets, Assumed Liabilities and Transferred Business Employees for the period prior to the Closing and not otherwise in the possession of Buyer, its Affiliates or its Representatives. Notwithstanding the foregoing, neither Seller nor any of its Affiliates shall be required to disclose any information: (A) if doing so would violate any written obligation of confidentiality to which it or any of its Affiliates is subject or, upon the advice of counsel, jeopardize attorney-client privilege or contravene any Laws, (B) if Buyer or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto (other than a Proceeding with respect to a claim for indemnification under this Agreement) or (C) if such Party reasonably determines in good faith that such information is competitively sensitive; provided that, in the case of clause (A) above, Seller shall use its reasonable best efforts to obtain any required consents or take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure. Without limiting the generality of the foregoing, Seller shall provide any information as may be requested by Buyer to the extent necessary in connection with Buyer’s or its Subsidiaries’ preparation of amendment of Tax Returns or preparation of financial statements and in connection with Proceedings to which neither Seller nor any of its Affiliates is party, as well as for purposes of fulfilling SEC and statutory audit disclosure and reporting obligations.

(d)          Auditors and Audits; Annual and Quarterly Financial Statements and Accounting. Without limiting Section 5.4(b) in any respect, Buyer agrees (on behalf of itself, the Company and each Transferred Subsidiary) that, following the Closing until the completion of Seller’s audit for the fiscal year of Seller in which the Closing occurs and in any event solely with respect to (x) any statutory audit with respect to any fiscal year ending on or prior to December 31 of the calendar year in which the Closing occurs for any portion of a fiscal year prior to the Closing, (y) the preparation and audit of Seller’s financial statements for the year ended December 31, 2022 (and, if the Closing occurs after December 31, 2022, the fiscal year of Seller in which the Closing occurs) or amendments thereto and (z) the audit of Seller’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of Seller’s disclosure controls and procedures in respect of the year ended December 31, 2022 (and, if the Closing occurs after December 31, 2022, the fiscal year of Seller in which the Closing occurs); provided that in the event that any Seller changes its auditors within one (1) year of the completion of Seller’s audit for the fiscal year ending December 31, 2022, then Seller may request reasonable access on the terms set forth in this Section 5.4 for a period of up to one hundred and eighty (180) days from such change; provided, further, that, notwithstanding the foregoing, access of the type described in this Section 5.4 shall be afforded by Buyer to Seller (from time to time following the Closing), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the SEC, or as reasonably necessary to meet a filing, reporting or similar obligation required under applicable Law:

(i)                Annual Financial Statements. Without limiting Section 5.4(b) in any respect, (i) Buyer shall provide or provide access to Seller on a timely basis all Information reasonably required to meet Seller’s schedule for the preparation, printing, filing, and public dissemination of Seller’s annual financial statements for the fiscal year ending December 31, 2022 (and, if the Closing occurs after December 31, 2022, the fiscal year of Seller in which the Closing occurs) and for management’s assessment of the effectiveness of Seller’s disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K of the Securities Act and, to the extent applicable to Seller, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”) for the fiscal year ending December 31, 2022 (and, if the Closing occurs after December 31, 2022, the fiscal year of Seller in which the Closing occurs) and (ii) without limiting the generality of the foregoing clause (i), Buyer shall provide all required financial and other Information with respect to itself and the Transferred Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Seller’s auditors (“Seller’s Auditors”) with respect to Information to be included or contained in Seller’s annual financial statements for the fiscal year ending December 31, 2022 (and, if the Closing occurs after December 31, 2022, the fiscal year of Seller in which the Closing occurs) and to permit Seller’s Auditors and management to complete the Internal Control Audit and Management Assessments, if required.

(ii)               Access to Personnel and Records. Subject to the confidentiality provisions of this Agreement, and to the extent it relates to the time prior to the Closing, (i) Buyer shall authorize and request its respective auditors to make reasonably available to Seller’s Auditors, during normal business hours and upon reasonable notice, both the personnel who performed or are performing the annual audits of the Company and the Transferred Subsidiaries and work papers related to the annual audits of the Company and the Transferred Subsidiaries, in all cases within a reasonable time prior to the Company and the Transferred Subsidiaries auditors’ opinion date, so that the Seller’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Company and the Transferred Subsidiaries’ auditors as it relates to their auditors’ report on Seller’s financial statements, all within sufficient time to enable such Seller to meet its timetable for the printing, filing and public dissemination of its annual financial statements with the SEC for the fiscal year ending December 31, 2022 (and, if the Closing occurs after December 31, 2022, the fiscal year of Seller in which the Closing occurs), and (ii) Buyer shall use commercially reasonable efforts to make reasonably available to Seller’s Auditors and management, during normal business hours and upon reasonable notice, its personnel and records in a reasonable time prior to the Seller’s Auditors’ opinion date and the Company’s and the Transferred Subsidiaries management’s assessment date so that Seller’s Auditors and the Company’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.

Section 5.5           Separation of Information.

(a)          Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to deliver or make available (including electronically) to Buyer, the Company or a Transferred Subsidiary as promptly as reasonably practicable (and in no event later than the second (2nd) anniversary of the Closing) all Information that constitutes an Acquired Asset, but is commingled in Seller’s and the Retained Dublin Subsidiaries’ current records or archives (whether stored with a third party or directly by Seller or any Retained Dublin Subsidiary) (for the avoidance of doubt, Seller may redact Information that is an Excluded Asset to which Buyer, the Company or the Transferred Subsidiaries does not have a license pursuant to any Acquisition Document (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Acquisition Document)); provided that with respect to any Information to which Buyer, the Company or a Transferred Subsidiary, as applicable, has a license pursuant to any Acquisition Document (or such Information is reasonably necessary to exercise such license), such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Acquisition Document.

(b)          If Buyer identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that Buyer reasonably believes constitutes an Acquired Asset (or to which Buyer, the Company, a Transferred Subsidiary or another Affiliate of Buyer has a license pursuant to an Acquisition Document (or such Information is reasonably necessary to exercise such license)), but is held by or on behalf of Seller or a Retained Dublin Subsidiary, Seller shall, and shall cause the Retained Dublin Subsidiaries to, request that the archive holder deliver such item to Seller for review as soon as reasonably practicable, and Seller shall review such request and deliver the requested material to Buyer, as applicable, as promptly as reasonably practicable and in any event within five (5) Business Days of receiving the material from the archive holder; provided that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, Seller shall deliver the material to Buyer, as applicable, as promptly as reasonably practicable and shall notify Buyer of the expected timeframe to allow Buyer to narrow such request if desired; provided, further, that with respect to any Information to which Buyer, the Company or a Transferred Subsidiary has a license pursuant to any Acquisition Document (or such Information is reasonably necessary to exercise such license), such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Acquisition Document; provided, further, that if such requested material does not constitute an Acquired Asset (and Buyer, the Company or a Transferred Subsidiary is not otherwise granted a license pursuant to an Acquisition Document (and such Information is not reasonably necessary to exercise such license)), Seller shall not deliver the material to Buyer but shall provide Buyer with an explanation in reasonable detail of such determination and discuss with Buyer in good faith.

(c)          Seller shall (and shall procure that its Subsidiaries shall) make all transfers or disclosures Information pursuant to this Section 5.5 in compliance with applicable Data Security Requirements.

Section 5.6            Production of Witnesses and Individuals. From and after the Closing Date, Seller and Buyer shall use and shall cause their respective Subsidiaries to use reasonable best efforts to make available to each other, upon written request, their respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Proceedings in which the requesting Party may from time to time be involved relating to the conduct of the Business or the Excluded Dublin Businesses. Seller and Buyer agree to reimburse each other for reasonable and documented out-of-pocket costs and expenses (other than officers’ or employees’ salaries) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 5.6. Notwithstanding the foregoing, the provisions of this Section 5.6 shall not apply to Proceedings brought between Seller and its Affiliates (but not including the Transferred Subsidiaries and Transferred Joint Ventures), on the one hand, and Buyer and its Affiliates (including after the Closing Date, the Transferred Subsidiaries and Transferred Joint Ventures) on the other hand.

Section 5.7           Publicity. Each of the Parties hereby agrees with the other Party (a) to coordinate with the other Party on the Parties’ respective initial press releases with respect to the Acquisition and (b) that no press release or similar public announcement or communication shall, if prior to, or after, the Closing, be made or be caused to be made (including by such Party’s Affiliates) concerning the execution or performance of this Agreement until such Party has consulted with the other Party, and provided meaningful opportunity for review and given due consideration to reasonable comment by the other Party. Notwithstanding the foregoing (A) either Party may make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable Laws or the rules and regulations of the stock exchange upon which the securities of one of the Parties (or its ultimate parent company) is listed, (B) either Party (and its respective Affiliates) may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of such Party’s status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; provided that, to the extent practicable, such Party will attempt in good faith to remain within the bounds of the Parties’ prior disclosures (except to the extent it relates to Seller’s or Buyer’s activities with respect to the effect on Seller or Buyer (as applicable) of the separation or disposition, or the acquisition (as applicable), of the Business), (C) either Party may make or cause to be made any press release or similar public announcement or communication where such press release or other public statements are consistent with previous press releases, public disclosures or public statements issued or made in accordance with this Agreement (including any filings with the SEC) and (D) either Party may make or cause to be made any press release or similar public announcement or communication if Buyer or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding (other than a Proceeding with respect to a claim for indemnification under this Agreement) and such press release or public statement is reasonably pertinent thereto; provided, further, that, in the case of clauses (A), (B) and (C) above, to the extent in the good faith judgment of such Party it is reasonably practicable to do so, such Party (1) provides the other Party with a reasonable opportunity in light of the circumstances to review such Party’s intended communication and (2) considers in good faith modifications to the intended communication that are requested by the other Party.

Section 5.8           Shared Contracts.

(a)          Buyer acknowledges that Seller or its Subsidiaries are party to certain Contracts (including sales orders and purchaser orders) that relate both to the Business and one or more of the Excluded Dublin Businesses (each, including those listed on Section 5.8(a) of the Seller Disclosure Schedule and Buyer Shared Contracts, but excluding the DWDP Separation Related Agreements (other than Severable DWDP Separation Related Agreements) and IT Assets, a “Shared Contract”). Prior to the Closing, and until the expiration or termination date of the applicable Shared Contract, each of Seller and Buyer shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to obtain from, and to cooperate in obtaining from, and shall, and shall cause their respective Subsidiaries to, enter into with, each third party to a Shared Contract, either (i) a separate contract or agreement on terms and in a form reasonably acceptable to Seller and Buyer (a “New Contract”) that allocates the rights and obligations of Seller and its Subsidiaries under each such Shared Contract as between the Business, on the one hand, and the Excluded Dublin Businesses, on the other hand, and which are otherwise substantially similar in all material respects to such Shared Contract, or (ii) a contract or agreement on terms and in a form reasonably acceptable to Seller and Buyer effective as of the Closing (the “Partial Assignments and Releases”) that (A) assigns the rights and obligations of Seller or its applicable Affiliates under such Shared Contract solely to the extent related to the Business and arising after the Closing to Buyer and its applicable Subsidiaries and (B) releases Seller and its Subsidiaries, and Buyer and its Affiliates (including the Company, the Transferred Subsidiaries and the Transferred Joint Ventures), as applicable, from all liabilities or obligations with respect to the Business or the Excluded Dublin Businesses, respectively, that arise after the Closing. Any New Contracts that relate to the Business (the “New Business Contracts”) shall be entered into by Buyer or one of its Subsidiaries effective as of the Closing and shall allocate to Buyer or such Subsidiary (as applicable) all rights and obligations of Seller and its Subsidiaries (as applicable) under the applicable Shared Contract being replaced to the extent such rights and obligations relate to the Business and arise after the Closing. All purchase commitments under the Shared Contracts shall be allocated under the New Business Contracts or the Partial Assignments and Releases as between the Business, on the one hand, and the Excluded Dublin Businesses, on the other hand, in an equitable manner that is mutually and reasonably agreed to by Seller and Buyer. In connection with the entering into of New Business Contracts, the Parties shall use their reasonable best efforts to negotiate that Seller and its Subsidiaries, and Buyer and its Affiliates (including the Company and the Transferred Subsidiaries), as applicable, are released by the third party with respect to all liabilities and obligations to the extent related to the Business or the Excluded Dublin Businesses, respectively, and arising after the Closing.

(b)          In the event that any third party under a Shared Contract does not agree to enter into a New Business Contract or Partial Assignment and Release consistent with Section 5.8(a) the Parties shall until the expiration or termination date of the applicable Shared Contract, cooperate with each other and, following good faith discussions between the Parties, seek to obtain or structure mutually acceptable alternative arrangements for the applicable member of the Company Group (or Buyer or its Affiliates) and the applicable member of the Seller Group (or its Affiliates) receiving rights and benefits, and bearing liabilities and obligations, to the extent related to its respective business (provided that such arrangements shall not result in a breach or violation of such Shared Contract by Seller or its Subsidiaries). Such alternative arrangements may include a subcontracting, sublicensing, subleasing or other similar arrangement under which Buyer and its applicable Subsidiaries would, in compliance with Law, obtain the benefits under, and, to the extent first arising after the Closing, assume the obligations and bear the economic burdens associated with, such Shared Contract solely to the extent related to the Business (or applicable portion thereof) and under which Seller and its Subsidiaries would, upon the request of Buyer, enforce for the benefit (and at the expense) of Buyer and its Subsidiaries any and all of Seller and its Subsidiaries rights against such third party under such Shared Contract solely to the extent related to the Business (or applicable portion thereof), and Seller and its Subsidiaries would promptly pay to Buyer and its applicable Subsidiaries when received all monies received by them (net of any applicable Taxes imposed on Seller and its Subsidiaries) from time to time under such Shared Contract solely to the extent Related to the Business (or applicable portion thereof).

(c)          With respect to Liabilities, rights and benefits pursuant to, under or relating to a given Shared Contract, relating to occurrences from and after the Closing, to the extent a New Contract or a Partial Assignment and Release has been entered into in respect to such Shared Contract, such Liabilities, rights and benefits shall, unless otherwise allocated pursuant to this Agreement or any other Acquisition Document, be allocated between Seller and Buyer as follows:

(i)                If a Liability is incurred, or if a right or benefit is obtained, exclusively in respect of the Business or exclusively in respect of the Excluded Dublin Businesses, such Liability, right or benefit shall be allocated to Buyer or its applicable Subsidiary (in respect of the Business) or Seller or its applicable Subsidiary (in respect of the Excluded Dublin Businesses);

(ii)               If a Liability, right or benefit cannot be so allocated under clause (i) above, such Liability, right or benefit shall be allocated to Seller or Buyer, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the Closing Date, measured as of the date of the allocation) by the Business or the Excluded Dublin Businesses (as applicable) under the relevant Shared Contract. Notwithstanding the foregoing, each of Seller and Buyer shall be responsible for any or all Liabilities to the extent related to, resulting from, or arising out of (or its Subsidiary’s) direct or indirect breach of, or actions under, the relevant Shared Contract to which this Section 5.8 otherwise pertains.

(d)          If Seller or any of its Subsidiaries, on the one hand, or Buyer or any of its Subsidiaries, on the other hand, receives any benefit or payment which under any Shared Contract was intended for the other, Seller and Buyer will use their respective reasonable best efforts to, and to cause their respective Subsidiaries to, deliver such benefit or payment to the other Party.

(e)          None of Seller, the Company, any Transferred Subsidiary or their Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third Person to (x) obtain any New Contract or Partial Assignment and Release with respect to any Shared Contract, as the case may be or (y) obtain any Regulatory Approvals necessary to enter into an acceptable alternative arrangement contemplated by Section 5.8(c); provided, however, any Party to which the benefit of a New Contract, Partial Assignment and Release or acceptable alternative arrangement would inure pursuant to this Section 5.8(e) may request that the Party that is allocated such Shared Contract as an Acquired Asset or Excluded Asset commence litigation, which request shall be considered in good faith by such Party; provided, further, that such Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 5.8(e).

(f)           Notwithstanding anything to the contrary herein, the Parties agree that the Contracts listed on Section 5.8(f) of the Seller Disclosure Schedule (collectively “Excluded Shared Contracts”) shall not be deemed to be Acquired Assets or Shared Contracts hereunder.

(g)          The provisions set forth on Section 5.8(g) of the Seller Disclosure Schedule are hereby incorporated into this Agreement.

Section 5.9           Obligations Regarding Non-Assignable Assets and Non-Assumable Liabilities.

(a)          To the extent that any transfers of Acquired Assets (including Acquired Assets of Transferred Subsidiaries and Transferred Securities with respect to the Transferred Joint Ventures) or assumptions of Assumed Liabilities to the Company or Transferred Subsidiaries contemplated by the Pre-Closing Reorganization shall not have been consummated at or prior to the Closing, the Parties shall use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Closing as shall be practicable. Notwithstanding anything else in this Agreement to the contrary, unless and until such license, consent, approval or amendment described below is no longer required or has been obtained, this Agreement and the Acquisition Documents shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at the Closing any Acquired Asset (excluding Transferred Subsidiaries but including any Transferred Joint Venture) or Assumed Liability or, in each case, any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval from any Person other than Seller or its Affiliates (including any and all licenses to be granted by, and any and all consents and approvals of, Governmental Entities) to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof is required but has not been obtained as of the Closing Date (such Acquired Asset, a “Delayed Asset” and such Assumed Liability, a “Non-Assumable Liability”); provided that to the extent not inconsistent with the terms of any Delayed Asset or applicable Law, the Parties shall treat Buyer, with respect to a Delayed Asset, as the owner thereof for Tax purposes as of the Closing Date; provided, further, that, except as otherwise expressly provided herein, neither Seller or any of its Affiliates nor Buyer or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Delayed Asset or Non-Assumable Liability. Without limiting the generality of Section 5.1 and Section 5.21, Seller and Buyer shall use, and cause each of their Subsidiaries to use, commercially reasonable efforts to obtain any such license, consent, approval or amendment, including after the Closing Date. Upon obtaining the requisite licenses, consents or approvals, unless otherwise provided in any Acquisition Document, such Delayed Asset or Non-Assumable Liability shall be automatically transferred and assigned to Buyer hereunder without additional consideration therefor.

(b)          In the event and to the extent that, prior to the Closing, Seller or any of its Subsidiaries is unable to obtain a license, consent, approval or amendment required to assign, license, sublicense, lease, sublease, convey or transfer any Delayed Asset or Non-Assumable Liability to Buyer or a Transferred Subsidiary, then following the Closing and until such license, consent, approval or amendment is obtained, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, in each case, subject to the terms of the Acquisition Documents, (A) continue to hold and (to the extent that Buyer, a Transferred Subsidiary or Buyer’s designee is unable to operate such Delayed Asset directly, which the Parties agree shall be their mutual priority and preference) operate such Delayed Asset or Non-Assumable Liability in all material respects in the ordinary course of business and taking into account the transactions contemplated by this Agreement and the other Acquisition Documents (or otherwise pursuant to reasonable and equitable alternative arrangements designed to place the Parties in the same place as if such Delayed Asset or Non-Assumable Liability had been transferred to a Transferred Subsidiary in connection with the Pre-Closing Reorganization, which alternative arrangements the Parties agree to use commercially reasonable efforts to develop prior to, and enter into as of, the Closing Date), (B) cooperate in any arrangement, reasonable and lawful as to Seller and Buyer so that all the benefits and burdens relating to such Delayed Asset or Non-Assumable Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Delayed Asset or Non-Assumable Liability, are to inure from and after the Closing to Buyer or a Transferred Subsidiary; (C) enforce at Buyer’s request, or allow Buyer and its Affiliates to enforce in a commercially reasonable manner, any rights of Seller or its Subsidiaries under such Delayed Asset or Non-Assumable Liability against the other party or parties thereto; provided that the reasonable and documented out-of-pocket costs and expenses incurred by Seller or its Affiliates at Buyer’s request shall be borne solely by Buyer. Subject to the terms of the Acquisition Documents, Seller shall, and shall cause its Subsidiaries to, without further consideration therefor, pay and remit to Buyer promptly all monies, rights and other consideration received in respect of such performance and with respect to any Assumed Liability, Buyer or a Transferred Subsidiary shall, or shall cause its Subsidiaries to, pay or reimburse Seller or any of its Subsidiaries for all amounts paid or incurred by Seller or its Subsidiaries in connection with the retention of such Non-Assumable Liability. Subject to the terms of the Acquisition Documents, Buyer shall pay, perform and discharge fully, promptly when due, all of the obligations of Seller or its Subsidiaries in respect of the performance of their obligations pursuant to this Section 5.9(b), and Buyer shall be responsible for all Assumed Liabilities related thereto and shall indemnify the Seller Indemnified Parties for all Losses arising out of any actions (or omissions to act) (1) of Buyer and its Subsidiaries and of Seller or any of its Affiliates arising out of such performance by Buyer and its Subsidiaries or any Seller Indemnified Party, respectively, or (2) taken by any Seller Indemnified Party at the written direction of Buyer or any of its Subsidiaries, except, in the case of clause (1) and clause (2), to the extent arising out of or resulting from the gross negligence or willful misconduct in respect of such performance by such Seller Indemnified Party (for which Seller shall indemnify Buyer).

(c)          To the extent that any transfers of Excluded Assets to, or assumptions of Retained Liabilities by, the Seller or Retained Dublin Subsidiaries contemplated by the Pre-Closing Reorganization shall not have been consummated at or prior to the Closing, the Parties shall use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Closing as shall be practicable. Notwithstanding anything else in this Agreement to the contrary, unless and until such license, consent, approval or amendment described below is no longer required or has been obtained, this Agreement and the Acquisition Documents shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at the Closing any Excluded Asset or Retained Liability or, in each case, any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval from any Person (including any and all licenses to be granted by, and any and all consents and approvals of, Governmental Entities) to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof is required but has not been obtained as of the Closing Date (such Acquired Asset, a “Delayed Excluded Asset” and such Retained Liability, a “Non-Assumable Retained Liability”); provided that to the extent not inconsistent with the terms of any Delayed Asset or applicable Law, the Parties shall treat Seller, with respect to a Delayed Excluded Asset, as the owner thereof for Tax purposes as of the Closing Date; provided, further, that, except as otherwise expressly provided herein, neither Seller or any of its Affiliates nor Buyer or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Delayed Excluded Asset or Non-Assumable Retained Liability. Without limiting the generality of Section 5.1 and Section 5.21, Seller and Buyer shall use, and cause each of their Subsidiaries to use, commercially reasonable efforts to obtain any such license, consent, approval or amendment, including after the Closing Date. Upon obtaining the requisite licenses, consents or approvals, unless otherwise provided in any Acquisition Document, such Delayed Excluded Asset or Non-Assumable Retained Liability shall be transferred and assigned to Seller hereunder without additional consideration therefor.

(d)          In the event and to the extent that, prior to the Closing, Seller or any of its Subsidiaries is unable to obtain a license, consent, approval or amendment required to assign, license, sublicense, lease, sublease, convey or transfer any Delayed Excluded Asset or Non-Assumable Retained Liability to Seller or a Retained Dublin Subsidiary, then following the Closing, Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, in each case, subject to the terms of the Acquisition Documents, (A) continue to hold and (to the extent that Seller or a Retained Dublin Subsidiary or its designee is unable to operate such Delayed Excluded Asset directly, which the Parties agree shall be their mutual priority and preference) operate such Delayed Excluded Asset or Non-Assumable Retained Liability in all material respects in the ordinary course of business and taking into account the transactions contemplated by this Agreement (or otherwise pursuant to reasonable and equitable alternative arrangements designed to place the Parties in the same place as if such Delayed Excluded Asset or Non-Assumable Retained Liability had been transferred to a Retained Dublin Subsidiary in connection with the Pre-Closing Reorganization, which alternative arrangements the Parties agree to use commercially reasonable efforts to develop prior to, and enter into as of, the Closing Date), (B) cooperate in any arrangement, reasonable and lawful as to Seller and Buyer so that all the benefits and burdens relating to such Delayed Excluded Asset or Non-Assumable Retained Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Delayed Excluded Asset or Non-Assumable Retained Liability, are to inure from and after the Closing to Seller or a Retained Dublin Subsidiary; (C) enforce at Seller’s request, or allow Seller and its Affiliates to enforce in a commercially reasonable manner, any rights of Buyer or the Transferred Subsidiaries under such Delayed Excluded Asset or Non-Assumable Retained Liability against the other party or parties thereto; provided that the costs and expenses incurred by Buyer or its Affiliates at Seller’s request shall be borne solely by Seller. Subject to the terms of the Acquisition Documents, Buyer shall, and shall cause its Subsidiaries to, without further consideration therefor, pay and remit to Seller promptly all monies, rights and other consideration received in respect of such performance and with respect to any Retained Liability, Seller shall or shall cause a Retained Dublin Subsidiary to, pay or reimburse Buyer or any of its Subsidiaries for all amounts paid or incurred in connection with the retention of such Non-Assumable Retained Liability. Subject to the terms of the Acquisition Documents, Seller shall pay, perform and discharge fully, promptly when due, all of the obligations of Buyer or its Subsidiaries in respect of the performance of their obligations, pursuant to this Section 5.9(d), and Seller shall be responsible for all Retained Liabilities related thereto and shall indemnify the Buyer Indemnified Parties for all Losses arising out of any actions (or omissions to act) (1) of Seller and its Subsidiaries and of Buyer or any of its Affiliates arising out of such performance by Seller and its Subsidiaries or any Buyer Indemnified Party, respectively, or (2) taken by any Buyer Indemnified Party at the direction of Seller or any of its Subsidiaries, except, in the case of clause (1) and clause (2), to the extent arising out of or resulting from the gross negligence or willful misconduct in respect of such performance by such Buyer Indemnified Party (for which Buyer shall indemnify Seller).

(e)          For the avoidance of doubt, the provisions of this Section 5.9 shall not be interpreted to derogate from, or create, any rights or obligations of the Parties inconsistent with the rights and obligations of the Parties or their respective Subsidiaries set forth in the Acquisition Documents.

(f)           Notwithstanding anything else set forth in this Section 5.9, neither Seller nor any other of its Subsidiaries shall be required by this Section 5.9 to take any action that may, in the good faith judgment of Seller or such Subsidiary, (A) result in a violation of any Contract which Seller or any such Subsidiary has to any third party or (B) violate applicable Law.

(g)          In the event that any approval of any Governmental Entity set forth on Section 5.9(g) of the Seller Disclosure Schedule is not obtained on or prior to the Closing Date (a “Delayed Approval”), then Seller and Buyer shall effect the Closing (including payment of the entire Preliminary Purchase Price), subject to the terms of this Agreement; provided, however, that the obligations of the Parties set forth in this Section 5.9 shall continue with respect to each such Delayed Approval until such Delayed Approval is obtained, and upon receipt of such Delayed Approval, the Parties shall effect the transfer of the affected Transferred Subsidiary in accordance with this Agreement and the applicable Conveyancing and Assumption Instrument. Each such transfer, upon occurrence, shall be retroactive to and be deemed to have occurred on the Closing Date. Furthermore, as of the Closing Date, Seller and Buyer shall, subject to applicable Law, enter into mutually agreeable alternative business arrangements consistent with the terms of this Agreement or other arrangements which provide Buyer with the net economic benefit or loss (after taking into account any adverse Tax consequences to Seller) of, and liability for, the affected Transferred Subsidiaries from and after the Closing Date and continuing until each Delayed Approval is obtained. Without limiting the foregoing, such arrangements shall include, to the extent permissible under applicable Law a covenant by Seller to, and to cause any relevant Subsidiary to, conduct the business of the relevant Transferred Subsidiary or its Subsidiaries or, to the extent within Seller’s control, the relevant Transferred Joint Venture or its Subsidiary, in the ordinary course consistent with past practice.

(h)          The Parties agree that they shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the demerger of the Dublin Subsidiaries that are organized in Taiwan (the “Taiwan Demerger”), including taking all actions set forth on Section 5.9(h) of the Seller Disclosure Schedule. For the avoidance of doubt, the Taiwan Acquired Assets (as defined on Section 5.9(h) of the Seller Disclosure Schedule) shall constitute a Delayed Asset.

(i)           The failure to obtain a consent or approval shall not in and of itself constitute a breach of this Section 5.9; provided that the foregoing shall not preclude consideration of a Party’s efforts in pursuing such consent or approval for purposes of determining compliance with this Section 5.9.

(j)           The parties agree to take the actions set forth on Section 5.9(j) of the Seller Disclosure Schedule.

Section 5.10          Mail and Other Communications; Payments.

(a)          From and after the Closing Date, Seller and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to Buyer and its Affiliates. From and after the Closing Date, Buyer and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to Seller and its Affiliates. Accordingly, at all times from and after the Closing Date, each of Seller and Buyer authorizes the other and their respective Affiliates to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 5.10(a), open all mail, packages and other communications received by it and not unambiguously intended for the other Party (or its Affiliates) or any of the other Party’s (or its Affiliates’) officers or directors, and to retain the same to the extent that they relate to the Business (in the case of receipt by Buyer and its Affiliates) or the Excluded Dublin Businesses (in the case of receipt by Seller and its Affiliates), or to the extent that they do not relate to the Business (in the case of receipt by Buyer and its Affiliates) or the Excluded Dublin Businesses (in the case of receipt by Seller and its Affiliates), the receiving Party shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications (or, in case the same relate to both the Business and the Excluded Dublin Businesses, copies thereof) to the other Party. The provisions of this Section 5.10(a) are not intended to, and shall not be deemed to, constitute an authorization by either Seller or Buyer (or any of their respective Affiliates) to permit the other (or its Affiliates) to accept service of process on its behalf, and neither Party is or shall be deemed to be the agent of the other for service of process purposes.

(b)          Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Buyer (or its designated Affiliates) any monies or checks that have been received by Seller or any of its Affiliates after the Closing Date to the extent they are (or represent the proceeds of) an Acquired Asset.

(c)          Buyer shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been received by Buyer or any of its Affiliates (including the Business) after the Closing Date to the extent they are (or represent the proceeds of) an Excluded Asset.

Section 5.11          Intercompany Agreements.

(a)          Except with respect to any Intercompany Agreements (x) listed on Section 5.11(a) of the Seller Disclosure Schedule (which may be amended by Seller, following consultation with Buyer, to include intercompany agreements expressly provided for pursuant to the Pre-Closing Reorganization) (the “Surviving Intercompany Agreements”), (y) as may be consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed) or (z) with respect to goods in transit for which title has not transferred to Seller or a Retained Dublin Subsidiary (if in respect of assets that would otherwise be Excluded Assets) or a Transferred Subsidiary (if in respect of assets that would otherwise be Acquired Assets) at the time of the Closing, Seller shall take such actions as are necessary to cause each Intercompany Agreement to be terminated and of no force and effect effective as of the Closing, without any party thereto having any continuing Liabilities to the other (for the avoidance of doubt, the foregoing does not apply to any agreement that, as of the Closing, is solely between Seller and Retained Dublin Subsidiaries); provided that any Surviving Intergroup Accounts thereunder shall remain outstanding in accordance with their terms.

(b)          Any and all intercompany receivables, payables, loans and balances (other than the Business-Seller Intercompany Receivables, the Business-Seller Intercompany Payables, the Seller-Business Intercompany Receivables and the Seller-Business Intercompany Payables (collectively, the “Surviving Intergroup Accounts”)) between Seller or any Retained Dublin Subsidiary, on the one hand, and the Company or any Transferred Subsidiary, on the other hand, as of immediately prior to the Closing shall be settled by means of a cash payment, dividend, capital contribution, any combination of the foregoing or otherwise in any other manner determined by Seller in its sole discretion (but in accordance with the Pre-Closing Reorganization and provided that if any such action would reasonably be expected to be adverse to Buyer and have a material impact on Buyer, the Business or the operation thereof post-Closing, it shall require Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed)) prior to the Closing, and, if not settled prior to such time, shall be deemed terminated and released at such time. For the avoidance of doubt, the Surviving Intergroup Accounts (i) shall remain an effective, outstanding obligation of the applicable obligor as of immediately prior to the Closing (and each of Seller and Buyer agrees to cause each such obligor that is, from and after the Closing, a Subsidiary of Seller or Buyer, respectively, to satisfy such obligation in full when due and payable) in accordance with the terms and conditions applicable to such obligation (or, if the terms and conditions of such Surviving Intergroup Account are not set forth in writing, such obligation shall be satisfied within sixty (60) days of a written request by the beneficiary of such obligation (or Seller or Buyer on behalf of any such beneficiary that is its Subsidiary from and after the Closing) given to the corresponding obligor thereunder) and (ii) shall be for each relevant Party (or the relevant Subsidiary of such Party) an obligation to a third party and shall no longer be an intercompany account.

Section 5.12          Audited and Unaudited Financial Statements; Financial Statements Cooperation.

(a)          Seller shall, as promptly as practicable following the date hereof, (i) use reasonable best efforts to deliver to Buyer no later than May 15, 2022, and (ii) in any event no later than July 31, 2022, deliver to Buyer, (A) a copy of the audited carve-out combined statements of operations, balance sheets, statements of cash flows and statements of equity of the Business and associated footnotes as of and for each of the years ended December 31, 2021 and 2020 prepared in accordance with GAAP and SEC Regulation S-X, together with an audit report containing an unqualified opinion on such financial statements from the independent auditors for the Business (collectively, the “2021 Audited Financial Statements”) (it being understood, however, that the Business has not been operating historically as a separate “standalone” entity and, therefore, the Audited Financial Statements will reflect certain cost and other allocations made that may not reflect what would have been incurred if the Business had operated as a standalone business during the period covered by the 2021 Audited Financial Statements) and (B) a copy of the unaudited carve-out combined statements of operations, balance sheets, statements of cash flows and statements of equity and associated footnotes (to the extent required) of the Business as of and for the quarter ended March 31, 2022 prepared in accordance with GAAP and SEC Regulation S-X, together with comparable financial statements for the corresponding quarterly period of the prior fiscal year (collectively, the “1Q Unaudited Financial Statements”), which 1Q Unaudited Financial Statements shall have been reviewed by the independent auditors for the Business.

(b)          Seller shall, from the date hereof until the Closing Date, use reasonable best efforts to deliver to Buyer no later than forty (40) days (and in any event shall deliver to Buyer, no later than fifty (50) days) after the end of any fiscal quarter beginning with the quarter ended June 30, 2022 (other than any fourth fiscal quarter), a copy of the unaudited carve-out combined statements of operations, balance sheets, statements of cash flows and statements of equity and associated footnotes (to the extent required) of the Business as of and for such quarterly period prepared in accordance with GAAP and SEC Regulation S-X, together with comparable financial statements for the corresponding quarterly period of the prior fiscal year (collectively, the “Subsequent Unaudited Financial Statements”), which Subsequent Unaudited Financial Statements shall have been reviewed by the independent auditors for the Business, as provided in Statement on Auditing Standards No. 100, no later than fifty-five (55) days after the end of the applicable quarter.

(c)          Seller shall deliver to Buyer, if Closing does not occur prior to March 1, 2023, no later than March 25, 2023, a copy of the audited carve-out combined statements of operations, balance sheets, statements of cash flows and statements of equity and associated footnotes of the Business as of and for the year ended December 31, 2022 prepared in accordance with GAAP and SEC Regulation S-X, together with an audit report containing an unqualified opinion on such financial statements from the independent auditors for the Business (collectively, the “2022 Audited Financial Statements”) (it being understood, however, that the Business has not been operating historically as a separate “standalone” entity and, therefore, the Audited Financial Statements will reflect certain cost and other allocations made that may not reflect what would have been incurred if the Business had operated as a standalone business during the period covered by the 2022 Audited Financial Statements).

(d)          Seller shall use its reasonable best efforts prior to and after Closing to (i) reasonably assist Buyer in connection with Buyer’s preparation of pro forma financial statements that comply with the rules and regulations of the SEC, including the requirements of Regulation S-X, including by providing information reasonably requested by Buyer that is in Seller’s possession or is prepared by Seller in the ordinary course of business (or, at Buyer’s sole expense, reasonably capable of being prepared without imposing an unreasonable burden on Seller and its Affiliates) and (ii) provide and make reasonably available upon reasonable notice and during regular business hours the appropriate senior management employees of Seller to discuss the materials prepared and delivered pursuant to this Section 5.12(d).

(e)          Seller shall also use commercially reasonable efforts to obtain consents of accountants for use of their reports in any SEC filings by Buyer that are required to include historical financial information of the Business to the extent originally reported upon by such accountants.

Section 5.13         Transfer of Permits and Registrations.

(a)          Except as required by applicable Law, (i) Seller shall be responsible for preparing and submitting, on a timely basis, all filings required to effect the transfer or reissuance of all Business Permits or Business Registrations to a Transferred Subsidiary in connection with the Pre-Closing Reorganization or as required to effect the transfer or reissuance of all Business Permits and Business Registrations prior to the Closing and (ii) Buyer shall otherwise be responsible for preparing and submitting, on a timely basis, all filings required to effect the transfer or reissuance of all Business Permits or Business Registrations to a Transferred Subsidiary following the Closing. Each Party shall, and shall cause its Affiliates (including the Transferred Subsidiaries) to, use commercially reasonable efforts to cooperate with the other Party with respect to all such filings and submissions.

(b)          Following the Closing and until such transfers or issuances of Business Permits or Business Registrations are complete, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, in each case, subject to the terms of the Acquisition Documents, (A) maintain each Business Permit and Business Registration that was not transferred to a Transferred Subsidiary prior to Closing (a “Non-Transferable Permit or Registration”) in full force and effect in all material respects in the ordinary course of business and taking into account the transactions contemplated by this Agreement and the other Acquisition Documents, (B) cooperate in any arrangement, reasonable and lawful as to Seller and Buyer, designed to provide to the Business the benefits (to the extent Related to the Business) arising under each Non-Transferable Permit or Registration, including accepting such reasonable direction as Buyer shall request of Seller, and (C) enforce at Buyer’s request, or allow Buyer and its Subsidiaries to enforce in a commercially reasonable manner, any rights (to the extent Related to the Business) of Seller or its Subsidiaries under such Non-Transferable Permit or Registration (to the extent Related to the Business); provided that (x) the reasonable and documented out-of-pocket costs and expenses incurred by Seller related to the foregoing clauses (A) shall be borne solely by Seller and (y) the reasonable and documented out-of-pocket costs and expenses incurred by Buyer related to the foregoing clauses (B) and (C) shall be borne solely by Buyer. Subject to the terms of the Acquisition Documents, Buyer shall pay, perform and discharge fully, promptly when due, all of the obligations of Seller or its Subsidiaries in respect of such performance, and Buyer shall be responsible for all Assumed Liabilities related thereto and shall indemnify the Seller Indemnified Parties for all Losses arising out of any actions (or omissions to act) of Seller or any of its Subsidiaries arising out of such performance or taken at the direction of Buyer or any of its Subsidiaries, except to the extent arising out of or resulting from the gross negligence or willful misconduct in respect of such performance by Seller or its Subsidiaries. Notwithstanding anything to the contrary set forth in this Agreement, but in furtherance of the foregoing, in the case of any Permits (including Environmental Permits) or Registrations which are related to both the Excluded Dublin Business and the Business (a “Shared Permit or Registration”), Seller shall be entitled to elect (after consultation with Buyer) whether the holder of the applicable Permit or Registration shall (i) transfer the applicable Shared Permit or Registration to a Transferred Subsidiary and procure for itself (or a Retained Dublin Subsidiary) any new Permits or Registrations or (ii) procure the issuance for the Transferred Subsidiary of such new Permits, including Environmental Permits, or Registrations related to the existing Shared Permits or Registrations (to the extent necessary for the conduct of the Business as it is conducted as of the time of the Closing after giving effect to the Acquisition Documents); provided that, in each case, and for the avoidance of doubt, if there is any delay in the transfer or procurement of such permit, clauses (a)-(b) of this Section 5.13 shall continue to apply.

Section 5.14          Financial Assurance. Subject to Article IX, as required by applicable Law and as soon as practicable after Closing, but in any event no later than sixty (60) days after Closing unless otherwise allowed by applicable Law, Buyer or a Transferred Subsidiary shall submit to the appropriate regulatory agencies documentation satisfactory to such agencies that it has procured financial assurance, in compliance with applicable Laws and Business Permits, to replace the financial assurance provided by Seller or its Subsidiaries (other than the Transferred Subsidiaries) pursuant to such Laws and Business Permits. A schedule of the financial assurance required to be obtained by Buyer or a Transferred Subsidiary as of the date of this Agreement is set forth on Section 5.14 of the Seller Disclosure Schedule. Subject to Section 9.6, to the extent that a Liability is a Retained Liability, Seller or its Subsidiaries (other than a Transferred Subsidiary) shall remain liable for the costs and expenses associated with maintaining such financial assurance, even in circumstances where an Indemnified Party is required as a matter of applicable Law or Business Permit to obtain such financial assurance.

Section 5.15          Guarantees.

(a)          Section 5.15(a) of the Seller Disclosure Schedule contains a true and correct list of all guarantees, indemnities, surety bonds, bank guarantee, keepwell agreement, consumer financing arrangements, obligations under any Contract (other than Seller LCs) or other similar commitment, understanding, agreement or obligation primarily relating to the Assumed Liabilities or the Business for which Seller or any Retained Dublin Subsidiary is or may be liable as a guarantor or for which Seller or any Retained Dublin Subsidiary is required to provide financial support in any form whatsoever or by reason of performance of guarantees outstanding as of the date hereof, but excluding (x) obligations under Shared Contracts and (y) obligations relating to Indebtedness for borrowed money of Seller and its Subsidiaries that are not Assumed Liabilities (the “Seller Guarantees”), the maximum amount guaranteed thereunder and, as of the date set forth on such schedule, the amount of the third party guaranteed indebtedness with respect to such Seller Guarantee that is outstanding as of such date (other than any Seller Guarantees that will terminate or expire prior to the Effective Time). After the date hereof, Seller shall not enter into any Seller Guarantee without the consent of Buyer (not to be unreasonably withheld, conditioned or delayed), other than (i) any Seller Guarantees (or renewal or extension thereof) that will terminate or expire prior to the Effective Time, (ii) new guarantees in connection with any customer financing program (provided that the outstanding Seller Guarantees under customer financing program shall not exceed $10,000,000 in the aggregate at any time), (iii) any Seller Guarantees contemplated by the Pre-Closing Reorganization and (iv) any Seller Guarantees (other than those contemplated by clause (ii) hereof) provided in the ordinary course of business that will remain in effect immediately following the Closing under which the maximum amount guaranteed, together with any Seller Guarantees in existence as of the date hereof that remain outstanding as of the Closing Date, shall not exceed $10,000,000 in the aggregate. Prior to the Closing Date, Seller, Buyer and the Transferred Subsidiaries shall cooperate and shall use their respective commercially reasonable efforts to terminate, or, if the Parties are unable to so terminate, cause Buyer or one of the Transferred Subsidiaries to be substituted in all respects for Seller or the applicable Retained Dublin Subsidiary in respect of, all obligations of Seller or any Retained Dublin Subsidiary under Seller Guarantees on the Closing Date.

(b)          To the extent any Seller Guarantees remain outstanding after the Closing Date, (i) Seller and Buyer shall continue to cooperate and use their respective commercially reasonable efforts to terminate, or, if the Parties are unable to so terminate, cause Buyer or one of the Transferred Subsidiaries to be substituted in all respects for Seller or any Retained Dublin Subsidiary in respect of, all obligations under Seller Guarantees, (ii) Buyer shall indemnify and hold harmless Seller Indemnified Parties for amounts required to be paid under such Seller Guarantees from and after the Closing, (iii) Buyer shall pay to Seller a fee payable at the end of each calendar quarter, commencing with the first calendar quarter beginning after the first (1st) anniversary of the Closing, based on a rate of 3% per annum on the average outstanding amount of the third party indebtedness guaranteed by Seller during such quarter under any outstanding Seller Guarantees set forth on Section 5.15(b) of the Seller Disclosure Schedule or any additional Seller Guarantees entered into pursuant to the second sentence of Section 5.15(b) and (iv) Buyer shall not permit any of the Transferred Subsidiaries or any of their Affiliates to (A) renew or extend the term of, (B) increase its obligations under, (C) amend in any manner, except as contemplated pursuant to clause (i) above or otherwise required by this Agreement or (D) transfer to another third party other than Buyer or the Transferred Subsidiaries any loan, Contract or other obligation for which Seller or any Retained Dublin Subsidiary is or would reasonably be expected to be liable under such Seller Guarantee. To the extent that Seller or the Retained Dublin Subsidiaries have performance obligations under any Seller Guarantee, Buyer will use commercially reasonable efforts to (x) perform such obligations on behalf of Seller and the Retained Dublin Subsidiaries or (y) otherwise take such action as reasonably requested by Seller so as to put Seller and the Retained Dublin Subsidiaries in the same position as if Buyer or a Transferred Subsidiary, and not Seller or a Retained Dublin Subsidiary, had performed or were performing such obligations.

(c)          Section 5.15(c) of the Seller Disclosure Schedule contains a true and correct list of the Seller LCs outstanding as of the date set forth on such schedule and the amounts thereof, as well as their respective expiration dates (other than any Seller LCs that will terminate or expire prior to the Effective Time). After the date hereof, Seller shall not issue any Seller LC without the consent of Buyer, other than any Seller LCs (x) that will terminate or expire prior to the Effective Time or (y) that, as of immediately following the Closing, shall not exceed $1,000,000 in the aggregate. Prior to the Closing Date, Seller and Buyer shall cooperate and Buyer and the Transferred Subsidiaries shall use commercially reasonable efforts to replace all letters of credit issued by Seller or the Retained Dublin Subsidiaries on behalf of or in favor of any of the Transferred Subsidiaries or the Business, including those listed on Section 5.15(c) of the Seller Disclosure Schedule (the “Seller LCs”), as promptly as practicable with letters of credit from Buyer or one of its Subsidiaries (including the Transferred Subsidiaries) as of the Closing Date. With respect to any Seller LCs that remain outstanding after the Closing Date, (i) Buyer shall indemnify and hold harmless Seller Indemnified Parties for any drawing under any such letters of credit, (ii) Buyer shall pay to Seller a fee payable at the end of each calendar quarter, commencing with the first calendar quarter beginning after the first (1st) anniversary of the Closing, based on a rate of 3% per annum on the average outstanding amount during such quarter of any outstanding Seller LCs, and (iii) without the prior written consent of Seller, Buyer and its Subsidiaries (including the Transferred Subsidiaries) shall not, and shall not permit any of the Transferred Subsidiaries or any of their Affiliates to, enter into renew or extend the term of, amend so as to increase its obligations under, or transfer to a third party other than Buyer or its Subsidiaries (including the Transferred Subsidiaries), any loan, lease, Contract or other obligation in connection with which Seller or any Retained Dublin Subsidiary has issued any letters of credit which remain outstanding. The Parties agree that neither Seller nor any of the Retained Dublin Subsidiaries will have any obligation to renew any letters of credit issued on behalf of any Transferred Subsidiary or the Business after the expiration of any such letter of credit.

Section 5.16          Conflicts; Privileges. It is acknowledged by each of the Parties that Seller has retained each of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and the firms set forth on Section 5.16(a) of the Seller Disclosure Schedule (collectively, together with Skadden, the “Seller Law Firms”) to act as its counsel in connection with the transactions contemplated hereby and that the Seller Law Firms have not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of the Seller Law Firms for conflict of interest or any other purposes as a result thereof. Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Transferred Subsidiaries and the Transferred Joint Ventures) and Seller or any of its Affiliates, each of the Seller Law Firms may represent Seller or any such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyer or any of its Affiliates and even though the Seller Law Firms, as applicable, may have represented the Business or one of the Transferred Subsidiaries or Transferred Joint Ventures in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or the Business or one of the Transferred Subsidiaries or Transferred Joint Ventures, and Buyer hereby waives, on behalf of itself and each of its Affiliates (including, after the Closing, the Transferred Subsidiaries and the Transferred Joint Ventures), any conflict of interest in connection with such representation by the Seller Law Firms, as applicable. Buyer further agrees that, as to all communications, whether written or electronic, among the Seller Law Firms, Seller, the Business, the Transferred Subsidiaries and the Transferred Joint Ventures, and all files, attorney notes, drafts or other documents, that relate in any way to the transactions contemplated by this Agreement and that predate the Closing, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer or the Business or any of the Transferred Subsidiaries or Transferred Joint Ventures. Seller and Buyer agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 5.16. Seller and Buyer further agree that the Seller Law Firms and their respective partners and employees are third party beneficiaries of this Section 5.16.

Section 5.17         Wrong Pockets.

(a)          If at any time within thirty-six (36) months after the Closing, either Party discovers that any Acquired Asset (including any Specified Proceed) is held by Seller or any of its Affiliates, Seller will (subject to Section 5.8 and Section 5.9) promptly procure the transfer of the relevant Acquired Asset to a Transferred Subsidiary or an Affiliate of Buyer nominated by Buyer for no additional consideration; provided that neither Seller or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party.

(b)               If at any time within thirty-six (36) months after the Closing, either Party discovers that any Excluded Asset is held by a Transferred Subsidiary or Buyer or any of its other Affiliates, Buyer will (subject to Section 5.8 and Section 5.9) promptly procure the transfer of the relevant Excluded Asset to Seller or an Affiliate of Seller nominated by Seller for no additional consideration; provided that neither Buyer or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party. In the case of any trade accounts receivable (whether current or non-current) and trade accounts payable of the Transferred Subsidiaries as of the Closing that are Excluded Assets or Retained Liabilities, Buyer shall, or cause its applicable Subsidiary to, use commercially reasonable efforts to collect such accounts receivable and pay such accounts payable as promptly as reasonably practicable and, upon such collection or payment, pay the funds received therefor to Seller or its designee or submit an invoice to Seller for any such payment made (which Seller shall pay as promptly as reasonably practicable), as applicable (it being understood and agreed that any such amounts collected or otherwise received shall be paid and delivered, and any amounts paid shall be invoiced, on a monthly basis, in each case to Seller; provided that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to Seller within seven (7) days).

(c)               In the case of any trade accounts receivable (whether current or non-current) and trade accounts payable of the Transferred Subsidiaries as of the Closing that are Acquired Assets, Assumed Liabilities, Excluded Assets or Retained Liabilities, Buyer and Seller shall, or cause their applicable Affiliates to, as applicable, use commercially reasonable efforts to collect such accounts receivable and pay such accounts payable as promptly as reasonably practicable and, upon such collection or payment, pay the funds received therefor to Seller or Buyer or their respective designee or submit an invoice to Seller or Buyer for any such payment made (which Seller or Buyer shall pay as promptly as reasonably practicable), as applicable (it being understood and agreed that any such amounts collected or otherwise received shall be paid and delivered, and any amounts paid shall be invoiced, on a monthly basis, in each case to Seller or Buyer; provided that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to Seller or Buyer (as applicable) within seven (7) days).

(d)               If at any time within twelve (12) months after the Closing, either Party discovers that any Necessary Business Asset is held by Seller or its Affiliates, Seller will (subject to Section 5.8 and Section 5.9) use reasonable best efforts to promptly procure the transfer of the relevant Necessary Business Asset to Buyer or the relevant Affiliate of Buyer to which such Necessary Business Asset would have been transferred pursuant to the Pre-Closing Reorganization had it constituted an Acquired Asset at such time (it being deemed to so constitute an Acquired Asset solely for this purpose) for no additional consideration; provided, that neither Seller nor any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party; provided, further, that nothing in this Section 5.17(d) shall require the transfer of any Necessary Business Asset (x) where the failure to transfer such Necessary Business Asset to Buyer could reasonably be remedied by provision of services under any other Acquisition Document or a Lease (and, if excluded by application of this clause (x), Buyer and Seller or their applicable Affiliates shall cooperate in good faith to add such services to an existing Acquisition Document or enter into a new Acquisition Document or Lease in respect thereof, in each case on terms consistent in all material respects with those that would have been included in such Contract if it had been entered into in connection with the Closing or (y) that is related to the Specified Retained Businesses in more than a de minimis respect.

Section 5.18              Financing Cooperation.

(a)               From the date hereof until the Closing, Seller shall provide, shall cause the Company and the Transferred Subsidiaries (collectively, the “Company Group”) to provide, and shall use reasonable best efforts to cause each of their Representatives to provide, at Buyer’s sole cost and expense, all customary cooperation reasonably requested by Buyer to assist Buyer and its Affiliates with respect to the arrangement of the Debt Financing or any other debt securities, loan financing or other debt or equity financing pursued by Buyer or any of its Affiliates in lieu of all or a portion of the Debt Financing (to the extent permitted hereunder) (any such financing, “Permanent Financing”), including (i) reasonably assisting in the preparation for, and causing members of senior management of the Business to participate in, a reasonable number of lender or investor marketing meetings, road shows, presentations, drafting sessions, and calls and a reasonable number of other due diligence sessions with prospective lenders, underwriters, initial purchasers or other investors and sessions with ratings agencies, in each case, in connection with the Debt Financing or any Permanent Financing and with reasonable advance notice and during normal business hours, (ii) (x) providing all information regarding Seller, the Company Group and the Business required by bank regulatory authorities under applicable “know your customer”, anti-money laundering rules and regulations and the USA PATRIOT Act of 2001, in each case, at least three (3) Business Days prior to the Closing Date if requested by Buyer in writing at least ten (10) Business Days prior to the Closing Date, (y) providing any financial information to the extent readily available and reasonably requested by Buyer or the Financing Sources that is required to consummate the Debt Financing or any Permanent Financing, and (z) providing such other customary and readily available information with respect to the Company and the Transferred Subsidiaries as is reasonably requested by Buyer or the Financing Sources in connection with the due diligence of the Financing Sources or the preparation of definitive documentation for the Debt Financing or any Permanent Financing, (iii) providing reasonable assistance, including providing reasonable information and materials with respect to the Company and the Transferred Subsidiaries to Buyer and the Financing Sources to be used in the preparation of customary lender and investor presentations, rating agency presentations, bank information memoranda and similar customary marketing material, confidential offering memoranda, prospectuses and prospectus supplements and other similar offering documents for the Debt Financing or any Permanent Financing, including customary authorization letters authorizing the distribution of information to prospective lenders or investors; provided that any such authorization letters shall contain customary language which shall exculpate Seller and its Representatives and Affiliates with respect to any liability related to or responsibility for the contents of such information or related offering and marketing materials by the recipients thereof, (iv) causing the Company Group to facilitate the taking of all reasonable and customary corporate action, limited liability company action or other organizational action, as applicable, subject to the occurrence of the Closing, necessary to permit and/or authorize the consummation of the Debt Financing or any Permanent Financing, (v) causing the Company Group to reasonably facilitate any guarantees by the Company Group in connection with the Debt Financing or any Permanent Financing, as may be reasonably requested by Buyer (provided that no obligation under any document or agreement with respect thereto will take effect until the Closing), (vi) obtaining customary accounting consent or comfort letters and other similar customary items reasonably requested by Buyer, including, if requested, the consent of the independent auditors for the Business to the inclusion of their audit reports with respect to the applicable audited annual financial statements of the Business in any registration statement of Buyer filed with the Securities and Exchange Commission, if any, relating to any Permanent Financing and causing such independent accountants to provide customary comfort letters (including “negative assurance” comfort, if appropriate) in connection with any offering to the applicable underwriters, initial purchasers or placement agents and (vii) providing Buyer with reasonable assistance in connection with Buyer’s preparation of pro forma financial statements to the extent required for any Debt Financing or Permanent Financing that comply with the applicable rules and regulations of the SEC, including (if required for such Debt Financing or Permanent Financing) the requirements of Regulation S-X; provided that nothing in this Agreement (including this Section 5.18) will require any such cooperation or action to the extent that it would (A) create an obligation to provide any financial statements not contemplated in Section 5.12 (and Seller’s obligation to deliver financial statements (including the timing thereof) shall be governed solely by Section 5.12), (B) require Seller or its Subsidiaries or any of their respective officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other Representatives to pay (or agree to pay) any commitment or other fee, provide any indemnities or incur any liability or other obligation under the Debt Financing or any Permanent Financing prior to the Closing, (C) require Seller or its Subsidiaries or any individual who is a member of the board of directors (or other similar governing body) of Seller or its Subsidiaries to pass resolutions or consents to approve, or authorize the execution of, the Debt Financing or any Permanent Financing or any definitive documentation related thereto prior to the Closing Date, (D) require Seller or its Subsidiaries to enter into any Contract with respect to the Debt Financing or any Permanent Financing that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur (other than customary authorization letters reasonably acceptable to Seller required in connection with the Debt Financing), (E) impose any personal liability on the officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other representatives of Seller or its Subsidiaries, (F) unreasonably interfere with the operation of the business of Seller or its Subsidiaries, (G) cause any representation or warranty in this Agreement to be breached by Seller or its Subsidiaries or require any waiver or amendment of the terms of this Agreement or any Material Contract to which Seller or its Subsidiaries is a party, (H) conflict with the organizational documents of Seller or its Subsidiaries or any Law, (I) result in the contravention of, or that could result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract to which Seller or its Subsidiaries is party or by which it is bound, (J) provide access to or disclose information that Seller or its Subsidiaries reasonably determines would jeopardize any attorney-client or similar privilege of Seller or such Subsidiaries, (K) require Seller or its Subsidiaries to provide any solvency or other similar certificate of its chief financial officer or similar representative prior to the Closing Date, (L) require Seller or its Subsidiaries to provide or prepare any projections or pro forma financial statements (it being understood that Seller shall use reasonable best efforts to provide reasonable assistance in Buyer’s preparation of pro forma financial statements as set forth in clause (vii) above) and (M) require Seller, its Subsidiaries or any Representative thereof to deliver or cause to be delivered any opinion of counsel in connection with the Debt Financing or any Permanent Financing. Notwithstanding anything to the contrary herein, the failure of Seller to comply with this Section 5.18 shall not give rise to the failure of a condition precedent set forth in Section 7.2(b) or termination right pursuant to Section 8.1(c) unless Buyer fails to obtain the Debt Financing or the Permanent Financing as a result of the material breach of the obligations of Seller or any of its Subsidiaries or Representatives to comply with its obligations under this Section 5.18.

(b)              Seller and the Company Group hereby consent to the use of their logos in connection with the Debt Financing or any Permanent Financing prior to the Closing Date; provided that such logos are used solely in a manner that is not intended or reasonably likely to (i) harm or disparage Seller or its Subsidiaries or their reputation, goodwill or marks, (ii) otherwise materially adversely affect Seller or any of its Subsidiaries or (iii) in any manner, violate any existing contractual obligations of Seller or any of its Subsidiaries.

(c)               Notwithstanding any other provision set forth herein or in any other agreement between Seller and Buyer (or their respective Affiliates), Seller and the Company Group agree that (i) Buyer and its Affiliates may share any confidential information with respect to Seller, the Company Group and the Business with any Financing Sources, and that Buyer and their respective Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts with respect to the Debt Financing or any Permanent Financing or any offering documents referred to in Section 5.18(a)(iii) used in Rule 144A for life offerings of debt securities; provided that the recipients of such information and any other confidential information contemplated to be provided by Seller and the Company Group or any of their respective Affiliates pursuant to this Section 5.18, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda and (ii) Buyer and its Affiliates may disclose information relating to the Business or the Company Group to the extent reasonably required (in the good faith judgment of Buyer) to be included in any document or offering document referred to in Section 5.18(a)(iii) used in a public offering of securities constituting Permanent Financing; provided, that Seller has consented to such disclosure and has been given an opportunity to review and comment on such information.

(d)               Buyer will (1) reimburse Seller and its Subsidiaries on an as-incurred basis for any reasonable and documented out-of-pocket costs or expenses incurred or otherwise payable by Seller or its Subsidiaries in connection with their cooperation or efforts pursuant to Section 5.12(d) and this Section 5.18 and (2) indemnify, defend and hold harmless Seller, its Subsidiaries, their respective Affiliates and Representatives, and the successors and assigns of each of the foregoing Persons from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the cooperation or efforts pursuant to Section 5.12(d) and this Section 5.18 or otherwise in complying with their obligations in connection with the arrangement of the Debt Financing or Permanent Financing (including actions taken in accordance with Section 5.12(d) and this Section 5.18) or any information utilized in connection therewith, except to the extent that any of the foregoing arises from the gross negligence, material breach or willful misconduct of Seller, its Subsidiaries, their respective Affiliates and Representatives, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision.

Section 5.19               Financing Obligation.

(a)               Buyer shall, and shall cause its applicable Subsidiaries to, use its reasonable best efforts to obtain the Debt Financing on a timely basis and on the terms and conditions in the Debt Financing Commitment in an amount sufficient, taken together with Other Available Funds, to satisfy the Required Amount, including (i) complying with its obligations under the applicable Debt Financing Commitments, (ii) maintaining in effect the applicable Debt Financing Commitments or the definitive financing agreements related thereto in accordance with the terms and conditions thereof, (iii) negotiating and entering into definitive agreements with respect to the applicable Debt Financing Commitments on a timely basis on terms and conditions (including the flex provisions) contained therein or otherwise not materially less favorable to Buyer in the aggregate than those contained in the applicable Debt Financing Commitments, (iv) satisfying on a timely basis all conditions applicable to Buyer and/or its Subsidiaries contained in the applicable Debt Financing Commitments (or any definitive agreements related thereto) within their control, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing and (v) enforcing all of its rights under the applicable Debt Financing Commitments (or any definitive agreements related thereto) (provided that Buyer shall not be required to pursue such enforcement through litigation) and consummating the applicable Debt Financing at or prior to the Closing. Buyer shall keep Seller informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing (including, upon reasonable request, providing Seller with copies of all definitive agreements and other documents related to the Debt Financing and of material developments concerning the timing of the closing of the Debt Financing). Buyer shall give Seller prompt written notice (A) upon having knowledge of any violation, breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any violation, breach or default) by any party to any of the Debt Financing Commitments or any termination of any of the Debt Financing Commitments, (B) any actual or threatened reduction, withdrawal, repudiation or termination of the Debt Financing by any Financing Source party to the Debt Financing Commitments or (C) if for any reason Buyer has determined in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms contemplated by the applicable Debt Financing Commitments. As soon as reasonably practicable, but in any event within two Business Days following delivery by Seller to Buyer of written request therefor, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clauses (A) through (C) of the immediately preceding sentence. Notwithstanding the foregoing, it is understood and agreed that the obligations of Buyer with respect to the Debt Financing pursuant to this Section 5.19(a) shall be subject to, and shall not be deemed to be breached by, any reduction, including to zero as applicable, of the commitments in respect of the Debt Financing in accordance with the terms of the Debt Financing Commitments as in effect on the date of this Agreement, as a result of the receipt of net proceeds of (i) any Permanent Financing or obtaining of commitments with respect to the same (in each case, to the extent permitted hereunder) and (ii) certain dispositions to the extent required in accordance with the terms of the Debt Commitment Letter as in effect on the date hereof and to the extent such proceeds will be used to fund the Required Amount on the Closing Date.

(b)               Buyer shall not, without the prior written consent of Seller, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Debt Financing Commitments (or any definitive agreements related thereto) or any other provision of, or remedies under, the Debt Financing Commitments (or any definitive agreements related thereto) or replace all or any portion of the Debt Financing Commitments (including with Permanent Financing), in each case, to the extent such amendment, modification, supplement, replacement or waiver would reasonably be expected to have the effect of (v) reducing the amount of the Debt Financing to an amount that would result in Buyer having insufficient funds (taking into account Other Available Funds) to pay the Required Amount, (w) otherwise adversely affecting in any material respect the ability of Buyer to timely consummate the transactions contemplated by this Agreement, including the ability to pay the Required Amount in full, (x) amending, modifying, supplementing or waiving the conditions or contingencies to the Debt Financing in a manner adverse to Seller or its Subsidiaries, (y) materially delaying the Closing or making the timely funding of the Debt Financing or satisfaction of the conditions or contingencies to obtaining the Debt Financing materially less likely to occur or (z) materially adversely affecting the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitments; provided, however, subject to compliance with the other provisions of this Section 5.19, Buyer may amend, modify, supplement or waive any provision of the Debt Commitment Letter (A) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof or (B) amend the Debt Commitment Letter to implement any “market flex” provisions applicable thereto. In the event all conditions applicable to the Debt Financing Commitments have been satisfied and all of the conditions set forth in Section 7.1 and Section 7.2 (not including conditions which are to be satisfied by the delivery of documents, or taking of any other action, at the Closing by any Party) have been satisfied (or waived), and to the extent such funds are required (taking into account Other Available Funds) to fund the Required Amount, Buyer shall use its reasonable best efforts to cause the Debt Financing Sources to fund the applicable Debt Financing for purposes of consummating the transactions contemplated by this Agreement.

(c)               If all or any portion of the Debt Financing becomes unavailable on the terms and conditions of the Debt Financing Commitment (including the flex provisions thereof), Buyer shall (i) notify Seller of such event and the reasons giving rise to such event, as promptly as practicable following the occurrence of such event, (ii) use its reasonable best efforts to arrange to obtain, as promptly as possible following the occurrence of such event, the Debt Financing or such portion of the Debt Financing from the same or alternative sources, which may include one or more of a loan financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount sufficient, when added to any portion of the Debt Financing that is and will be available and any Other Available Funds, to pay in cash the Required Amount (“Alternative Debt Financing”) and (iii) if applicable, obtain a new financing commitment letter (together with its related term sheets, the “Alternative Debt Financing Commitment”) or a new definitive agreement with respect thereto that provides for financing (A) on terms no less favorable to Buyer than the Debt Financing Commitment as of the date hereof (taking into account the flex provisions thereof), (B) containing conditions to draw that (x) are not more onerous to Buyer than those conditions and terms contained in the Debt Financing Commitments as of the date hereof, (y) would not reasonably be expected to materially delay the Closing, and (z) do not materially adversely affect the ability of Buyer to enforce its rights against the other parties to the Alternative Debt Financing Commitments (including all definitive documentation) relative to the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitment as in effect on the date hereof or in the related definitive agreements, and (C) in an amount that is sufficient, when added to any portion of the Debt Financing that is and will be available and any Other Available Funds, to pay in cash the Required Amount and all other amounts required to be paid by Buyer at Closing in connection with the transactions contemplated by this Agreement; provided that nothing contained in this Section 5.19 shall require, and in no event shall the “reasonable best efforts” of Buyer or any of its Subsidiaries be deemed or construed to require, Buyer or any such Subsidiary to seek or accept the Debt Financing or any Alternative Financing on terms materially less favorable in the aggregate than the terms and conditions described in the Debt Financing Commitments as in effect on the date of this Agreement (including the exercise of “market flex” provisions) as determined in the reasonable judgment of Buyer. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing (and consequently the term “Debt Financing” shall include any available portion of the then-existing Debt Financing and the Alternative Debt Financing), and the term “Debt Financing Commitment” as used in this Agreement shall be deemed to include any Alternative Debt Financing Commitment. It is understood and agreed that reduction of commitments in respect of the Debt Financing in accordance with the provisions of the Debt Financing Commitments as in effect on the date of this Agreement as a result of Buyer obtaining any Permanent Financing permitted hereunder or receipt of net proceeds of certain dispositions as required under the Debt Commitment Letter as in effect on the date of this Agreement that will be used to fund the Required Amount on the Closing Date shall not be deemed to constitute an unavailability of any portion of the Debt Financing for purposes of this Section 5.19(c) and that in any event committed Permanent Financing (to the extent permitted hereunder to replace the Debt Financing Commitments) may reduce (dollar-for-dollar) the Debt Financing Commitments and such reduction shall not be a breach of this Section 5.19(c) so long as the (x) net proceeds of such Permanent Financing are to be made available to fund the Required Amount on the Closing Date, (y) such Permanent Financing (other than any such Permanent Financing that does not reduce the committed amount of the Debt Financing until net proceeds of such Permanent Financing are actually received by Buyer (whether directly or in escrow for such purpose with conditions to release from escrow that are no worse for closing certainty than the conditions in the Debt Commitment Letter as of the date hereof)) does not have conditions to funding that are more onerous to Buyer than those conditions and terms contained in the Debt Commitment Letter as of the date hereof and (z) such Permanent Financing would not reasonably be expected to materially delay the Closing.

(d)               Buyer expressly acknowledges and agrees that (i) obtaining the Debt Financing is not a condition to the Closing and (ii) notwithstanding anything contained in this Agreement to the contrary, Buyer’s obligations hereunder are not conditioned in any manner upon Buyer obtaining the Debt Financing, or any other financing.

Section 5.20              Recordation of Transfers of Certain Acquired Assets. Buyer shall be responsible, at its sole cost and expense for all applicable recordations and perfection of the assignment of the Business Intellectual Property from Seller or one or more of its Subsidiaries to a Transferred Subsidiary, as determined by Buyer, and, at Buyer’s reasonable request, Seller agrees to, and to cause its Subsidiaries to, use reasonable best efforts (at Buyer’s sole expense) to assist Buyer in completing any requisite recordation or perfection of the assignment of the Business Intellectual Property to a Transferred Subsidiary following the Closing Date.

Section 5.21              Further Assurances. Except as otherwise provided in this Agreement and subject to Section 5.9, each of the Parties agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of any of the Parties set forth in ARTICLE VII; (b) the obtaining of all necessary consents, approvals or waivers from Governmental Entities required to be obtained by Seller or Buyer, or their respective Affiliates, in connection with the transactions contemplated by this Agreement (other than with respect to Regulatory Laws which are the subject of Section 5.1); and (c) the execution and delivery of such instruments, and the taking of such other actions, as the other Party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 5.22              Joint Steering Committee; Acquisition Documents.

(a)               Not more than ten (10) Business Days after the date hereof, the Parties shall each appoint an equal (mutually agreed) number of representatives as each of them deems appropriate to a committee (a “Joint Steering Committee”), all of whom shall have suitable seniority and the requisite skills, knowledge, experience and authority to discuss, coordinate and make arrangements related to the matters described in this Section 5.22, and will be subject to confidentiality and other restrictions necessary or appropriate to ensure compliance with any applicable Laws, as well as a mutually agreed senior executive of each Party to whom matters that cannot be resolved by the Joint Steering Committee will be escalated. Any matters that arise within the Joint Steering Committee and cannot be resolved within five (5) Business Days after referral to the Joint Steering Committee of such issue may be referred to the designated senior executives of each Party to resolve.

(b)               As soon as practicable following the appointment of the Joint Steering Committee through the Closing, the Joint Steering Committee shall meet and confer as frequently as reasonably necessary, to discuss, and shall act in good faith and use reasonable best efforts to (i) mutually agree upon final annexes, appendices, exhibits and schedules to the Acquisition Documents attached as exhibits to this Agreement by the day that is 45 days after the date hereof (the “Target Completion Date”) and (ii) discuss in good faith all material technical and operational matters reasonably brought to the attention of the Joint Steering Committee by representatives of the Parties, which matters, for the avoidance of doubt, may include the Pre-Closing Reorganization, integration planning matters and identity of the Business Employees. If the terms of the Acquisition Documents attached hereto as Exhibits are not finalized and mutually agreed by the Target Completion Date, the finalization of such terms shall be escalated to appropriate senior executive officers of each of the Company and Parent for resolution.

(c)               Notwithstanding anything to the contrary, (a)(i) Seller and Buyer shall cooperate to, as promptly as practicable and in good faith, finalize the definitive form of each Acquisition Document (including all annexes, appendices, exhibits and schedules thereto) that is attached as an exhibit to this Agreement (each a “Form Ancillary Agreement”, to be executed and delivered by Seller, Buyer or their applicable Affiliates (including the Transferred Subsidiaries) at the Closing, and (b) with respect to each Form Ancillary Agreement, Buyer and Seller shall cause the applicable parties thereto to execute and deliver such Form Ancillary Agreement at the Closing in accordance with the terms hereof in the form attached hereto as an Exhibit, with only such ministerial additions, deletions and modifications as necessary for the parties thereto, acting in good faith and reasonably, to complete the missing terms contemplated by the form to be completed by the parties thereto or to correct any scrivener’s errors, unless further changes are mutually agreed by the applicable parties (provided that the Parties shall act reasonably and in good faith in discussing further clarifications around any such other Acquisition Document if and to the extent reasonably requested by the other Party; provided that not agreeing to any such further clarifications shall not, in and of itself, be deemed a breach hereof or impact the closing conditions set forth in Article VII or otherwise delay the Closing hereunder); provided, further, that the Parties agree that any annexes, appendices, exhibits or schedules to the Acquisition Documents that are not included (or included only in term sheet format) in the forms of such Acquisition Documents attached hereto as Exhibits shall be completed by the Parties, acting reasonably and in good faith, with such terms as are customary for agreements of the nature contemplated thereby and otherwise consistent with the terms hereof (and in the event of any such annexes, appendices, exhibits and schedules that are included in term sheet format, consistent with the applicable term sheet therefor included in the form of such Acquisition Document attached hereto as an Exhibit); provided, further, that with respect to the Acquisition Documents for which term sheets are attached as exhibits hereto, the Parties shall use reasonable best efforts to finalize (other than the schedules thereof) such agreements by the date that is forty-five (45) days after the date hereof (or such time set forth in the applicable term sheet), and any disputes related to the terms thereof or the failure to finalize such agreement shall be escalated to the General Counsel of each Buyer and Seller. The Parties shall consider in good faith the principles and procedures that are set forth on Section 5.22(c) of the Seller Disclosure Schedule (the “Term Sheet Principles”) for finalization of any Acquisitions Documents and any related annexes, appendices, exhibits or schedules.

(d)               If the applicable parties to an Acquisition Document attached hereto as an Exhibit are unable to reach agreement on any term or condition of such Acquisition Document such that a definitive agreement is not executed and delivered at the Closing, the Closing shall not be delayed but instead the applicable form of such Acquisition Document attached hereto as an exhibit (or any updated version thereof as may be agreed by Buyer and Seller prior to Closing) shall become a binding obligation as the applicable Acquisition Document contemplated hereunder and shall remain in effect until a definitive agreement replacing such form agreement has been mutually negotiated and executed by all parties thereto.

Section 5.23               RWI Policy. Buyer shall use commercially reasonable efforts to obtain the RWI Policy to provide Buyer with insurance coverage in respect of any inaccuracy or breach of any of the representations and warranties of Seller contained herein subject to the terms of such RWI Policy. Buyer acknowledges and agrees that, except in the case of Fraud (and then only to the extent of such Fraud) or as otherwise contemplated by Article VI or Article IX of this Agreement, its sole recourse in the event of any such inaccuracy or breach shall be making claims under the RWI Policy. The RWI Policy shall explicitly provide for the irrevocable waiver of any and all rights of subrogation the RWI Policy insurer might have against Seller or its Representatives in connection with this Agreement and the transactions contemplated hereby, other than in the case of Fraud, and then only to the extent of such Fraud, as provided under the terms of the RWI Policy. The RWI Policy shall explicitly provide that Seller and its Representatives are third party beneficiaries of the foregoing waiver and that the foregoing waiver in the RWI Policy may not be amended by any party in any manner adverse to Seller or any of its Representatives without Seller’s prior written consent (which consent shall be in the sole and absolute discretion of Seller). Seller and its Representatives shall reasonably cooperate with reasonable request from the Buyer and its Representatives with respect to Buyer’s procurement of the RWI Policy.

Section 5.24              Specified Proceedings.

(a)               Without limiting Section 5.6, following the Closing Date, (i) Seller shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all then pending or threatened Proceeding primarily relating to or arising in connection with the Excluded Dublin Businesses, the Excluded Assets or the Retained Liabilities, including Proceedings involving the matters set forth on Section 5.24(a)(i) of the Seller Disclosure Schedule (each, a “Seller Action”), and, to the extent (A) Seller acknowledges in writing that any Proceeding is a Retained Liability and (B) such settlement, compromise or judgment does not impose current or future material costs (unless constituting Retained Liabilities or otherwise indemnified by Seller), restrictions, requirements or non-monetary obligations on Buyer, its Affiliates or the Business or materially limit, hinder or interfere with the continued use of any of their properties or facilities, may settle or compromise, or consent to the entry of any judgment with respect to any such Proceeding without the consent of Buyer, and (ii) Buyer shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all then pending or threatened Proceeding primarily relating to or arising in connection with the Business, the Acquired Assets or the Assumed Liabilities, including Proceedings involving the matters set forth on Section 5.24(a)(ii) of the Seller Disclosure Schedule (each, a “Buyer Action”), and, to the extent (A) Buyer acknowledges in writing that any Proceeding is an Assumed Liability and (B) such settlement, compromise or judgment does not impose current or future material costs (unless constituting Assumed Liabilities or otherwise indemnified by Buyer), restrictions, requirements or non-monetary obligations on Seller or its Affiliates or materially limit, hinder or interfere with the continued use of any of their properties or facilities, may settle or compromise, or consent to the entry of any judgment with respect to any such Proceeding without the consent of Seller. Notwithstanding anything to the contrary herein, if both Seller (or a Retained Dublin Subsidiary) and Buyer (or any of its Subsidiaries, including the Company or the Transferred Subsidiaries) are named as parties to any Seller Action or Buyer Action (“Joint Action”), a Party shall not settle such Joint Action without the written consent of the other (not to be unreasonably withheld) unless such settlement releases the other Party (or such of its Subsidiaries named as parties) in connection with such Joint Action and provides relief consisting solely of money damages borne by the Party (or its applicable Subsidiary) and, with respect to a Joint Action pertaining to Legacy PFAS Substance Liabilities, Seller may not settle such Joint Action without the written consent of Buyer unless (i) Seller acknowledges in writing to Buyer that Buyer will be indemnified for such settlement and (ii) such settlement does not impose current or future material costs, restrictions, requirements or non-monetary obligations on Buyer, its Affiliates or the Business or materially limit, hinder or interfere with the continued use of any of their properties or facilities. Without the other Party’s prior written consent, neither Buyer, Seller nor any of their respective Affiliates shall communicate regarding any Seller Action or Buyer Action (as applicable) with any third party or make any public statement about any Seller Action or Buyer Action (as applicable), in each case except as required by Law, the rules of any stock exchange or any Governmental Entity (subject to first consulting with, and considering in good faith the views of, Seller (in respect of a Seller Action) or Buyer (in respect of a Buyer Action) to the extent legally permissible) or to the extent necessary as part of the investigation, prosecution, defense and appeal of a pending or threatened Proceeding. Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with this Section 5.24.

(b)               Without limiting Section 5.6, following the Closing Date, at the request of Seller or Buyer, the other Party shall (and shall cause its Affiliates to) provide reasonable information regarding and reasonably cooperate with the requesting Party and its Affiliates in connection with the investigation, prosecution, defense and appeal of the Proceedings relating to the matters set forth on Section 5.24(b) of the Seller’s Disclosure Schedule.

Section 5.25              Insurance. Subject to the provisions in the Employee Matters Agreement, from and after the Closing Date, the Company and the Transferred Subsidiaries and their Subsidiaries shall cease to be insured by Seller or their respective Affiliates’ insurance policies or by any of their self-insured programs, and neither Buyer nor its Subsidiaries shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Company or the Transferred Subsidiaries or their Subsidiaries or any Liability arising from the operation of the Business on or after the Closing; provided that Seller shall use commercially reasonable efforts to keep or cause its Affiliates to use commercially reasonable efforts to keep all insurance policies currently maintained with respect to the Business, or reasonably suitable replacements or renewals, in full force and effect through the Closing. Seller or any of their respective Affiliates may, to be effective at the Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.25. From and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Company, Transferred Subsidiaries and their Subsidiaries and the Business. At the Closing, Buyer agrees to take over and assume all the incurred but not reported claims of the Company, Transferred Subsidiaries and their Subsidiaries and the Business that are not Retained Liabilities, which have been incurred as of the Closing Date, and Buyer agrees to be responsible to pay such claims until they are finally settled and disclosed. Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of the Company, any Transferred Subsidiary or their Subsidiaries and the Business under or in respect of any past or current insurance policy under which the Company, any Transferred Subsidiary or Affiliate thereof or the Business is a named insured.

Section 5.26              Inventor Remuneration. Each of the Company and Seller shall, and shall cause the members of the Company Group and the Seller Group to, as applicable, reasonably cooperate with each other and shall use commercially reasonable efforts, on and after the Closing Date, to take, or cause to be taken, and without any further consideration, from and after the Closing Date to provide assistance and deliver, and cause to be delivered, all Information, Contracts, reports, records and other materials reasonably necessary to determine and pay Inventor Remuneration, including (i) the Inventor Remuneration due to each such inventor, (ii) the calculations of such Inventor Remuneration, (iii) the last available contact information of each such inventor, (iv) when such Inventor Remuneration is or was due to be paid, (v) the milestones at which each such inventor was or is owed such Inventor Remuneration and the payments due at such milestones, and (vi) any pending or threatened Action arising out of such Inventor Remuneration. At the request of a Party, the other Parties shall, and shall cause the other members of the Company Group and the Seller Group to, as applicable, reasonably cooperate to maintain such Information as confidential, including by permitting such Information to be provided directly to the inventor and permitting a Party or a member of the Company Group or the Seller Group, as applicable, to directly compensate such inventor, and permitting such inventor to be subject to reasonable confidentiality arrangements.

Section 5.27              Additional Efforts. The Parties shall take the actions set forth on Section 5.27 of the Seller Disclosure Schedule.

Section 5.28              Non-Competition.

Except as expressly provided in this Agreement or any other Acquisition Document or with the prior written consent of Buyer, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, for a period of two (2) years from and after the Closing Date, directly or indirectly as a stockholder, investor, member, partner or otherwise, own, manage, operate or engage in any business carrying on any business that directly competes with the Business in any of the countries in which the Business is carried on as of the date hereof and as of the Closing Date (excluding any such activities conducted by the Excluded Dublin Businesses as of the date hereof) (the “Competing Activity”); provided that, this Section 5.28 shall not be deemed breached as a result of:

(a)               the acquisition or ownership, directly or indirectly, by Seller or its Affiliates of any Person that engages in the Competing Activity if the Competing Activity accounts for 20% or less of the consolidated annual revenues of such Person (based on such Person’s latest annual financial statements); and

(b)               acquiring (and owning) (x) passive ownership of five percent (5%) or less of the securities of any Person and (y) any interest in any Person, regardless of the relative size of the ownership interest or revenues derived from Competing Activity, through any pension trust or similar benefit plan investment vehicle (or agent thereof in their capacity as such) of Seller or its Affiliates so long as such investments are passive investments in securities in the ordinary course of its respective operations.

Notwithstanding the foregoing, the restrictions contained in this Section 5.28 shall cease to apply to the Specified Retained Businesses (or any portion thereof), and any Affiliates of Dublin, sold (or otherwise transferred in connection therewith) at such time as they cease to be directly or indirectly owned by Seller or Affiliates of Seller and shall not apply to any third-party purchaser of the Specified Retained Business (or any portion thereof) or such purchaser’s Affiliates.

Article VI

CERTAIN TAX MATTERS

Section 6.1                Tax Indemnification by Seller.

(a)               Effective as of and after the Closing Date and subject to Section 6.1(b), Seller shall pay or cause to be paid, and shall indemnify Buyer and its Affiliates (collectively, the “Buyer Tax Indemnified Parties”) and hold each Buyer Tax Indemnified Party harmless from and against any liability for (i) Seller Taxes and (ii) reasonable out-of-pocket costs and expenses incurred by Buyer and its Affiliates arising in respect of Tax Claims for such Seller Taxes (clauses (i) and (ii), collectively, the “Indemnified Taxes”). Indemnified Taxes shall not include any Taxes (A) specifically identified and included in Closing Indebtedness or Closing Net Working Capital and that actually reduced the Final Purchase Price, (B) arising from actions taken by Buyer on the Closing Date following the Closing that are outside of the ordinary course of business or not expressly provided for by this Agreement or the Pre-Closing Reorganization Steps, other than any such actions taken that are taken on behalf or at the request of Seller or any Affiliate thereof, or (C) arising from any breach of the covenants in this Agreement by Buyer. Notwithstanding anything to the contrary in this Agreement, Seller’s indemnity obligations pursuant to this Article VI with respect to any Indemnified Tax imposed on a Transferred Joint Venture shall be limited to an amount equal to the product of (i) the Indemnified Tax imposed on the Transferred Joint Venture and (ii) the lesser of (A) Buyer Indemnified Tax Parties’ percentage ownership in the relevant Transferred Joint Venture at the time such Indemnified Taxes are imposed and (B) Seller and its Affiliates percentage ownership interest in the relevant Transferred Joint Venture immediately prior to Closing.

(b)               Notwithstanding Section 6.1(a), a Buyer Tax Indemnified Party shall not be entitled to payment for Indemnified Taxes with respect to Tax Claims that are made pursuant to this Article VI (including amounts described in clause (ii) of Section 6.1(a)) until and unless the amount of Indemnified Taxes subject to such Tax Claims in the aggregate exceeds $2,000,000 (the “Claim Threshold”) within a given calendar year in which each such Indemnified Taxes become finally due and payable, whereupon the Buyer Tax Indemnified Party shall be entitled to receive all amounts for the Indemnified Taxes for such Tax Claims that are in excess of the Claim Threshold.

(c)               To assert a claim for indemnification pursuant to this Section 6.1 and in accordance with the procedures set forth in Section 6.4(b) a Buyer Tax Indemnified Party shall deliver to Seller a certificate signed by an officer of Buyer (a “Claim Certificate”): (i) stating that (A) a Buyer Tax Indemnified Party has incurred Indemnified Taxes that become finally due and payable in a given taxable year or (B) in accordance with Section 6.4(b), such Tax Claim is being paid, or is otherwise necessary or advisable to pay in order to contest the Tax Claim or are necessary or advisable to pay in order to contest a Tax Claim, (ii) stating the amount of such Indemnified Taxes; and (iii) describing in reasonable detail the Indemnified Taxes. If Seller objects in writing to any claim by the Buyer Tax Indemnified Party made in a Claim Certificate, Buyer and Seller shall attempt in good faith to resolve such objection; provided, however, that no such objection shall relieve Seller of any indemnity obligation under this Agreement. Seller shall make any indemnification payment pursuant to this Section 6.1 to the Buyer Tax Indemnified Party using immediately available funds by wire transfer to an account designated in writing by the Buyer Tax Indemnified Party.

Section 6.2                Tax Returns.

(a)               Seller shall prepare or shall cause to be prepared (i) any combined, consolidated, unitary or similar Tax Return that includes any member of the Seller Group, on the one hand, and any of the Transferred Subsidiaries, on the other hand (a “Seller Combined Tax Return”) and (ii) any Tax Return (other than any Seller Combined Tax Return) that is required to be filed by or with respect to any of the Transferred Subsidiaries for any taxable period that ends on or before the Closing Date (a “Pre-Closing Tax Return”). Seller shall timely file or cause to be timely filed any Seller Combined Tax Return and any Pre-Closing Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions). In the case of Pre-Closing Tax Returns (but not Seller Combined Tax Returns), Seller shall provide drafts of such Pre-Closing Tax Returns to Buyer for review and comment no less than thirty (30) days prior to the due date (including extensions) for timely filing of such Pre-Closing Tax Returns (or if the due date is within thirty (30) days of the Closing Date, as promptly as practicable after the Closing Date). With respect to any draft of such Pre-Closing Tax Returns, Seller shall consider any reasonable comments from Buyer, but shall not be obligated to accept such comments unless Seller’s position is not supportable at a “more likely than not” or greater level of comfort. Notwithstanding the foregoing, Seller shall not be required to accept any such comments with respect to transfer pricing positions, to the extent such positions are consistent with past practice. Seller shall provide the Buyer the final drafts of such Pre-Closing Tax Returns no less than five (5) days prior to the due date (including extensions) for timely filing of such Pre-Closing Tax Returns (or, if the due date is within five (5) days of the Closing Date, as promptly as practicable after the Closing Date) and shall pay Buyer the amount of the Indemnified Taxes reflected as due thereon.

(b)               Except for any Tax Return required to be prepared by Seller pursuant to Section 6.2(a), Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns with respect to the Transferred Subsidiaries. In the case of any such Tax Return for a Straddle Period (a “Straddle Period Tax Return”), Buyer shall prepare or cause to be prepared such Tax Return in a manner consistent with past practices of the relevant Transferred Subsidiary or its predecessor (or of Seller with respect to such Transferred Subsidiary or its predecessor, as the case may be) except where such past practices are not supportable at a “more likely than not” or greater level of comfort, provided that, (i) Straddle Period Tax Returns shall reflect Seller’s applicable intended tax treatment of any of the Pre-Closing Reorganization Steps and (ii) to the extent reasonably requested by Seller, Buyer shall make or cause to be made any Tax elections with respect to any Pre-Reorganization Step. Buyer shall deliver to Seller for its review and approval (such approval not to be unreasonably withheld, conditioned, or delayed) a draft copy of such Straddle Period Tax Return at least thirty (30) days prior to the due date (including extensions) for timely filing of such Tax Returns (or if the due date is within thirty (30) days of the Closing Date, as promptly as practicable after the Closing Date); provided that if Seller does not provide a written notice of objection to any such Straddle Period Tax Return, setting forth in reasonable detail the basis for such objection, within fifteen (15) days of Sellers receipt of such Tax Return, then Seller shall be deemed to have approved such Tax Return. Notwithstanding anything to the contrary in this Section 6.2(b), Buyer shall be entitled to file or cause to be filed any such Straddle Period Tax Return by the due date for such Tax Return; provided that if Seller does not approve (or is not deemed to have approved) any such Tax Return pursuant to this Section 6.2(b) by such due date, then the Parties shall cooperate in good faith to resolve any such dispute and, upon the resolution of such dispute, Buyer shall amend such Tax Return in accordance with the Parties’ resolution; provided, further, that if Buyer files or causes to be filed any such Tax Return prior to Seller approving (or being deemed to approve) such Tax Return, Seller shall only be required to indemnify Buyer for the amount of Indemnified Taxes with respect to such Tax Return agreed by Seller, until such dispute is resolved.

Section 6.3                Post-Closing Actions.

(a)               Neither Buyer nor any of its Affiliates shall, or shall cause or permit any Transferred Subsidiaries to, (i) amend, re-file or otherwise modify any Tax Return of any Transferred Subsidiary for any Pre-Closing Tax Periods, (ii) make any Tax election with retroactive effect to a Pre-Closing Tax Period of a Transferred Subsidiary, or (iii) initiate any voluntary contact (including through any voluntary disclosure program) with any Governmental Entity in respect of Taxes or Tax Returns of a Transferred Subsidiary for any Pre-Closing Tax Period, in each case, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided that it will be deemed unreasonable to not provide consent where such action is required by applicable Law.

(b)               Neither Seller nor Buyer nor any of their respective Affiliates shall, or shall cause or permit any Transferred Subsidiaries to, undertake any action that is in violation of the restrictions set forth in Section 6.3(b) of the Seller Disclosure Schedule with respect to the transactions listed therein (the “Tax-Free Transactions”) or file any Tax Return inconsistent with that set forth for the Tax-Free Transactions (except as required by a “determination” (if any) within the meaning of Section 1313(a) of the Code or any similar provision of state, local, or foreign Tax law), provided that Seller shall reasonably cooperate and provide Buyer with such documentation and support necessary to allow Buyer to file or cause to be filed all such Tax Returns with a “more likely than not” or greater level of comfort. If a violation by Buyer or its Affiliates of this Section 6.3(b) results in any Taxes imposed on Seller or its Affiliates with respect to the Tax-Free Transactions, Buyer shall indemnify Seller for such Taxes, with any such indemnity reduced to take into account any applicable Tax Benefit in the manner described in Section 9.2 and Section 9.3.

(c)               No election under Section 338(g) or Section 338(h)(10) of the Code shall be made with respect to any Transferred Subsidiary in connection with the Acquisition or the Pre-Closing Reorganization without the prior written consent of the Seller in its sole discretion.

Section 6.4                Tax Contests.

(a)               If a claim shall be made by any Taxing Authority, that, if successful, could reasonably be expected to result in a payment by Seller to Buyer under Section 6.1 for Indemnified Taxes or a payment by Buyer to Seller under Section 6.3(b), the Party against which such claim is made shall promptly notify the other Party in writing (a “Tax Notice”) of such claim (a “Tax Claim”); provided, however, that the failure to provide such Tax Notice shall not release Seller from any of its obligations under Section 6.1 or Buyer from its obligations under Section 6.3(b) except and solely to the extent Seller or Buyer, as applicable, is materially prejudiced by such failure.

(b)               With respect to any Tax Claim for any (i) Tax period ending on or prior to the Closing Date and (ii) Straddle Period where the majority of the Taxes for such Straddle Period are allocable to Seller under the principles of Section 6.6 (each, a “Pre-Closing Tax Claim”), Seller shall have the right to control and conduct all proceedings and negotiations in connection with such Pre-Closing Tax Claim (including selection of counsel), and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Pre-Closing Tax Claim in any permissible manner; provided that if Seller elects, in its sole discretion, to control and conduct the proceedings and negotiations in connection with any Pre-Closing Tax Claim, Seller shall, within ten (10) days of receipt of a Tax Notice with respect to such Pre-Closing Tax Claim, notify Buyer in writing of its intention to control and conduct the proceedings and negotiations in connection with such Pre-Closing Tax Claim; provided, further, that if Seller chooses to sue for a refund then it shall first indemnify the Buyer Tax Indemnified Parties for the amount of Indemnified Taxes paid, and any subsequent refund of such Taxes shall be paid over to Seller pursuant to Section 6.7. Buyer or its designee shall have the right to participate in such proceedings and negotiations (including with counsel of its choice) in connection with any Pre-Closing Tax Claim that Seller timely and properly elects to conduct and control pursuant to this Section 6.4(b) and Seller shall keep Buyer fully informed (including by sharing any correspondence with Taxing Authorities with Buyer) and reasonably cooperate with Buyer and its accountants and other representatives in connection with such participation; provided that Seller shall not settle any Pre-Closing Tax Claim (other than with respect to any Tax Return of a consolidated, combined, unitary or similar group that includes any member of the Seller Group (including any Seller Combined Tax Return)) without Buyer’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) to the extent the settlement of any such Tax Claim could reasonably be expected to adversely affect the Tax liability of Buyer or any of its Affiliates (including, after the Closing, the Transferred Subsidiaries) in a Post-Closing Tax Period or give rise to an indemnity obligation under Section 6.3(b). In the case of any proceedings and negotiations in connection with any Pre-Closing Tax Claim that Seller does not timely and properly elect to conduct and control pursuant to this Section 6.4(b) or in connection with any Tax Claim for any Straddle Period, Buyer may control, or cause its designee to control, and conduct such proceedings and negotiations in such manner as it may deem appropriate, and Seller shall have the right to participate in such proceedings and negotiations (including with counsel of its choice) and Buyer shall keep Seller fully informed (including by sharing any correspondence with Taxing Authorities with Seller) and reasonably cooperate with Seller and its accountants and other representatives in connection with such participation; provided that Buyer shall not settle or abandon any such Tax Claim without Seller’s written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c)               Notwithstanding anything to the contrary in this Agreement, Seller shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Claim with respect to (i) any Tax Return of Seller or a member of a Seller Group; and (ii) any Tax Return of a consolidated, combined, unitary or similar group that includes any member of the Seller Group (including any Seller Combined Tax Return); provided that Seller shall not settle any Tax Claim (other than any Tax Claim with respect to any Tax Return described in clause (ii)) without Buyer’s consent (such consent not to be unreasonably withheld, conditioned, or delayed) to the extent the settlement of any such Tax Claim could reasonably be expected to adversely affect the Tax liability of Buyer or any of its Affiliates (including, after the Closing, the Transferred Subsidiaries) in a Post-Closing Tax Period or give rise to an indemnity obligation under Section 6.3(b).

Section 6.5                Transfer Taxes. Each of Seller and Buyer shall be responsible for and pay 50% of all Transfer Taxes payable as a result of the Acquisition. Seller shall bear Transfer Taxes with respect to the Pre-Closing Reorganization Steps. Each of The Parties shall cooperate on a reasonable basis in connection with the preparation and filing of all Tax Returns and other documentation with respect to, and the payment of, any such Transfer Taxes, including joining (or causing any applicable Affiliate to join) in the execution of any such Tax Returns and other documentation. If one Party incurs Transfer Taxes that are the responsibility of another Party pursuant to this Section 6.5, the Party responsible for such Transfer Taxes shall indemnify the other Party for such Transfer Taxes.

Section 6.6                Straddle Period. To the extent permitted or required by applicable Law, the taxable year of each of the Transferred Subsidiaries that includes the Closing Date shall be treated as closing on (and including) the Closing Date. To the extent not permitted or required by applicable Law, for all purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes of each of the Transferred Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) of, or attributable to, each of the Transferred Subsidiaries allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date, and the taxable year of any other partnership, pass-through entity or “controlled foreign corporation” within the meaning of Section 957 of the Code that any Transferred Subsidiary owns, directly or indirectly, shall be deemed to end at the end of the Closing Date for such purposes; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

Section 6.7                Refunds, Credits and Carrybacks.

(a)               Seller shall be entitled to any refunds (or credits in lieu thereof) of any Taxes (including any overpayments related thereto): (i) for which Seller is responsible under Section 6.1, or (ii) which Seller bore pursuant to Section 6.5, in each case on an “as and when realized” basis, except to the extent (A) specifically identified and included in Closing Net Working Capital and that actually increased the Final Purchase Price, (B) attributable to a carryback of an attribute from a Post-Closing Tax Period or (C) this Section 6.7 conflicts with any Contract entered into by Seller or its Affiliates (including the Transferred Subsidiaries) prior to Closing with respect to the payment of a Tax refund, credit or other attribute to a third party (in which case, such Contract shall govern the treatment of any such Tax refund, credit or other attribute and this Section 6.7 shall not apply). Buyer shall be entitled to any refunds of or credits for any Taxes of the Transferred Subsidiaries other than refunds or credits to which Seller is entitled pursuant to the foregoing sentence. Any refunds or credits of Taxes of the Transferred Subsidiaries for any Straddle Period shall be equitably apportioned between Seller and Buyer in accordance with the principles set forth in Section 6.6 and the first two sentences of this Section 6.7(a). Buyer shall notify Seller as soon as reasonably practicable of the receipt of any refund or credit in lieu thereof which Seller is entitled to hereunder and pay Seller such refund or the amount of such credit (net of Taxes, costs and out-of-pocket expenses incurred by Buyer in connection with obtaining or paying over such refund or credit) promptly upon the actual receipt of the refund or credit or the application of such refund or credit against amounts otherwise payable. Buyer shall use commercially reasonable efforts to seek any refunds which Seller specifically identifies, at Seller’s upfront request and expense, unless seeking such refund would be reasonably expected to result in unreimbursed costs or liabilities to Buyer or its Affiliates.

(b)               Unless Seller otherwise consents in writing or as required by Law, neither Buyer nor any Transferred Subsidiary shall (i) fail to waive any available elections to carryback to any Tax Return any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any of the Transferred Subsidiaries (a “Carryback”) arising in a Post-Closing Tax Period to a Pre-Closing Tax Period or (ii) make any affirmative election to claim any such Carryback with respect to any Tax Return for a Pre-Closing Tax Period.

Section 6.8                Tax Sharing Agreements. Any Tax Sharing Agreements in effect between the Transferred Subsidiaries, on the one hand, and Seller and any of Seller’s Affiliates (other than the Transferred Subsidiaries), on the other hand, shall be terminated and shall have no continuing effect no later than the Closing.

Article VII

CONDITIONS PRECEDENT TO THE CLOSING

Section 7.1                Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Buyer to effect the Closing are subject to the satisfaction (or written waiver by Seller and Buyer to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)               Regulatory Approvals. The waiting period (including any extension thereof) applicable to, or clearance or approvals with respect to, the transactions contemplated by this Agreement under the HSR Act or any other applicable competition, merger control, antitrust or similar Law or Regulatory Law of the jurisdictions set forth on Section 7.1(a) of the Seller Disclosure Schedule shall have expired, been terminated or been obtained, as applicable.

(b)               No Injunctions or Restraints. No statute, rule, regulation, injunction or other Judgment shall have been enacted, entered, promulgated, issued or enforced by any court of competent jurisdiction in a jurisdiction set forth on Section 7.1(a) of the Seller Disclosure Schedule which has the effect of making the consummation of the transactions contemplated by this Agreement illegal or otherwise prevents the consummation of the Acquisition.

Section 7.2                Conditions to Obligations of Buyer to Close. The obligation of Buyer to effect the Closing is subject to the satisfaction (or written waiver by Buyer to the extent permitted by Law) at or prior to the Closing of the following additional conditions:

(a)               Representations and Warranties. The representations and warranties of Seller (i) contained in Section 3.1(a), Section 3.2 and Section 3.17 shall be true and correct in all material respects (disregarding all materiality and “Business Material Adverse Effect” qualifications set forth therein) at and as of the Closing as if made at and as of the Closing, (ii) contained in Section 3.8(b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing and (iii) contained in Article III (other than those that are the subject of clause (i) or (ii)) shall be true and correct in all respects (disregarding all materiality and “Business Material Adverse Effect” qualifications set forth therein) at and as of the date hereof and at and as of the Closing as if made at and as of the Closing, except where such inaccuracy of a representation or warranty (individually or when aggregated with other such inaccuracies of representations or warranties) would not constitute a Business Material Adverse Effect; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii) or (iii), as applicable) only as of such date or period.

(b)               Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)               No Business Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect that is still continuing.

(d)               Officer’s Certificate. Buyer shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3                Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or written waiver by Seller to the extent permitted by Law) at or prior to the Closing of the following additional conditions:

(a)               Representations and Warranties. The representations and warranties of Buyer (i) contained in Section 4.1, Section 4.2 and Section 4.8 shall be true and correct at and as of the Closing as if made at and as of the Closing and (ii) contained in Article IV (other than those that are the subject of clause (i)) shall be true and correct in all respects (disregarding all materiality qualifications set forth therein) at and as of the Closing as if made at and as of the Closing, except where such inaccuracy of a representation or warranty (individually or when aggregated with other such inaccuracies of representations or warranties) would not constitute a Buyer Material Adverse Effect; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period.

(b)               Performance of Obligations of Buyer. The covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)               Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Buyer by an executive officer of Buyer, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.4                 Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article VII to be satisfied if such Party’s breach of any provision of this Agreement or failure to use the efforts to cause the Closing to occur required by this Agreement, including Section 5.1, was a principal cause of such failure.

Article VIII

TERMINATION; EFFECT OF TERMINATION

Section 8.1                Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)               by mutual written consent of Seller and Buyer;

(b)               by Seller, if any of Buyer’s representations and warranties contained in Article IV of this Agreement shall fail to be true and correct or Buyer shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, such that such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and has not been cured by the earlier of (i) the date that is forty-five (45) days after the date that Seller has notified Buyer in writing of such failure or breach and (ii) the Outside Date; provided that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would fail to be satisfied;

(c)               by Buyer, if any of Seller’s representations and warranties contained in Article III of this Agreement shall fail to be true and correct or Seller shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, such that such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and has not been cured by the earlier of (i) the date that is forty-five (45) days after the date that Buyer has notified Seller in writing of such failure or breach and (ii) the Outside Date; provided that Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would fail to be satisfied;

(d)               by Seller or by Buyer, if the Closing shall not have occurred on or prior to 11:59 p.m. (New York City time) on February 17, 2023 (the “Initial Outside Date”); provided that (i) if the conditions set forth in Section 7.1(a) or Section 7.1(b) (if the statute, rule, regulation, injunction or other Judgment relates to an Antitrust Law or a Regulatory Approval required by Section 7.1(a)) have not been satisfied by the Initial Outside Date but all other conditions to the Closing have been satisfied or shall be capable of being satisfied at such time, either Seller or Buyer may extend such date by three (3) months from the Initial Outside Date (the “First Extended Outside Date”) and (ii) if the conditions set forth in Section 7.1(a) or Section 7.1(b) (if the statute, rule, regulation, injunction or other Judgment relates to an Antitrust Law or a Regulatory Approval required by Section 7.1(a)) have not been satisfied by the First Extended Outside Date but all other conditions to the Closing have been satisfied or shall be capable of being satisfied at such time (including, for the avoidance of doubt, the completion of the Pre-Closing Reorganization), either Seller or Buyer may extend such date by three (3) months from the First Extended Outside Date (such date, as may be so extended, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(e)          by Seller or by Buyer, if (i) any Governmental Entity in the jurisdictions set forth on Section 7.1(a) of the Seller Disclosure Schedule that must grant a Regulatory Approval required by Section 7.1(a) shall have denied such Regulatory Approval and such denial shall have become final and nonappealable or (ii) a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction in the jurisdictions set forth on Section 7.1(a) of the Seller Disclosure Schedule shall have become final and nonappealable, preventing the consummation of the Acquisition; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used its reasonable best efforts to, in the case of clause (i), obtain such Regulatory Approval, or, in the case of clause (ii), to prevent the entry of such permanent injunction or other permanent Judgment, in each case, to the extent required by Section 5.1.

Section 8.2            Effect of Termination.

(a)           In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.3 (Confidentiality), this Section 8.2 and Article X (General Provisions).

(b)          In the event of termination of this Agreement as provided in Section 8.1, there shall be no Liability hereunder on the part of any Party; provided, that nothing in this Article VIII shall be deemed to release any Party from any Liability with respect to Fraud or for Intentional Breach by such Party of the terms and provisions of this Agreement or any Acquisition Document.

Section 8.3            Notice of Termination. In the event of termination by Seller or Buyer pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement.

Article IX

SURVIVAL; INDEMNIFICATION

Section 9.1            Survival. None of the representations, warranties, covenants or agreements of the Parties in this Agreement or in any instrument delivered by the Parties pursuant to this Agreement shall survive the Closing; provided, however, that this Section 9.1 shall not limit (a) any covenant or agreement of the Parties that by its terms contemplates performance, in whole or in part, prior to the Closing, which covenant or agreement shall survive until the date that is six (6) months from the Closing Date (the “Surviving Pre-Closing Covenants”) (other than the portion of such covenants and agreements contemplating performance prior to the Closing pursuant to Sections 5.2(a), 5.4, 5.5, 5.7, 5.12, 5.18, 5.19 and 5.21, (b) any covenant or agreement of the Parties that by its terms contemplates performance after the Closing or the agreements of the Parties contained in Article II, which covenant or agreement shall survive until fully performed, or (c) Buyer’s right of recovery under the RWI Policy. Notwithstanding anything to the contrary herein, if notice of a claim has been given with respect to a covenant under this ARTICLE IX to an Indemnifying Party after the Closing and prior to the time that such covenant would otherwise terminate hereunder, such claim shall survive until it is finally resolved.

Section 9.2            Indemnification by Seller. Except for claims with respect to Taxes, which shall be governed exclusively by Section 6.1 and the remainder of Article VI, and subject to the provisions of this Article IX, effective as of and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its directors, officer, agents, successors and Affiliates (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred or suffered by any of the Buyer Indemnified Parties, to the extent arising out of, relating to or resulting from: (i) any Excluded Assets, (ii) any Retained Liabilities or (iii) any breach of any covenant or agreement of Seller contained in this Agreement or the Employee Matters Agreement (subject to any limitations on liability set forth therein). The amount of any Losses for which indemnification is provided under Section 6.1 or this Section 9.2 shall be net of any Tax Benefit (taking into account any tax detriment, including adjustments to tax basis of amortizable or depreciable property, if any such adjustment is made) actually realized by the Buyer Indemnified Parties or any of their Affiliates in the taxable year in which such Loss is suffered, or the immediately succeeding taxable year. In the event that any Tax Benefit that would have reduced the relevant indemnity payment pursuant to the foregoing sentence is realized after such payment is made (such that such indemnification payment was not reduced by the amount of such Tax Benefit), the Buyer Indemnified Parties shall pay to Seller the amount of such Tax Benefit no later than fifteen (15) days after such Tax Benefit is actually realized. For the avoidance of doubt, the realization of any such Tax Benefit by the Buyer Indemnified Parties or any of their Affiliates shall in no way limit, diminish or waive any remedy of any Buyer Indemnified Parties under this Agreement, subject to Seller’s right to receive the amount of such Tax Benefit pursuant to the immediately preceding sentence if, when, and to the extent such Tax Benefit is actually realized in accordance with this Section 9.2.

Section 9.3            Indemnification by Buyer. Subject to the provisions of this Article IX, effective as of and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its directors, officer, agents, successors and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties, to the extent arising out of, relating to or resulting from (i) any Assumed Liabilities, (ii) any Acquired Assets or (iii) any breach of any covenant or agreement of Buyer (including after Closing, the Company or the Transferred Subsidiaries) contained in this Agreement of the Employee Matters Agreement; provided that the indemnity reduction and repayment provisions for Tax Benefits set forth in Section 9.2 shall apply mutatis mutandis to Buyer and Seller under this Section 9.3.

Section 9.4           Procedures.

(a)          Except as otherwise provided in Section 6.1 (related to tax indemnification), a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand (to the extent then known); provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b)          Except as otherwise provided in Article VI (related to certain tax matters) and subject to the provisions of this Section 9.4, with respect to any Third Party Claim, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder, it shall within twenty (20) days of the Indemnified Party’s written notice of the assertion of such Third Party Claim pursuant to Section 9.4(a), notify the Indemnified Party of its intent to do so; provided that the Indemnifying Party must conduct its defense of the Third Party Claim reasonably diligently thereafter, including in order to preserve its rights in this regard. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder or fails to notify the Indemnified Party of its election as herein provided (or fails to conduct its defense of the Third Party Claim reasonably diligently), the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim with counsel of its own choosing (at the Indemnifying Party’s expense; provided that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel)) and the Indemnifying Party shall have the right to participate, at its own expense, in any such defense with separate counsel. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. Each Party agrees to provide reasonable access to each other Party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 9.4 to the contrary, no Indemnified Party shall, without the prior written consent of the Indemnifying Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any Judgment with respect to any Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall not consent to a settlement or compromise of, or the entry of Judgment arising from, any Third Party Claim without the consent of any Indemnified Party unless (A) the sole relief provided is monetary damages and the Indemnifying Party pays all amounts arising out of such settlement, compromise or Judgment that are due at the effectiveness of such settlement, compromise or Judgment concurrently therewith, (B) there is no finding or admission of any violation of Law or any violation of the rights of any Person, and (C) the Indemnified Party is granted an unconditional release from all Liability with respect to such claim.

Section 9.5            Exclusive Remedy and Release. Buyer and Seller acknowledge and agree that, except with respect to Fraud and as provided for in the RWI Policy, and without limiting any right or obligation under any other Acquisition Documents, following the Closing, the indemnification provisions of Article VI and this Article IX and specific performance of this Agreement pursuant to under Section 10.6 shall be the sole and exclusive remedies of the Seller Indemnified Parties and the Buyer Indemnified Parties, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Acquisition or the other transaction contemplated by this Agreement, including any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement and the other Acquisition Documents (other than any indemnification obligations or other rights set forth in such other Acquisition Document). Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 9.6            Remediation Liability Procedures.

(a)          Except as provided below, the Parties shall follow the general procedures for indemnification set forth in Section 9.4 with respect to any claim for indemnification under this Article IX relating to Environmental Liabilities.

(b)          In the event that Remediation is required at (i) any real property owned by Seller or any of its Affiliates after the Closing where a Transferred Subsidiary is a lessee, whether or not the Remediation Liability is an Assumed Liability or Retained Liability, (ii) any Owned Real Property, where the Remediation Liability is a Retained Liability, or (iii) any real property owned by a third party where (A) a Transferred Subsidiary is a lessee and (B) the Remediation Liability is a Retained Liability, Seller shall retain the right, but with respect to Owned Real Property or property leased by a Transferred Subsidiary at real property that is owned by a third party, not the obligation, to conduct such Remediation; provided that such right shall be subject to the terms of any lease with third parties. Seller shall retain the obligation to undertake Remediation at real property owned by Seller or any of its Affiliates, whether or not the Remediation Liability is an Assumed Liability or Retained Liability, subject to the terms of any lease with a Transferred Subsidiary. For purposes of clarification, the obligation to provide indemnification is governed by the allocation of liabilities in this Agreement and any relevant conditions to the right to obtain indemnification and not by provisions establishing which Party has the right or obligation to conduct Remediation pursuant to Section 9.6(b).

(c)          The Party performing the Remediation shall be referred to as the “Performing Party”. The following conditions shall apply to the performance of any Remediation regardless of which Party is the Performing Party:

(i)                 The Performing Party shall take reasonable precautions to minimize any interference with or disruption of the non-Performing Party or any third party’s operations and business, including obtaining the non-Performing Party’s prior written approval of any Remediation that could reasonably be expected to substantially or unreasonably interfere with or disrupt the operation of the affected real property, which approval shall not be unreasonably withheld, conditioned or delayed;

(ii)              The non-Performing Party shall provide reasonable access to its owned or leased premises (as the case may be) and reasonably cooperate with the Performing Party in its performance of such Remediation, it being understood that in the event that the non-Performing Party has not been allocated the liability with respect to such Remediation, such cooperation shall in no event require such Party to incur any out-of-pocket expenses. Such access may be memorialized by the Parties in a written access agreement, the terms of which shall not be inconsistent with this Agreement;

(iii)            The Performing Party shall use reasonable efforts to avoid and minimize any harm to any Persons or damage to real or personal property, and shall be responsible for any harm or damages resulting from the performance of any such Remediation, except to the extent such harm or damage results from the negligence of the non-Performing Party or any representative thereof;

(iv)             All required Remediation shall be diligently and expeditiously performed in compliance with all applicable Environmental Laws; and

(v)               The Performing Party shall: (A) provide notice to the other Party at least three (3) business days prior to prior to commencing or performing any Remediation; (B) keep the other Party reasonably informed of the progress of any Remediation and provide copies of any (w) final proposed response, remediation, investigation or sampling plans and the results of sampling and analysis (including any final status reports of work in progress or other final reports), in each case required to be submitted to any Governmental Entity or third party, (x) notices or other letters or documents received from any Governmental Entity, and (y) notices of material meetings; (C) provide the other Party, at its sole cost and expense, with a reasonable opportunity to review and comment on any material proposed response, remediation, investigation or sampling plans or reports prior to submission to a Governmental Entity; (D) provided that the Governmental Entity does not object, provide the other Party with the opportunity to attend, at its sole cost and expense, any planned meeting with any Governmental Entity regarding a Remediation; and (E) provide the other Party an opportunity to observe, at its sole cost and expense, any Remediation (other than Remediation consisting of routine sampling, monitoring, maintenance or similar activities performed in the ordinary course) and to obtain, at its sole cost and expense, splits of any samples obtained in the course of conducting any Remediation.

(d)          (i) If a Remediation subject to this Section 9.6 at real property owned by Seller or its Affiliate is an Assumed Liability, the Remediation shall not exceed the least stringent applicable standards, regulations or requirements of applicable Law, including applicable Environmental Law or, where a Governmental Entity is asserting jurisdiction or supervising such Remediation, required by such Governmental Entity, and be consistent with the use of the property as of the Closing Date (the “Appropriate Remediation Standard”); provided that if a Transferred Subsidiary determines that the application of such standard would prevent or materially interfere with its business plans or reasonable future expansion of its operations on such real property, the Transferred Subsidiary may request Seller (such request not to be unreasonably denied, conditioned or delayed) to undertake a more expensive Remediation and the Transferred Subsidiary shall be responsible for the additional costs and expenses of such Remediation; provided, further, that if Seller determines on its own volition to remediate such property to a more stringent standard and incurs additional costs and expenses in so doing, Seller shall be liable for such additional costs and expenses; provided, however, that Seller shall not undertake any such Remediation if it will unreasonably interfere with the Transferred Subsidiary’s operations without the Transferred Subsidiary’s prior written consent. In furtherance of and to the extent consistent with the foregoing, Seller, its Affiliates and the Transferred Subsidiary agree to accept institutional controls and engineering controls (including capping, signs, fences and deed restrictions on the use of real property, soils or groundwater) to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls.

(ii)              Once (A) a no further action or equivalent determination (including, where an action is not conducted under the auspices of a Governmental Entity, a determination issued by a qualified environmental consultant) has been issued with respect to a Remediation conducted at real property owned by Seller or its Affiliate or (B) if a no further action or equivalent determination has not been issued, the only ongoing obligation with respect to impacts to groundwater is semi-annual or annual monitoring for purposes of evaluating whether such conditions have achieved a steady-state condition or that natural attenuation is occurring (“Periodic Groundwater Monitoring”), if the Remediation Liability at issue was an Assumed Liability, the Transferred Subsidiary and its Affiliates shall have no further obligations with respect to such Remediation or the portion of such Remediation subject to the no further action or equivalent determination, or such Periodic Groundwater Monitoring (other than with respect to any Losses arising out of any Third Party Claims in connection with such matters), except as set forth herein. In such instance, Seller and its Affiliates shall be responsible for ongoing operation and maintenance costs, if any, required with respect to the Remediation, including inspections, repair of any engineering controls, ongoing groundwater monitoring, Periodic Groundwater Monitoring and related reporting and provision of financial assurance, that are required after the issuance of the no further action notice or equivalent determination; provided, however, that the costs of pumping and treating or otherwise treating impacted groundwater (including any material equipment or system repairs, replacements or required upgrades) and financial assurance shall remain a financial obligation of the Transferred Subsidiary. Notwithstanding the foregoing, in the event that a Governmental Entity reopens or otherwise modifies any determination related to the no further action notice or equivalent determination in connection with such Assumed Liability, or such determination is otherwise reopened pursuant to applicable Environmental Law, or additional investigation or development and/or implementation of an alternative or additional remedy is required based on the results of such Periodic Groundwater Monitoring, such that in each case additional investigation or remedial action is required, the Transferred Subsidiary shall indemnify Seller and its Affiliates for any Losses associated with the reopening or modification of such determination or the additional work required as a result of the Periodic Groundwater Monitoring.

(e)          (i) If a Remediation subject to this Section 9.6 is a Retained Liability and a Transferred Subsidiary or an Affiliate of a Transferred Subsidiary is the Performing Party, the Remediation shall be consistent with the Appropriate Remediation Standard. If Seller or an Affiliate of Seller is the Performing Party, Seller shall have full discretion to implement the Remediation, including determining whether to achieve (at minimum) compliance with the Appropriate Remediation Standard or unrestricted use standards, subject to the requirements of applicable Environmental Law or the Governmental Entity asserting jurisdiction or supervising such Remediation; provided, however, that Seller shall not implement any Remediation that exceeds the Appropriate Remediation Standard if it will unreasonably interfere with the Transferred Subsidiary’s operations without the Transferred Subsidiary’s prior written consent. In furtherance of and to the extent consistent with the foregoing, the Transferred Subsidiary shall agree to accept any institutional controls and engineering controls (including capping, signs, fences and deed restrictions on the use of real property, soils or groundwater) to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls. If the owner of the real property where such Remediation Liability exists is a third party, the rights of the Parties hereunder are subject to the relevant leases of the parties at such property.

(ii)              Once (A) a no further action or equivalent determination (including, where an action is not conducted under the auspices of a Governmental Entity, a determination issued by a qualified environmental consultant) has been issued with respect to a Remediation subject to Section 9.6(e) or (B) if a no further action or equivalent determination has not been issued, the only ongoing obligation with respect to impacts to groundwater is Periodic Groundwater Monitoring, in either case where such Remediation has been conducted at (1) real property that is Owned Real Property or (2) real property owned by a third party, Seller and its Affiliates shall have no further obligations with respect to such Remediation or the portion of such Remediation subject to no further action or equivalent determination, or such Periodic Groundwater Monitoring (other than with respect to any Losses arising out of any Third Party Claims in connection with such matters), regardless as to which Party is the Performing Party, except as set forth herein. In such instance, the Transferred Subsidiary and its Affiliates shall be responsible for ongoing operation and maintenance costs, if any, required with respect to the Remediation, including inspections, repair of any engineering controls, ongoing groundwater monitoring, Periodic Groundwater Monitoring and related reporting and provision of financial assurance, that are required after the issuance of the no further action notice or equivalent determination; provided, however, that the costs of pumping and treating or otherwise treating impacted groundwater (including any material equipment or system repairs, replacements or required upgrades) and financial assurance shall remain a financial obligation of Seller and its Affiliates. Notwithstanding the foregoing, in the event that a Governmental Entity reopens or otherwise modifies any determination related to the no further action notice or equivalent determination in connection with such Retained Liability, or such determination is otherwise reopened pursuant to applicable Environmental Law, or additional investigation or development and/or implementation of an alternative or additional remedy is required based on the results of such Periodic Groundwater Monitoring, such that in each case additional investigation or remedial action is required, Seller shall indemnify the Transferred Subsidiary and its Affiliates for any Losses associated with the reopening or modification of such determination or the additional work required as a result of the Periodic Groundwater Monitoring.

(f)           Buyer shall promptly reimburse Seller, on demand, for costs and expenses incurred by Seller with respect to a Remediation subject to this Section 9.6 that (i) is an Assumed Liability or (ii) is a Retained Liability to the extent such costs and expenses result directly from any Transferred Subsidiary’s breach of the obligations and conditions set forth in this Section 9.6, including the obligations set forth in Section 9.6(g).

(g)          With respect to any Remediation Liability at Owned Real Property or property leased by a Transferred Subsidiary, which in either case is a Retained Liability, Seller shall not be responsible or liable for indemnification hereunder for any liability and Losses to the extent incurred and arising as a result of the following:

(i)                 any environmental investigation involving sampling or testing of any soil or groundwater performed by or on behalf the Transferred Subsidiary after the Closing, other than any investigation undertaken by or on behalf of the Transferred Subsidiary that is: (A) required by a Governmental Entity, required by or to attain compliance with any Environmental Law or Environmental Permit or which a Transferred Subsidiary agrees to conduct in response to a threatened Action or Judgment by a Governmental Entity; (B) conducted in connection with defending against or otherwise responding to a Third Party Claim; (C) conducted in response to facts or conditions indicating a potential material risk to health or the environment; (D) conducted to comply with any lease requirements pertaining to any leased real property or any requirements in site services agreements; (E) conducted in good faith to investigate a known or reasonably suspected Release of Hazardous Substances continuing (and to clarify, continuing does not include passive migration of Hazardous Substances Released prior to Closing) or first occurring after the Closing; (F) conducted in connection with the expansion, construction, renovation, demolition or shutdown of a facility, or necessary maintenance work, that will require subsurface work or expose workers to subsurface conditions; provided that (1) such activities are being conducted in connection with the Business, (2) written notice of such investigation is provided to Seller at least twenty (20) days prior to such investigation (provided that if such investigation involves necessary maintenance and it is necessary to conduct such work before a twenty-day advance notice can be provided, such notice shall be provided as soon as possible prior to the performance of the investigation) to allow Seller a reasonable opportunity to notify the Transferred Subsidiary of any potential concerns related to Hazardous Substances associated with such investigation or planned work, (3) if the results of such investigation confirm that the proposed activity would reasonably be expected to disturb Hazardous Substances, written notice of the results of such investigation are provided to Seller and Seller is provided with a reasonable opportunity to consult in good faith with the Transferred Subsidiary within thirty (30) days after such written notice is provided regarding the scope and implementation of the planned activity; provided that if such investigation involves necessary maintenance and it is necessary to conduct such work prior to giving thirty-day advance notice, such notice shall be required as soon as possible prior to performance of the maintenance work, and (4) such voluntary environmental investigation is not prohibited by the lease for the real property at issue; or (G) undertaken with the written consent of Seller (such consent to be provided in Seller’s sole discretion); provided that, with respect to such clause (H), if such consent is not provided within thirty (30) days, it shall be understood that Seller has not provided consent for such voluntary investigation.

(ii)              the voluntary disclosure of Contamination to a Governmental Entity by the Transferred Subsidiary after the Closing, unless (A) the Transferred Subsidiary reasonably believes that such disclosure was required by it under applicable Environmental Laws or Environmental Permits or required by a Governmental Entity or such disclosure is made in response to a threatened Action or Judgment by a Governmental Entity, (B) such disclosure is made in connection with defending against or otherwise responding to a Third Party Claim, (C) such disclosure is made in good faith in response to facts or conditions indicating an imminent material risk to health or the environment or (D) such disclosure is made with the consent of Seller (such consent to be provided in Seller’s sole discretion); provided that, with respect to such clause (D), if such consent is not provided within thirty (30) days, it shall be understood that Seller has not provided consent for such voluntary disclosure; or

(iii)            the exacerbation (which shall not, for the avoidance of doubt, include any actions consistent with the ordinary course operations of the Business prior to the Closing), after the Closing, by the Transferred Subsidiary of Contamination that first occurred prior to the Closing; provided that this clause (i) shall in no way relieve Seller of any Liability for a Remediation that is a Retained Liability if the exacerbation of Contamination that occurred prior to the Closing arises as a result of any action or inaction on the part of the Transferred Subsidiary that does not rise to the level of negligence; provided further that Seller shall only be relieved of responsibility or liability for any additional cost of Remediation to the extent such cost is caused by such exacerbation.

Notwithstanding anything to the contrary set forth in this Agreement, if any Party discovers a Remediation Liability or Hazardous Substance Damage Liability that is both an Assumed Liability and a Retained Liability, there shall be a rebuttable presumption that each Party’s share of Liability shall be based on the respective years that each Party owned or operated the facility in question, adjusted based on available information, including (x) with respect to the date on which the Contamination at issue commenced, the date that the operation that is the source of the Contamination commenced at a site, or the date that a site began to use the Hazardous Substance that has been Released into the environment, or such other relevant information that is available to identify the period of time that the Contamination has been in existence, and (y) the date the Contamination was discovered and all Releases contributing to the Contamination halted. The burden of rebutting the presumption with respect to when Contamination commenced shall be on Seller and the burden of rebutting the presumption with respect to when Contamination was discovered and Releases contributing to such Contamination halted shall be on Buyer.

For purposes of clarification, any Delayed Asset shall be deemed to be owned by Buyer as of the Closing for all purposes of allocating Liabilities among the Parties under this Agreement and the Acquisition Documents (including, for purposes of clarity, Article II and this Article X).

Section 9.7            Additional Indemnification Provisions.

(a)          Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties (other than pursuant to the RWI Policy) with respect to indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party to the extent permitted by the applicable Contract.

(b)          Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided, further, that Buyer Indemnified Parties shall have no obligation to seek to first collect or first recover any Insurance Proceeds or Third Party Proceeds, in each case with respect to any Loss arising under or relating to Environmental Laws prior to obtaining indemnification from the Indemnifying Party pursuant to Article IX (which, for the avoidance of doubt, shall not release the Buyer Indemnified Parties from their general obligations to seek recovery pursuant to Section 5.27, without any implication for the timing or enforcement of this obligation under this Article IX).

Section 9.8            Limitation on Liability.

(a)          Notwithstanding anything to the contrary contained in this Agreement (including Article VI and this Article IX), neither Party shall be liable to the other Party or its Affiliates or any other Person, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, and “Losses” shall not include any amounts for any special, incidental, consequential or punitive damages (except, in the case of incidental and consequential damages only, to the extent such damages are a reasonably foreseeable consequence of the matter giving rise to the applicable Loss); provided that nothing herein shall prevent any Buyer Indemnified Party or Seller Indemnified Party from being indemnified pursuant to this Article IX and Article VI for all components of awards against them in any Third Party Claim, including components of such Third Party Claim relating to special, incidental, consequential or punitive damages, fines, penalties and attorneys’ fees. Notwithstanding any provision herein to the contrary, no indemnity may be sought hereunder in respect of any Losses to the extent such Liability (i) is reserved for or otherwise reflected in the Closing Balance Sheet or the calculations of the Closing Cash, Closing Indebtedness, Closing Net Working Capital or Closing Transaction Expenses or (ii) was taken into account in determining the Final Purchase Price.

(b)          Notwithstanding anything to the contrary contained in this Agreement (including Article VI and this Article IX), Seller shall not be required to indemnify any Buyer Indemnified Party pursuant for Losses indemnifiable pursuant to Section 9.3(iii) (solely with respect to Surviving Pre-Closing Covenants) until the aggregate amount of such Losses exceeds $5,000,000 (the “Covenant Deductible”), after which Seller shall be obligated for the Buyer Indemnified Parties’ Losses indemnifiable under Section 9.3(iii) (solely with respect to Surviving Pre-Closing Covenants) to the extent in excess of the Covenant Deductible.

Section 9.9            Indemnity Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Seller, Buyer and their respective Affiliates shall treat any and all payments pursuant to Section 2.3, Article VI or this Article IX as an adjustment to the Final Purchase Price, for Tax purposes.

Section 9.10          Indemnification Obligations Net of Insurance Proceeds and Other Amounts. Any Losses subject to indemnification pursuant to this Article IX shall be calculated (i) net of insurance proceeds actually received by the Indemnified Party for such Liability that actually reduce the amount of the Loss (“Insurance Proceeds”) and (ii) net of any indemnity or contribution proceeds actually received by the Indemnified Party from any third party for such Liability that actually reduce the amount of the Loss (“Third Party Proceeds”); provided, that for purposes of this Section 9.10, Insurance Proceeds and Third Party Proceeds shall be calculated net of any deductible, retention amount or increased insurance premiums and net of reasonable and documented costs of recovery incurred by the Indemnifying Party in obtaining such recovery. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article IX to any Indemnified Party pursuant to this Article IX shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Loss. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made. The Indemnified Party shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Loss for which the Indemnified Party seeks indemnification pursuant to this Article IX; provided, however, that in no event shall the Indemnified Party be required to (A) file one or more lawsuits or commence any other Proceeding against any insurer, reinsurer or Affiliate thereof (in its capacity as such) or (B) seek to first recover under the RWI Policy, any insurance policy or any other third party; provided, further, that the Indemnified Party’s inability, following such efforts, to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts, subject to the immediately preceding proviso) shall not limit the Indemnifying Party’s obligations hereunder; provided, further, that Buyer Indemnified Parties shall have no obligation to seek to first collect or first recover any Insurance Proceeds or Third Party Proceeds, in each case with respect to any Loss arising under or relating to Environmental Laws prior to obtaining indemnification from the Indemnifying Party pursuant to Article IX (which, for the avoidance of doubt, shall not release the Buyer Indemnified Parties from their general obligations to seek recovery pursuant to Section 5.27, without any implication for the timing or enforcement of this obligation under this Article IX).

Article X

GENERAL PROVISIONS

Section 10.1          Entire Agreement. This Agreement and the other Acquisition Documents, and the Schedules and Exhibits hereto and thereto, and the Non-Disclosure Agreement, along with the Seller Disclosure Schedule, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, relating to such subject matter. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 10.2         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred in whole or in part, by operation of Law or otherwise, by either of the Parties without the prior written consent of the other Party hereto; provided that (a) Seller may, upon prior written notice to Buyer, transfer or assign, in whole or in part, its rights and interests (but not its obligations) hereunder to any Subsidiary of Seller and (b) Buyer may, upon prior written notice to Seller, transfer or assign, in whole or in part, its rights and interests (but not its obligations) hereunder to (x) any Subsidiary of Buyer, (y) any Financing Source (or any agent on behalf of all such Financing Sources) as collateral for security purposes in connection with the Debt Financing (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing), or (z) the RWI Policy provider (but solely in the case of Fraud). Any purported assignment in violation of the preceding sentence shall be void ab initio. Subject to the two preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.3         Amendments and Waivers. Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay on the part of any Party in the exercise of any right, power or privilege hereunder shall impair such right, power or privilege or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or covenant herein, nor shall any single or partial exercise of such right, power or privilege preclude other or further exercise thereof or any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. Notwithstanding the foregoing, in the event that any Party seeks an amendment, modification, consent or waiver to any of (i) this sentence, (ii) the proviso to Section 10.4, (iii) Section 10.7(b), (iv) Section 10.13 or (v) the definition of “Financing Source” herein, in each case, that directly and adversely affects the Financing Sources, the prior written consent of the Financing Sources shall be required before any such amendment, modification, consent or waiver may become effective.

Section 10.4         No Third Party Beneficiaries. Except for Section 5.16, Section 9.2 and Section 9.3, which are intended to benefit, and to be enforceable by, the parties specified therein, this Agreement, together with the other Acquisition Documents and the Exhibits and Schedules hereto and thereto are for the sole benefit of the Parties and their permitted successors and assigns and nothing herein (express or implied) is intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided that the Financing Sources shall be express third party beneficiaries of and have the right to enforce this proviso to Section 10.4, the last sentence of Section 10.3, Section 10.7(b) and Section 10.13 (in each case to the extent relating directly to such Financing Sources).

Section 10.5         Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and email transmission, so long as a receipt of such email is requested and received) and shall be given:

(a)          if to Seller,

DuPont de Nemours, Inc.
974 Centre Road, Building 730
Wilmington, DE 19805
Attention: Erik T. Hoover
Email: [redacted]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Brandon Van Dyke, Esq.
Email: [redacted]

(b)          if to Buyer,

Celanese Corporation
222 West Las Colinas Blvd. Suite 900N
Irving, Texas 75039
Attention: Lynne Puckett
E-mail: [redacted]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Daniel Wolf, P.C., David Feirstein, P.C. and Romain Dambre
Email: [redacted]
           [redacted]

           [redacted]

Section 10.6         Specific Performance. The Parties acknowledge and agree that irreparable harm for which monetary damages (even if available) would not be an adequate remedy would occur (a) in the event of any breach of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each of the Parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 10.7         Governing Law and Jurisdiction.

(a)          This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Acquisition or the other transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any Proceeding relating to this Agreement or the Acquisition or the other transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Service of process, summons, notice or document to any Party’s address and in the manner set forth in Section 10.5 shall be effective service of process for any such action. The Parties further agree, to the extent permitted by Law, that a final and unappealable Judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the Judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such Judgment.

(b)          Notwithstanding the foregoing and without limiting Section 10.7(a), each of the Parties (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to the Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York, (ii) waives any right to trial by jury in respect of any such action, cause of action, claim, cross-claim or third party claim and (iii) agrees that any such action, cause of action, claim, cross-claim or third party claim shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 10.8         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER.

Section 10.9         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in Article VIII and Article IX be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Party’s liability or obligations hereunder or under the Debt Financing Commitments.

Section 10.10       Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by facsimile, email, or otherwise) to the other Party.

Section 10.11        Expenses. Whether or not the Closing takes place, and except as set forth otherwise in this Agreement, all costs and expenses (including legal fees, accounting fees, investment banking fees and filing fees) incurred in connection with this Agreement and the Acquisition and the other transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 10.12        Interpretation; Absence of Presumption. The specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule does not imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule is or is not material for purposes of this Agreement. Any information, item or other disclosure set forth in any section or subsection of the Seller Disclosure Schedule shall be deemed to have been set forth in any other section or subsection thereof, if the relevance of such disclosure to another section or subsection thereof is reasonably apparent on the face of such disclosure. Nothing herein (for the avoidance of doubt, including the Seller Disclosure Schedule) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding or Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the other Acquisition Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the table of contents and headings contained in this Agreement and the other Acquisition Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Acquisition Documents; (j) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and the other Acquisition Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Acquisition Documents shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or the other Acquisition Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Contract or Law shall be deemed to refer to such Contract or Law, as amended, and, with respect to Laws promulgated thereunder, in each case, as of such date); (o) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (p) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (q) the words “made available to Buyer” or “delivered to Buyer” or words of similar import refer to materials (1) posted to the virtual data room hosted by Intralinks under the title “Project Mercury” on or prior to the day prior to the date of this Agreement, (2) provided via electronic mail or in person at least one (1) Business Day prior to the date of this Agreement or (3) solely with respect to Material Contracts, filed or furnished to the SEC as an exhibit to a Form 8-K, 10-Q or 10-K and publicly available on the SEC EDGAR reporting system on or after January 1, 2022 at least one (1) Business Day prior to the date of this Agreement; (r) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (s) any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party; (f) any and all references to “Transferred Subsidiaries” shall be deemed to refer to the Company, where applicable and (u) any capitalized term used in any Exhibit, Schedule or the Seller Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement. In the case of any ambiguity or conflict between the terms and conditions of this Agreement and the terms and conditions contained in Exhibits, Schedules, Conveyancing and Assumption Instruments or Acquisition Documents (unless in such Acquisition Document, any such conflicting provision is specifically and expressly agreed by the parties thereto to take precedence for the limited purposes of such Acquisition Document) the terms and conditions of this Agreement shall take precedence. Dublin shall have sole right to exercise all rights and remedies of Seller under this Agreement.

Section 10.13       No Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations of such party and subject to the terms, conditions and limitations set forth herein or therein. Except to the extent a named party to this Agreement (and then only to the extent of the specific representations, warranties, or other obligations undertaken by such named party in this Agreement and not otherwise), no Debt Financing Source or any of its respective former, current or future direct or indirect general or limited partners, stockholders, equityholders, managers, members, directors, officers, affiliates, employees, agents, attorneys or other representatives, successors, beneficiaries, heirs and assigns, or any former, current or future direct or indirect general or limited partners, stockholders, equityholders, managers, members, directors, officers, affiliates, employees, agents, attorneys or other representatives, successors, beneficiaries, heirs and assigns of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of Seller or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, Seller will not have any rights or claims, regardless of the legal theory under which such right or claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, and will not seek any such rights or claims against any of the Debt Financing Sources in connection with this Agreement, the Debt Commitment Letter or the Debt Financing, and no Debt Financing Source shall have any liability to Seller for any obligations or liabilities of the Parties or for any claim (regardless of the legal theory under which such claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory), based on, in respect of, or by reason of, the transactions contemplated hereby, the Debt Commitment Letter or the Debt Financing. For the avoidance of doubt, nothing in this Section 10.13 shall in any way limit or qualify the rights and obligations of the Debt Financing Sources and the other parties to the Debt Commitment Letter or the Debt Financing (or the definitive documents entered into pursuant thereto) to each other thereunder or in connection therewith.

Section 10.14        Foreign Exchange Rate. All payments to be made by a Party under this Agreement shall be made in U.S. dollars unless otherwise consented to in writing by the other Party. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 pm New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments in respect of Indemnifiable Losses for payments made to third parties, the date shall be the day before the relevant payment was made to the Third Party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Indemnifying Party.

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IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement as of the date first written above.

DUPONT DE NEMOURS, INC.

By:	/s/ Raj Ratnakar
Name: Raj Ratnakar
Title: SVP & Chief Strategy Officer

DUPONT E&I HOLDING, INC.

By:	/s/ Raj Ratnakar
Name: Raj Ratnakar
Title: Authorized Representative – DuPont de Nemours, Inc. – SVP & Chief Strategy Officer

CELANESE CORPORATION

By:	/s/ Scott A. Richardson
Name: Scott A. Richardson
Title: Executive Vice President & Chief Financial Officer